UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.          )

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☐	Soliciting Material Pursuant to Section 240.14a-12

PJT PARTNERS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Annual Meeting of Shareholders Proxy Statement

2023

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

April [__], 2023

Dear Fellow Shareholders,

We cordially invite you to attend our 2023 Annual Meeting of Shareholders, to be held on May 24, 2023, at 10:30 a.m., Eastern Time. The Annual Meeting will be a virtual meeting of shareholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/PJT2023. To participate in the meeting, you must have your 16-Digit Control Number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the Annual Meeting in person.

The Notice of Annual Meeting of Shareholders and Proxy Statement that follow describe the business to be conducted at the Annual Meeting. Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to participate.

Thank you for your continuing support of PJT Partners.

Very truly yours,

Paul J. Taubman
Chairman and Chief Executive Officer

280 Park Avenue   |   New York, NY 10017   |   t. +1.212.364.7810   |   pjtpartners.com

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

PJT Partners Inc.

280 Park Avenue, New York, New York 10017

Notice of 2023 Annual Meeting of Shareholders

Items of Business	Date: Wednesday, May 24, 2023

Item 1. Election to the Board of Directors of two Class II director nominees identified in this Proxy Statement

Item 2. Approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement

Item 3. Approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan

Item 4. Approval of an amendment to the Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation

Item 5. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023

To transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

Time: 10:30 a.m. Eastern Daylight Time

Place: Virtual format only. If you plan to participate in the virtual meeting, please see “Participation in Our Annual Meeting” on page 88. Shareholders will be able to participate, vote, examine the shareholders list and submit questions (both before, and for a portion of, the meeting) from any location via the internet. Shareholders may participate by logging in at: www.virtualshareholdermeeting.com/PJT2023. To participate you must have your 16-Digit Control Number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail.

Record Date: March 27, 2023

Your vote is important to us. Please exercise your shareholder right to vote.

By Order of the Board of Directors,

David K.F. Gillis
Corporate Secretary
April [__], 2023

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 24, 2023. Our Proxy Statement, 2022 Annual Report to Shareholders and other materials are available on our website at https://ir.pjtpartners.com/sec-filings/all-sec-filings. The Proxy Materials will be mailed or made available to our shareholders on or about April [__], 2023. We are sending to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) rather than a paper set of the Proxy Materials. By doing so, we save costs and reduce our impact on the environment. The Notice of Availability includes instructions on how to access our Proxy Materials over the internet, as well as how to request the materials in paper form. On or about April [__], 2023, we will mail to most of our shareholders the Notice of Availability.

PROXY STATEMENT

i

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Tax Receivable Agreement	60
PJT Partners Holdings Amended and Restated Limited Partnership Agreement	62
Partner Compensation Paid to K. Don Cornwell	66
Sublease with Dynasty Equity Partners Management, LLC	66

Second Amended and Restated Pjt Partners Inc. 2015 Omnibus Incentive Plan	67
Second Amended and Restated 2015 Omnibus Incentive Plan	68
Equity compensation aligns employee and shareholder interests	69
Recruitment and retention of senior talent has driven our strong growth	69
Equity-based long-term incentive awards are crucial to our recruitment and retention strategy	69
Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices	70
Burn Rate Calculation	70
Dilution Calculation	71
Anticipated Compensation Share Needs	72
Summary Description of the Omnibus Incentive Plan	72
Certain U.S. Federal Tax Aspects of the Omnibus Incentive Plan	77
Awards under the Amended and Restated Omnibus Incentive Plan	78
Registration with the SEC	79

Amendment to Amended and Restated Certificate of Incorporation	80
Reasons for the Amendment	81
Effect of the Amendment	82

Audit Matters	83
Ratification of Independent Registered Public Accounting Firm	84
Board Recommendation	84
Audit Fees	84
Pre-Approval Policies and Procedures	84
Report of The Audit Committee	85

Shareholder Proposals and Nominations For Our 2024 Annual Meeting	86

General Information About Our 2023 Annual Meeting	87
Participation in Our Annual Meeting	88
The Proxy Materials	88
Mailing of Proxy Materials	89
Notice of Internet Availability of Proxy Materials	89
Shares to be Voted at the Annual Meeting; Our Voting Structure Does Not Contain Super-Voting Powers	89
Annual Meeting Quorum	90
Required Votes	91
Voting at the Annual Meeting	92
Revocation of Your Vote	93
Confidentiality of Your Vote	93
Proxy Solicitation	93
Voting Results	93
Other Information	93
Contacting Our Corporate Secretary	94
Householding of Annual Meeting Materials	94
Other Matters	94

APPENDIX A: Glossary of Terms	A-1

APPENDIX B: U.S. GAAP Reconciliations	B-1

APPENDIX C: Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan	C-1

APPENDIX D: Certificate of Amendment of Amended and Restated Certificate of Incorporation	D-1

Although we refer to websites and other documents in this Proxy Statement, the contents of such websites and documents are not included or incorporated by reference into this Proxy Statement. All references to websites in the Proxy Statement are intended to be inactive textual references only.

iii

Executive Summary

This summary highlights information from PJT Partners Inc.’s Proxy Statement for the 2023 Annual Meeting of Shareholders. You should read this entire Proxy Statement carefully before voting. Please refer to the Glossary of Terms in Appendix A for definitions of some of the terms used in this Proxy Statement.(1) Your vote is important. For more information on voting and participating in the Annual Meeting, see, “Participation in Our Annual Meeting” on page 88.

Our Company

PJT Partners is a premier global advisory-focused investment bank.(2) We are built on the unique intellectual capital only diverse, collaborative world-class talent can provide. Our team draws on ever-growing expertise and experience to provide the original thinking that helps our clients navigate complexity and exceed their goals. This thinking drives the advice we provide to corporations, asset managers, funds, institutional investors, governments and others around the globe.

Matters to Be Voted on at the Annual Meeting

The Board of Directors recommends that you vote “FOR” each director nominee and “FOR” the following proposals:

>	Advisory Resolution to Approve Executive Compensation
>	Approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan
>	Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation
>	Ratification of Independent Registered Public Accounting Firm

2022 Highlights

Financials
$1.03bn Total Revenues, an increase of 3% YoY	19.6% GAAP Pretax Margin 21.5% Adjusted(3) Pretax Margin	$3.51 GAAP Diluted EPS $3.92 Adjusted(3) EPS
Capital Management
2.2mm Share equivalents repurchased	$223mm Cash, cash equivalents, and short-term investments; No funded debt	$1.00 Annual dividend per share

(1)	In this Proxy Statement, unless the context requires otherwise, the words “PJT Partners” refer to PJT Partners Inc. and the “company,” “we,” “us” and “our” refer to PJT Partners, together with its consolidated subsidiaries, including PJT Partners Holdings and its operating subsidiaries.
(2)	PJT Partners Inc. is a holding company, and its only material asset is its controlling equity interest in PJT Partners Holdings LP (“PJT Partners Holdings”), a holding partnership that holds the company’s operating subsidiaries, and certain cash and cash equivalents it may hold from time to time. As the sole general partner of PJT Partners Holdings, PJT Partners Inc. operates and controls all of the business and affairs of PJT Partners Holdings and its operating subsidiaries. PJT Partners Inc.’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “PJT.”
(3)	Figures are shown ‘as adjusted,’ a non-GAAP financial measure. See Appendix B, “U.S. GAAP Reconciliations” for a reconciliation of non-GAAP financial measures with comparable GAAP financial measures.
1	Executive Summary

Footprint
105 Total Partners, an increase of 8% YoY 66 Strategic Advisory Partners, an increase of 18% YoY	907 Company-wide headcount, an increase of 9% YoY	11 Offices worldwide; Opened Paris office in 2022
Corporate Sustainability and Community
2nd Annual Corporate Sustainability Report released	>$6.0mm Company-wide giving since 2020	>260 Charitable organizations supported by PJT

Proposal 1: Election of Directors

The Board has nominated two directors, Thomas M. Ryan and K. Don Cornwell, for election as Class II directors. If elected, each Class II director will serve until the annual meeting of shareholders in 2026, or until succeeded by another qualified director who has been elected.

The Board recommends that you vote “FOR” each director nominee.

Nominees for Class II Directors Whose Terms Will Expire in 2026:

Thomas M. Ryan | Lead Independent Director, Compensation Committee Chair
Age: 70 | Director since October 2015

Thomas M. Ryan is the former Chairman and Chief Executive Officer of CVS Health Corporation, formerly known as CVS Caremark Corporation, a pharmacy healthcare provider (“CVS”). He served as Chairman of CVS from April 1999 to May 2011 and Chief Executive Officer of CVS from May 1998 to February 2011, and also served as President from May 1998 to May 2010. Mr. Ryan serves on the board of Five Below, Inc., and is an Operating Partner of Advent International. Mr. Ryan was a director of Yum! Brands, Inc. from 2002 to 2017, Reebok International Ltd. from 1998 to 2005, Bank of America Corporation from 2004 to 2010 and Vantiv, Inc. from 2012 to 2015. Mr. Ryan’s role as Chairman and Chief Executive Officer of a global pharmacy healthcare business, his extensive operations and management experience, his expertise in finance and strategic planning, as well as his public company directorship and committee experience, positions him well to serve on the Board.

K. Don Cornwell | Age: 52 | Director since January 2023

K. Don Cornwell is a Co-Founder and the Chief Executive Officer of Dynasty Equity, a global sports investment firm focused on acquiring minority interests in sports franchises and other related assets and rights. Prior to founding Dynasty Equity in 2022, Mr. Cornwell was a founding partner at PJT Partners, joining the company in 2015 following an 18-year career at Morgan Stanley. At Morgan Stanley, Mr. Cornwell was in the Mergers and Acquisitions Group and established a particularly focused area of expertise in media and entertainment, specifically in sports and gaming, including serving as Head of Global Sports Investment Banking. Before he joined Morgan Stanley, Mr. Cornwell worked at McKinsey & Co. as a management consultant and in corporate development for the National Football League. He sits on the Board of Trustees of the Harlem Children’s Zone, an education and social services organization in Central Harlem; the East Harlem Tutorial Program, an after-school program for children in East Harlem; the Board of Directors of New York Cares, New York City’s largest volunteer organization; and the VFILES Foundation, an organization with the mission to increase business ownership for creators in underrepresented communities. Mr. Cornwell served on the Management Board of Stanford University’s Graduate School of Business until July 2022. He received an MBA from Stanford University’s

2	Executive Summary

Graduate School of Business and an AB in Government from Harvard College. Mr. Cornwell’s extensive experience and expertise in investment banking and in the financial services industry, as well as his deep knowledge of PJT Partners’ business, operations and culture, and his understanding of the company’s clients, employees and other stakeholders, position him to contribute valuable acumen and insight to the Board.

Board Diversity

The PJT Partners Board of Directors is composed of highly accomplished and actively engaged individuals with diverse skills and experiences that contribute to the effective oversight of our company. Consistent with our commitment to diversity, equity and inclusion, the Board comprises an inclusive mix of backgrounds and perspectives from historically underrepresented groups. The Board includes two female directors, one Black director and one LGBTQ+ director. A majority of the Board — 57% — are members of groups that are historically underrepresented on public company boards:

Proposal 2: Advisory Resolution to Approve Executive Compensation

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Key reasons to vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers:

Our compensation program includes elements that are intended to ensure strong alignment between the interests of our Executive Officers and our shareholders:

>	Annual incentive compensation that places a strong emphasis on company-wide financial performance, with consideration given to the individual performance of each Executive Officer.
>	An appropriate link between compensation and the creation of shareholder value through long-term equity awards.
>	A focus on collaboration, and therefore does not include individual revenue pay-outs at any level.
>	Consideration for each executive’s contribution to leadership and talent development.
>	Benchmarking analysis to help us understand compensation practices of our competitors.

Our compensation program for our Executive Officers and the company overall also aims to be market-competitive versus our peers, in both quantum and structure to ensure that we are able to attract and retain executives and other professionals that contribute to the long-term success of the company.

3	Executive Summary

Proposal 3: Approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan

On February 23, 2023, upon the recommendation of the Compensation Committee, the Board unanimously adopted the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), in the form attached hereto as Appendix C, subject to the approval of the shareholders at the Annual Meeting. The amendment to the Omnibus Incentive Plan includes an increase in the number of shares available under the plan by 16 million shares.

The use of equity compensation is integral to our compensation philosophy. It is a critical tool in attracting, retaining, and aligning the interests of employees and shareholders, particularly as investment in talent continues to be one of our principal capital priorities. We benefit from the fact that approximately 40% of our company is owned by our employees, creating an alignment and long-term focus that has been an important driver of our success in growing our business.

In 2019, we indicated that the plan shareholders voted on at that time would be sufficient to allow us to make equity awards in the amount we believed to be necessary for the next three to five years. If the renewed Omnibus Incentive Plan is approved by our shareholders, we believe the additional shares will be sufficient to allow us to grant equity awards for the next three to five years, based on our historical equity granting practices and our anticipated headcount growth.

The Board recommends that you vote “FOR” the approval of the Omnibus Incentive Plan.

Highlights

Equity Compensation is Integral to Our Compensation Philosophy

✓	The use of equity compensation as part of annual incentives aligns the interests of our employees and shareholders, creates stickiness from a retention perspective and encourages a focus on long-term success.
✓	Replacement of forfeited equity awards from prior employers is normal practice in the industry and investment in talent continues to be one of our principal capital priorities.
✓	We believe our equity is an attractive currency and has proven to be an asset when hiring top talent to our company.

Our Use of the Plan is Disciplined and Ensures Alignment with Shareholders

✓	Equity awards typically vest over three or four years and have a minimum vesting condition of one year.
✓	All equity awards granted include service requirements with typical forfeiture provisions in the case of resignation.
✓	Equity ownership guidelines for our directors and Executive Officers ensures alignment through significant personal investment in the success of the company.
✓	Equity awards granted to our Chief Executive Officer (“CEO”) have included significant performance conditions and long-term service requirements.
✓	Directors, partners and employees are prohibited from hedging equity holdings of the company.

We have a Proven Track Record in Managing Dilution

✓	Our capital priorities consider the decisions made regarding equity grants in any given year. We have been proactive in offsetting any dilutive impact on the company’s share capital from our investments in talent.
✓	Our Net Burn Rate, which is a measure of the dilutive impact of our equity issuances taking into account our repurchase activity, averages just 0.4% over the last 3 years.

The Plan Includes a Number of Other Best Practice Design Elements

✓	Fixed maximum share limit
✓	No “evergreen” provision
✓	All awards are subject to clawback
✓	No equity grants below fair market value

4	Executive Summary

Shares in millions	2020	2021	2022	3-Year Average
Grants
Restricted Stock Units	2.8	1.6	2.0	2.1
Partnership Units	0.1	0.1	0.1	0.1
Awards Subject to Both Service and Market Conditions	0.1	0.0	2.6	0.9
Adjustment for Forfeitures	(0.2)	(0.4)	(0.1)	(0.2)
Net Grants	2.8	1.3	4.6	2.9
Repurchases(1)	2.9	3.2	2.2	2.8
Net Issuance (Net Grants – Repurchases)	0.0	(1.9)	2.4	0.2
Percentage of Shares/Units Repurchased	101%	244%	47%	95%
PJT Shares Outstanding(2)	40.5	39.6	39.4	39.9
Burn Rate (Taking into Account Forfeitures)	7.0%	3.3%	11.6%	7.3%
Net Burn Rate (Also Taking into Account Share/Unit Repurchases)	(0.1%)	(4.8%)	6.1%	0.4%
(1)	Includes repurchases of shares of our Class A common stock, settlement of Partnership Unit exchanges with cash and employee net share settlements.
(2)	PJT Shares Outstanding is calculated as the fully-diluted shares outstanding as described in our quarterly earnings releases (45,420,101 in 2020, 43,798,482 in 2021 and 43,599,438 in 2022), less unvested restricted stock units (4,873,620 in 2020, 4,148,889 in 2021 and 4,204,316 in 2022).

Proposal 4: Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation

In August 2022, the State of Delaware, which is the company’s state of incorporation, enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances. The new Delaware law permits exculpation for direct claims brought by shareholders for breach of an officer’s fiduciary duty of care, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by shareholders on behalf of the company. The new law also would not allow officers to be exculpated for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which an officer derived an improper personal benefit.

In light of this change in law, the Board, based on the recommendation of the Nominating/ Corporate Governance Committee, unanimously recommends that the company’s shareholders vote “FOR” an amendment (the “Amendment”) to the company’s Amended and Restated Certificate of Incorporation to add a new Article XII, which shall read in its entirety as follows:

“ARTICLE XII. Section 12.1. Limited Liability of Officers. No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article XII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such amendment or repeal.”

5	Executive Summary

Key reasons to vote “FOR” the approval of the Amendment:

>	The company and our shareholders expect our officers to effectively manage the company’s challenges within a complex and ever-evolving environment. Our officers are frequently called upon to make critical decisions under significant time pressure. Such skills, while essential to the management of our company, may expose our officers to substantial personal liability from litigants seeking to impose liability on the basis of hindsight and regardless of merit. Limiting this personal risk would provide comfort to and empower our officers to best exercise their business judgment in furtherance of the interests of our company and our shareholders.
>	The Amendment strikes a balance between shareholders’ interest in accountability and their interest in the company being able to attract and retain experienced and high-quality officers to work on its behalf. Accordingly, the Board believes that the Amendment is in the best interests of the company and our shareholders.
>	Several other states already permit corporations to eliminate or limit officer liability, and the Board believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their company charters.
>	The Amendment more closely aligns the existing protections available to our directors with those available to our officers, enabling them to exercise their business judgment without the potential for distraction posed by the risk of personal liability.
>	Given the narrow class and type of claims for which officers’ liability would be exculpated, the Board believes the Amendment would not negatively impact shareholder rights.
>	The Amendment helps to clarify the application of exculpation provisions to individuals serving as both a director and an officer.
>	To the extent the company’s peers adopt similar exculpation clauses that limit the personal liability of officers, failing to adopt the Amendment could negatively impact our recruitment and retention of exceptional officer candidates.
>	The Amendment may reduce the company’s future insurance needs and costs.

For these reasons, the Board recommends that you vote “FOR” the approval of the Amendment.

Proposal 5: Ratification of the Company’s Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Firm’s independent registered public accounting firm to audit the Consolidated Financial Statements of PJT Partners Inc. and its subsidiaries for the year ending December 31, 2023. A resolution is being presented to our shareholders requesting ratification of the appointment of Deloitte.

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte as the company’s independent registered public accounting firm.

6	Executive Summary

Corporate Governance

Proposal 1: Election of Directors

The Board has nominated two directors, Thomas M. Ryan and K. Don Cornwell, for election as Class II directors. If elected, each Class II director will serve until the annual meeting of shareholders in 2026, or until succeeded by another qualified director who has been elected.

Board Recommendation The Board recommends that you vote “FOR” both nominees.
7	Corporate Governance

This section of our Proxy Statement contains information about the Board of Directors, including our nominees, and key elements of our corporate governance. The Board places great value on strong governance controls, and we have structured our corporate governance in a manner we believe closely aligns with the best interests of the company and our shareholders.

The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the shares represented by all valid proxies will be voted by the person or persons acting under said proxy in accordance with the recommendation of the Board.

Meet the Board of Directors

The Board consists of seven directors, all of whom are independent with the exception of our Chairman and CEO and K. Don Cornwell. The Board is classified into three classes, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class generally are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified, or until such director’s death, resignation or retirement. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board.

The Board is comprised of actively engaged individuals with diverse skills, experiences and backgrounds that contribute to the effective oversight of our company. The Board believes these varied qualifications help to inform and oversee decisions regarding the company’s long-term strategic growth. Under the guidance of the Nominating/Corporate Governance Committee, the Board reviews the structure of the Board, its committees and the individual directors and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives.

Nominees for Class II Directors Whose Terms Will Expire in 2026

Thomas M. Ryan | Lead Independent Director and Compensation Committee Chair |
Age: 70 | Director since October 2015

Professional Highlights

Thomas M. Ryan is the former Chairman and Chief Executive Officer of CVS Health Corporation, formerly known as CVS Caremark Corporation, a pharmacy healthcare provider (“CVS”). He served as Chairman of CVS from April 1999 to May 2011 and Chief Executive Officer of CVS from May 1998 to February 2011, and also served as President from May 1998 to May 2010. Mr. Ryan serves on the board of Five Below, Inc., and is an Operating Partner of Advent International. Mr. Ryan was a director of Yum! Brands, Inc. from 2002 to 2017, Reebok International Ltd. from 1998 to 2005, Bank of America Corporation from 2004 to 2010 and Vantiv, Inc. from 2012 to 2015.

Skills & Qualifications

Mr. Ryan’s role as Chairman and Chief Executive Officer of a global pharmacy healthcare business, his extensive operations and management experience, his expertise in finance and strategic planning, as well as his public company directorship and committee experience, positions him well to serve on the Board.

K. Don Cornwell | Age: 52 | Director since January 2023

Professional Highlights

K. Don Cornwell is a Co-Founder and the Chief Executive Officer of Dynasty Equity, a global sports investment firm focused on acquiring minority interests in sports franchises and other related assets and rights. Prior to founding Dynasty Equity in 2022, Mr. Cornwell was a founding partner at PJT Partners, joining the company in 2015 following an 18-year career at Morgan Stanley. At Morgan Stanley, Mr. Cornwell was in the Mergers and Acquisitions Group and established a particularly focused area of expertise in media and entertainment, specifically in sports and gaming. Prior to leaving Morgan Stanley, he served as Head of Global Sports Investment Banking. Before he joined Morgan Stanley, Mr. Cornwell worked at McKinsey & Co. as a management consultant and in corporate development for the National Football League. He sits on the Board of Trustees of the Harlem Children’s

8	Corporate Governance

Zone, an education and social services organization in Central Harlem; the East Harlem Tutorial Program, an after-school program for children in East Harlem; the Board of Directors of New York Cares, New York City’s largest volunteer organization; and the VFILES Foundation, an organization with the mission to increase business ownership for creators in underrepresented communities. Mr. Cornwell served on the Management Board of Stanford University’s Graduate School of Business until July 2022. He received an MBA from Stanford University’s Graduate School of Business and an AB in Government from Harvard College.

Skills & Qualifications

Mr. Cornwell’s extensive experience and expertise in investment banking and in the financial services industry, as well as his deep knowledge of PJT Partners’ business, operations and culture, and his understanding of the company’s clients, employees and other stakeholders, position him to contribute valuable acumen and insight to the Board.

Continuing Class I Directors Whose Terms Will Expire in 2025

Paul J. Taubman | Chairman and Chief Executive Officer | Age: 62 | Director since October 2015

Professional Highlights

Paul J. Taubman has been our Chairman and CEO since 2015. Prior to founding PJT Partners, Mr. Taubman spent nearly 30 years at Morgan Stanley where he served in a series of increasingly senior positions, most recently as executive vice president and Co-President of Institutional Securities, with responsibility for all of the firm’s investment banking, capital markets, and sales and trading businesses. Mr. Taubman serves in a leadership role on numerous philanthropic efforts including Board President of New York Cares, New York City’s largest volunteer organization; Trustee and executive committee member of Cold Spring Harbor Laboratory; Board Member of the Partnership for New York City; Advisory Council member at the Stanford Graduate School of Business; National Advisory Board member of Youth, Inc.; and Trustee of the Foundation for Empowering Citizens with Autism. Mr. Taubman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Stanford University’s Graduate School of Business.

Skills & Qualifications

Mr. Taubman’s extensive experience gained from various senior leadership roles in investment banking and the financial services industry, as well as his many years of providing strategic advice to management teams and boards around the world, operating in a wide array of industries bring valuable knowledge and expertise to the Board. In addition, Mr. Taubman’s role as our Chief Executive Officer brings management perspective to Board deliberations and provides critical information about the status of our day-to-day operations.

Emily K. Rafferty | Nominating / Corporate Governance Committee Chair |
Age: 74 | Director since October 2015

Professional Highlights

Emily K. Rafferty is President Emerita of The Metropolitan Museum of Art. She was elected President of the Museum in 2005 and served in that role until her retirement in March 2015. She had been a member of the Museum’s staff since 1976 serving in various roles in development, membership and external affairs until becoming President and Chief Administrative Officer in 2005, overseeing some 2,000 full- and part-time employees and volunteers. Ms. Rafferty’s global experience in some 50 countries on behalf of the Museum included interactions and negotiations with many senior world leaders. She is a Vice Chair of the National September 11 Memorial & Museum, a Board member of Carnegie Hall, the Hospital for Special Surgery, the Asia Society, Civitella Ranieri, an Artist Residency Program in Italy, the Hispanic Society Museum and Library, and the Association of Art Museum Curators. She is also a Board member of Koç Holdings, Istanbul from 2018 to the present; a member of the Advisory Council of the American University of Beirut and the Council on Foreign Relations. Ms. Rafferty is principal of Emily K. Rafferty & Associates, a consulting resource for non-profit institutions. Ms. Rafferty served as a Board member of the New York Federal Reserve Bank from 2011 to 2017 (Chair, 2012 to 2016), Senior Adviser for Heritage Protection and Conservation for UNESCO from 2015 to 2017 and was Chair of NYC & Company (the city’s tourism, marketing

9	Corporate Governance

and partnering organization) from 2008 to 2020 and continues to serve as an ex-officio board and executive committee member. She previously consulted for Russell Reynolds Associates in the firm’s non-profit sector and The Shed, a NYC performing arts center.

Skills & Qualifications

Ms. Rafferty’s breadth and depth of expertise and experience in human capital management, operations and senior executive leadership, her global expertise as well as her understanding of monetary policy and regulation of financial institutions, provide valuable knowledge and insight to the Board.

Continuing Class III Directors Whose Terms Will Expire in 2024

James Costos | Age: 60 | Director since February 2017

Professional Highlights

James Costos served as the U.S. Ambassador to the Kingdom of Spain and Principality of Andorra from August 2013 to January 2017. Mr. Costos currently serves as president of Secuoya Studios, the TV and film content production arm of Secuoya Group. Previously, Mr. Costos was Vice President at Home Box Office (“HBO”) from 2007 to 2013. He has also served as an executive at Revolution Studios and held senior leadership roles for more than a decade at Tod’s S.p.A. and Hermès of Paris. Mr. Costos serves as an advisor to FC Barcelona, is an advisor and senior managing director at Dentons, in their Global Venture Technology group, and sits on the Board of Directors of Grifols S.A. He is a passionate supporter of several cultural and humanitarian organizations, including the Reina Sofia Museum and is on the Board of Directors of the Human Rights Campaign, the largest LGBTQ+ advocacy and political lobbying organization in the United States. Mr. Costos earned his B.A. in Political Science from the University of Massachusetts.

Skills & Qualifications

Mr. Costos’s international government relations and policy experience, international marketing, operations, technology and executive leadership experience positions him well to serve on the Board. His strong international experience brings a geographically diverse perspective to the oversight of our multi-national business operations.

Grace R. Skaugen | Age: 69 | Director since July 2020

Professional Highlights

Grace Reksten Skaugen, a Norwegian national, has extensive experience working with a broad array of European companies. She previously served as a senior advisor to Deutsche Bank (2007-2014) and HSBC (2014-2019). In 2009, Ms. Skaugen co-founded the Norwegian Institute of Directors, where she still serves on its board. From 2012 to 2015, she was deputy chair of the Norwegian oil company Statoil (now Equinor) and served on its board for 13 years. Ms. Skaugen has served as the deputy chair and chair of the Compensation Committee at Orkla ASA and has been a board member, and member of the Compensation Committee and the Sustainability Committee, at Lundin Energy AB. Today, she chairs Euronav NV (member of the Compensation Committee, the Sustainability Committee and the Corporate Governance and Nomination Committee). She also chairs Orrön Energy AB (member of the Compensation Committee). She is a board member of Investor AB (member of the Audit and Risk Committee) and Panoro Energy (member of the Compensation and Sustainability Committees). Ms. Skaugen is also a council member and trustee of the International Institute for Strategic Studies (IISS) in London. She has previous investment banking experience, having worked at the Nordic bank SEB, where she advised companies within the energy, transportation and technology sectors. Ms. Skaugen started her career as a postdoctoral researcher at Columbia Radiation Laboratory in New York. She is a physicist by education and holds a PhD in laser physics from Imperial College in London. She also holds an M.B.A. from the Norwegian School of Management, BI.

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Skills & Qualifications

Ms. Skaugen’s experience and expertise in the international financial services industry, as well as her extensive corporate governance and board experience, provide unique insights into our business and add industry-specific expertise and knowledge to the Board. Her strong international experience brings a geographically diverse perspective to the oversight of our multi-national business operations.

Kenneth C. Whitney | Audit Committee Chair | Age: 65 | Director since October 2015

Professional Highlights

Kenneth C. Whitney has managed a private family investment office since April 2013, focused on start-up businesses and entertainment projects. Since his retirement from Blackstone Inc. in April 2013 until September 2015, he was also a Senior Advisor to Blackstone. Mr. Whitney was previously a Senior Managing Director and Head of Blackstone’s Investor Relations & Business Development Group from 1998 to April 2013. After joining Blackstone in 1988, Mr. Whitney focused his efforts on raising capital for Blackstone’s private investment funds and the establishment of Blackstone affiliates in the alternative investment area. Mr. Whitney began his career at Coopers & Lybrand in 1980, where he spent time in the firm’s accounting and audit areas as well as in the tax and mergers and acquisitions areas. Mr. Whitney is a Tony Award-winning producer, and currently sits on the Board of Trustees for The First Tee and the University of Delaware, where he received a B.S. in Accounting.

Skills & Qualifications

Mr. Whitney’s experience and expertise in the private equity and financial services industry, as well as his extensive financial, accounting, operations and management experience, provide unique insights into our business and add industry-specific expertise and knowledge to the Board.

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Experience and Skills of Our Directors and Nominees

All of our directors and nominees are highly accomplished and experienced professionals, with fundamental attributes of senior leadership including integrity, honesty, intellectual curiosity, good judgment, strong work ethic, strategic thinking, vision, commitment to mission, excellent communication and collaboration skills, and the ability and willingness to challenge management constructively when needed. In addition to these and other core attributes, our directors and nominees possess a variety of other skills and experience necessary to carry out the Board’s responsibilities. The presentation below is a high-level summary of those skills and experience found on the Board, with information provided by the directors and nominees:

Banking & Financial Services	Breadth and depth of experience in the company’s business and industry
Executive Experience	Experience in senior management roles, including serving as a CEO or senior executive, within a complex organization
Financial Reporting	Expertise in overseeing the presentation of financial results as well as internal controls
Human Capital Management	Experience in management of human resources and employee compensation
International Business	Broad leadership experience within global companies and understanding of international markets
IT & Cybersecurity	Expertise or experience in information technology, including understanding the importance of maintaining the trust of our clients through the protection of their information
Legal & Regulatory	Experience in legal and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government and/or regulatory bodies
Marketing & Media	Experience overseeing internal and external communications and engagement with stakeholders
Public Company Experience	Previous or current service as a director of other publicly traded companies
Risk Management	Experience overseeing complex risk management matters
Strategic Planning	Experience driving the strategic direction and growth of an organization
ESG/Sustainability	Expertise or experience in Environmental, Social and Governance (“ESG”) and sustainability matters

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Professional Skills	Cornwell	Costos	Rafferty	Ryan	Skaugen	Taubman	Whitney
Banking & Financial Services
Executive Experience
Financial Reporting
Human Capital Management
International Business
IT & Cybersecurity
Legal & Regulatory
Marketing & Media
Public Company Experience
Risk Management
Strategic Planning
ESG/ Sustainability

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Diversity of the Board

Consistent with our commitment to diversity, equity and inclusion, the Board comprises an inclusive mix of backgrounds and perspectives from historically underrepresented groups. The Board includes two female directors, one Black director and one LGBTQ+ director. The Board also includes a mix of tenures, benefiting from the experience of longer-term directors and the fresh perspectives of more recently appointed directors. Below is more detailed information about the Board’s diversity, with information provided by the directors and nominees:

Background	Cornwell	Costos	Rafferty	Ryan	Skaugen	Taubman	Whitney
Black or African American
Gender
Male
Female
LGBTQ+
Age/Tenure
Age	52	60	74	70	69	62	65
Tenure	—(1)	6	8	8	3	8	8

(1) Mr. Cornwell was appointed to the Board effective as of January 20, 2023.

Board Diversity at a Glance
A majority of the Board — 57%— are members of groups that are historically underrepresented on public company boards.

Additional Board Characteristics
71% Independent	64 Average Age	6 years Average Tenure

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Guiding Principles, Corporate Governance Practices and Policies of the Board

The Board is committed to corporate governance that serves the best interests of our company and shareholders, and to active engagement with our shareholders throughout the year. The following summarizes certain highlights of the Board’s guiding principles, corporate governance practices and policies:

Breadth of Skills and Expertise

From the inception of our company, we have sought to ensure that each of our directors embodied a level of experience and expertise that was outsized relative to an early-stage company to ensure immediate and effective implementation of our company’s long-term strategic goals and to provide oversight of our company’s risk profile and strategic goals. The Board is committed to the ongoing evaluation of its composition, including the skills and expertise of each director as well as the diversity of our directors and how their collective skills align with our evolving business strategy.

Commitment to Diversity

The Board believes that fostering an inclusive culture — which welcomes differing perspectives, backgrounds and beliefs — enables us to provide the best advice and insights to our clients. As such, diversity and the inclusion of historically underrepresented groups are important considerations in the composition of the Board.

Independent & Engaged Board

Five of our seven current directors (71%) are independent, with all Board committees comprised entirely of independent directors. During 2022, each director then serving on the Board attended at least 75% of all Board meetings and meetings of each Board committee on which they served.

Strong Lead Independent Director

The Board’s Lead Independent Director facilitates independent oversight of management. Our Lead Independent Director is responsible for coordinating the efforts of the non-management directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management. See “Board Leadership Structure —Lead Independent Director” below.

Shareholder Engagement and Responsiveness

As part of our annual shareholder engagement program, we contact many of our largest shareholders to offer meetings to discuss a range of topics related to the company’s strategy, governance profile, executive compensation practices, corporate sustainability, human capital management and other matters. A thematic summary of recent investor conversations is included under the section “Shareholder Engagement and Responsiveness” on page 22.

Annual Evaluations

The Board conducts a self-evaluation annually to determine whether it, its committees and its individual members are functioning effectively and whether the Board possesses the appropriate expertise and diversity. Each committee of the Board also conducts a self-evaluation annually and reports the results to the Board. The Board, acting through the Nominating/ Corporate Governance Committee, monitors the mix of specific experience, qualifications, skills and diversity of its current directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the company’s business and structure.

Open Channels of Communication Between the Board and Our Company	The Board maintains open channels of communication across our company. Our directors engage and spend time with our partners and employees throughout the year in a variety of forums.
Minimum Equity Ownership Guidelines

We have minimum equity ownership guidelines for our directors that require significant ownership of our common stock. Our directors are required to hold equity in our company with a market value equal to or greater than three times their annual retainer. All of our directors are or are expected to be within the time ascribed in our ownership guidelines, in compliance with our Minimum Equity Ownership Guidelines.

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Board Leadership Structure

Chairman of the Board

The Board understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Our Certificate of Incorporation provides that Mr. Taubman, to the extent that he serves as our CEO and as a member of the Board, will serve as Chairman of the Board. Further, the Board currently believes it is in our company’s best interests to have Mr. Taubman serve as Chairman of the Board as well as our CEO. The Board believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategy and objectives.

Lead Independent Director

Another important part of the Board’s leadership structure is the robust role of the Lead Independent Director. The Board has appointed Mr. Ryan as its Lead Independent Director and in this role, Mr. Ryan helps coordinate the efforts of the non-management directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management. The authority and responsibility of our Lead Independent Director role is summarized in the following presentation:

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Strong Lead Independent Director

The Lead Independent Director:

Presides over all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors or the non-management directors

Provides leadership and serves as temporary Chairman in the event of the inability of the Chairman to fulfill his role due to crisis or other event or circumstance that would make leadership by existing management inappropriate or ineffective, in which case the Lead Independent Director shall have the authority to convene meetings of the full Board or management

Assists in scheduling Board meetings and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items
Collaborates with the CEO in determining the need for special meetings of the Board
Collaborates with the CEO on Board meeting agendas and approves such agendas

Communicates to the CEO, together with the Chairman of the Compensation Committee (if the Lead Independent Director and the Chairman of the Compensation Committee are not the same person), the results of the Board’s evaluation of CEO performance

Coordinates Chairman and CEO succession planning
Confers with the Chairman and CEO and senior management on the overall strategy of the company
Is available for consultation and direct communication if requested by major shareholders
Acts as the liaison between the independent or non-management directors and the Chairman, as appropriate
Calls meetings of the independent or non-management directors when necessary and appropriate
Provides leadership, in conjunction with the Chairman, in the Board evaluation process

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Board Committees

The Board has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating/Corporate Governance Committee. The current charters for each of these committees are available on our corporate website at www.pjtpartners.com on the “Investor Relations/Governance” page. Further, we will provide copies of these charters without charge to any shareholder upon written request. Requests for copies should be addressed to our Corporate Secretary. The Board also may create additional committees for such purposes as the Board may determine.

Board Committee Membership at a Glance

	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
K. Don Cornwell (Non-Independent)
James Costos (Independent)
Emily K. Rafferty (Independent)
Thomas M. Ryan (Independent)
Grace R. Skaugen (Independent)
Paul J. Taubman (Chairman & CEO)
Kenneth C. Whitney (Independent)
Committee Chair	Committee Member

Audit Committee

Our Audit Committee consists of Mr. Whitney (Chair), Mr. Costos and Ms. Skaugen, each of whom is “independent” and “financially literate” as such terms are defined by the applicable rules of the NYSE. The Board has determined that Mr. Whitney, Mr. Costos and Ms. Skaugen possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that each of Mr. Whitney, Mr. Costos and Ms. Skaugen qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

The Audit Committee assists the Board in fulfilling its responsibility relating to the oversight of:

(1)	the quality and integrity of our financial statements;
(2)	our compliance with legal and regulatory requirements;
(3)	our independent registered public accounting firm’s qualifications and independence; and
(4)	the performance of our internal audit function and independent registered public accounting firm.

Additional information regarding the functions performed by our Audit Committee is set forth in the “Report of the Audit Committee” included in this Proxy Statement.

Compensation Committee

Our Compensation Committee consists of Mr. Ryan (Chair) and Ms. Rafferty, each of whom is “independent” as defined by the applicable rules of the NYSE and is a “non-employee director” as defined by the applicable rules and regulations of the SEC. The Compensation Committee discharges the responsibilities of the Board relating to the oversight of our compensation programs and compensation of our executives, including oversight of the company’s human capital management.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has retained Willis Towers Watson & Co. (“Willis Towers Watson”) as its independent outside compensation consultant primarily to assist in analyzing the competitiveness of the company’s executive compensation as well as to provide expertise and advice on various matters brought before the Compensation Committee. On February 22, 2023, the Compensation Committee considered the independence of Willis Towers Watson and determined that its work did not raise any conflict of interest.

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Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee consists of Ms. Rafferty (Chair), Mr. Costos and Mr. Ryan, each of whom is “independent” as such term is defined by the applicable rules of the NYSE. The Nominating/Corporate Governance Committee assists the Board in fulfilling its responsibility relating to corporate governance by:

(1)	identifying individuals qualified to become directors and recommending that the Board select the candidates for all directorships to be filled by the Board or by the shareholders;
(2)	recommending directors to serve on committees and evaluating the operation and performance of the committees;
(3)	developing and recommending to the Board the content of our Corporate Governance Guidelines and Code of Business Conduct and Ethics;
(4)	overseeing the company’s ESG strategy; and
(5)	otherwise taking a leadership role in shaping our corporate governance.

Director Recruitment

The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the company’s business and structure. While the Board does not have a formal diversity policy, the Board believes that fostering an inclusive culture, which welcomes differing perspectives, backgrounds and beliefs, enables us to provide the best advice and insights to our clients.

The Nominating/Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. When considering director candidates, the Nominating/Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of the company’s incumbent directors, provide a blend of skills and experience to further enhance the effectiveness of the Board. More specifically, the Nominating/Corporate Governance Committee considers:

(1)	Individual qualifications, including:
>	Relevant career experience
>	Strength of character
>	Mature judgment
>	Familiarity with the company’s business and industry
>	Independence of thought
>	Ability to work collegially
>	Corporate governance background
>	Financial and accounting background
>	Executive compensation background
(2)	All other factors the Nominating/Corporate Governance Committee considers appropriate, including:
>	Size, composition and combined expertise of the existing Board
>	Board diversity
>	Existing commitments to other businesses
>	Potential conflicts of interest with other pursuits
>	Legal considerations

When vacancies on the Board exist or are expected, or a need for a particular expertise has been identified, the Nominating/Corporate Governance Committee may seek recommendations for director candidates from current directors and management and may also engage a search firm to assist in identifying director candidates. In the case of Mr. Cornwell, who was appointed to the Board effective as of January 20, 2023, he was recommended to the Nominating/Corporate Governance Committee as a director candidate by our Named Executive Officers.

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The Nominating/Corporate Governance Committee will also consider properly submitted shareholder recommendations for director candidates under the same procedure used for considering director candidates recommended by current directors and management. Shareholder recommendations for director candidates should include the candidate’s name and specific qualifications to serve on the Board, and the recommending shareholder should also submit evidence of such shareholder’s ownership of shares of our common stock, including the number of shares owned and the length of time of such ownership. Recommendations should be addressed to the Corporate Secretary. In addition, any shareholder who wishes to submit director nominations must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws. See “Shareholder Proposals and Nominations for Our 2024 Annual Meeting” on page 86 below.

Risk Management

Our risk management framework is designed to instill a culture of openness and transparency. We have a complementary array of policies, procedures and processes to identify, assess, monitor and manage the risks inherent in our business activities, supported by the work of committees at both the management level and the Board level. This framework is reasonably designed to identify important risks and communicate them to senior management and, where appropriate, to the Board.

The Board’s Role in Risk Oversight

The Board understands the importance of effective risk oversight as fundamental to both the success of our company and its obligation to our shareholders. While our management is responsible for the day-to-day management of risk, the Board, along with senior management, is responsible for promoting an appropriate culture of risk management within the company and for overseeing our aggregate risk profile and monitoring how we address specific risks. Throughout the year, the Board and each of its committees dedicate a portion of their time to review and discuss specific risk topics.

The company’s management team regularly reports to the Board the significant risks we face, highlighting any new risks that may have arisen since they last met. In addition, our directors have the opportunity to meet routinely with members of senior management in connection with their consideration of matters submitted for the approval of the Board and the risks associated with such matters. On a periodic basis, members of senior management report on our top enterprise risks and the steps management has taken or will take to mitigate these risks. For example:

>	The Board periodically meets with our Chief Technology Officer to assess cybersecurity risks and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our business. The Board is aware of the threats presented by cybersecurity incidents and is committed to taking measures to help prevent and mitigate the effects of any such incidents.
>	Our Chief Compliance Officer provides updates to the Board on regulatory and compliance matters, which includes an annual in-depth review.
>	Our General Counsel updates the Board regularly on material legal and regulatory matters.
>	Our Chief Human Resources Officer provides updates to the Board on Human Capital matters, including hiring investment, talent, and diversity and inclusion.
>	The senior leadership of our shareholder advisory business also presents periodically to the Board on key trends shaping the shareholder landscape across governance, executive compensation, activism-defense, strategic investor relations and ESG matters.

The Board Committees’ Role in Risk Oversight

The Board exercises its risk oversight responsibility both directly and through its standing committees. The committees assist the Board by addressing specific matters within their purview, as summarized in the following table. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board keeps itself regularly informed regarding such risks through management and committee reports and otherwise.

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Key Risk Oversight Responsibilities of the Board’s Committees
Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee

>   Financial statements, accounting and financial reporting processes

>   Qualifications, performance, and independence of independent registered public accounting firm

>   Performance of internal audit

>   Assessment of major risks facing the company and management’s efforts to manage those risks

>   Overall compensation philosophy

>   Corporate goals and objectives relevant to compensation of the CEO and other Executive Officers, including annual performance objectives

>   Evaluation of the CEO’s performance and determination of the CEO’s compensation

>   Review of other Executive Officers’ compensation

>   Modification of any executive compensation program yielding payments not reasonably related to executive and corporate performance

>   Review of potential material adverse effects on the company arising from compensation programs and plans for all employees

>   The company’s human capital management strategy

>   Director and committee member selection

>   Evaluation of the Board, committees and management

>   Development of the company’s corporate governance principles

>   Evaluation of director independence and possible conflicts of interest

>   Composition and size of the Board and committees

>   The company’s ESG strategy

Cybersecurity and Data Protection

We are continually evolving our technology platform to respond to innovation, cyber threats and the ongoing growth of our business. Given the potential impact of a security breach on our business and reputation, we are committed to continued investment in our technology to ensure the security of our information.

Breaches of our network security systems could involve attacks that are intended to obtain unauthorized access to, or to destroy, sensitive or proprietary information, or to disable, degrade or sabotage our systems. These attempts may involve the introduction of computer viruses or malware, phishing or email spoofing, denial-of-service, or cyber-attacks of other means that originate from a broad array of sources, including unknown third parties. We take various measures to ensure the confidentiality, integrity, and availability of our systems, including implementation of security controls and regular training of our employees with respect to measures we can take to try to thwart cybersecurity attacks. Further, all of our employees are trained at least annually on our information security polices and written supervisory procedures. Employees are subject to reviews if they miss the training or fail repeated phishing tests. The Board takes an active role in reviewing our cybersecurity program.

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Culture of Compliance

As a financial services company, our business is subject to extensive rules and regulations in the United States and around the globe. Adherence to these various rules and regulations is paramount to the reputation and success of our company. As such, all of our employees are required to participate in various mandatory regulatory and compliance training programs designed to educate our employees on the many laws, rules and regulations that impact our company as well as reinforce the gravity of adherence to such laws, rules and regulations. Such programs include, without limitation, regular compliance training sessions on the company’s Global Compliance Policies Manual and Written Supervisory Procedures, including training sessions on our Anti-Money Laundering/Know Your Customer rules and procedures. In addition, all employees receive training on PJT Partners’ Code of Business Conduct and Ethics and our policies and procedures for reporting wrongdoing (see “Whistleblower Program” below).

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. In February 2023, the Nominating/Corporate Governance Committee and the Board reviewed the Corporate Governance Guidelines, and the Board approved and re-adopted them.

You are encouraged to visit our website at www.pjtpartners.com to view or to obtain copies of our Corporate Governance Guidelines. You may also obtain, free of charge, a copy of our Corporate Governance Guidelines by directing your request in writing to our Corporate Secretary.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees that addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of our assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior. In 2022, the Nominating/Corporate Governance Committee and the Board reviewed the Code of Business Conduct and Ethics, and the Board approved and re-adopted it.

Any waiver of the Code of Business Conduct and Ethics for our directors or officers may be made only by the Board or one of its committees. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our directors and Executive Officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

You are encouraged to visit our website at www.pjtpartners.com to view or to obtain copies of our Code of Business Conduct and Ethics. You may also obtain, free of charge, a copy of our Code of Business Conduct and Ethics by directing your request in writing to our Corporate Secretary.

Shareholder Engagement and Responsiveness

As part of our annual shareholder engagement program, we contact many of our largest shareholders to offer meetings to discuss a range of topics related to the company’s strategy, governance profile, executive compensation practices, corporate sustainability, human capital management and other matters. These meetings may include participation by our Managing Partner, CFO, Chief Human Resources Officer and other members of management. This engagement program complements our normal course investor dialogue that we have conducted since the beginning of our company focused on our business and strategy, and demonstrates our commitment to maintaining an open dialogue with all of our shareholders.

In conversations throughout 2022, we discussed a range of topics, including:

˃	Board Composition and Diversity
˃	Board Structure and Governance Practices
˃	Business Strategy and Priorities
˃	Corporate Sustainability
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˃	Executive Compensation
˃	Human Capital Management and Culture

Human Capital Management Overview

Human Capital Management Philosophy

Our culture drives our success. From day one of our company, we have been committed to developing our culture as a commercial differentiator—one that attracts and retains people in order to create a world-class company built for the long term. Our culture is defined by strong character, differentiated capabilities and collaboration. These essential qualities help us build stronger client relationships and better outcomes for our clients. Our human capital successes are evident through the number and quality of hires we have made, our historically low levels of attrition and the consistent positive feedback we receive through our employee surveys. Reinforcement of the culture we are building comes through engagement with our employees, the reward principles we apply to compensation and promotion decisions and our various talent development initiatives, which continue to evolve as we grow.

As of December 31, 2022, we employed 907 individuals globally, including 105 partners.

Reward Principles

We believe our company culture is reinforced by rewarding employees who exemplify the pillars of our culture. Since the inception of our company, our compensation and promotion structure has been designed to encourage the qualities we believe to be necessary for building a sustainable franchise. Our compensation is not formulaic and does not include individual revenue pay-outs. For a broad group of employees, discretionary bonuses also typically include a company stock component to ensure long-term focus and alignment with the interests of our company. All compensation and promotion decisions consider a number of factors within each of the following areas of impact, which are communicated to managers and employees alike:

Character	Collaboration	Commercial Impact / Client Relationships	Content

Board Oversight of Human Capital Management

The Board actively oversees the human capital management strategy of the company. Some key examples of the Board’s engagement include:

˃	The Board maintains and periodically reviews a succession plan for our Chairman and CEO. The Board’s review includes an assessment of the experience, performance and skills of potential successors in these critically important roles. The Board holds CEO succession planning discussions in executive sessions led by the Lead Independent Director.
˃	The Board, including the Compensation Committee, maintains an active information flow and directs senior management to update and consult it regularly on key talent hires and other important aspects of the company’s human capital strategy. Under the Board’s oversight, the company continuously refines human capital priorities based on business drivers, employee feedback and the overall environment for talent.
˃	Directors actively engage and spend time with our senior management and other employees in a variety of ways. Our directors periodically attend partner meetings and dinners, participate in our town hall meetings, and meet with groups and individuals at our company.
˃	Directors receive relevant employee communications, including announcements of transactions on which the company has advised.

Employee Feedback and Engagement

We view active dialogue with our employees as essential to maintaining our unique culture. Since 2017, we have conducted various employee surveys to formally gather systematic feedback. Participation has been high with greater than 75% of employees responding each year. The consistently positive themes include a

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strong belief in our commitment to doing the right thing for both our clients and our company, a belief that we have a differentiated culture, a commitment to excellence and a strong sense of respect among colleagues. In addition, we host regular company-wide town halls to connect employees with our management team and business leaders.

We use feedback from the survey, town halls and other employee connectivity forums to inform our ongoing efforts toward continuous improvement.

We have numerous other channels through which we engage with our employees on human capital topics, including our talent development committee, women’s development series, individual performance reviews and other less formal forums, such as regularly scheduled meetings by business and level. We use these channels to solicit input on issues, such as resourcing and training priorities. We have also established forums for engagement on broadening our diversity lens, including through our employee resource groups, such as the PJT Women’s Network, the PJT Black Professional Network and PJT Pride.

Employer of Choice Initiatives

We prioritize the health and well-being of our employees and their families. We have always aimed to provide pay, benefits and other support that seeks to meet the varying needs of our employees. Our total rewards package is based on competitive pay and is often structured to include discretionary bonuses that include long-term incentives. Such incentives are designed to ensure alignment with our shareholders and the overall success of our company. Other benefits we provide employees include comprehensive health care, 401(k) plan matching and pension contributions, generous paid-time off, discounted gym memberships, access to walk-in health care and emergency child and elderly care. We recognize that mental health is an integral part of our employees’ overall well-being and essential to our success. In addition to providing workshops on mental health awareness, we recently expanded our employee benefits to include a comprehensive mental health platform that provides on-demand access from a broad provider network. Furthermore, we acknowledge work-life balance issues for our employees through paid time off and leave policies that are consistent for all, regardless of level.

It is our practice to review and benchmark not only our compensation practices, but our health and wellness benefits annually and consider feedback from our employees to ensure we remain an employer of choice.

Diversity, Equity and Inclusion (“DE&I”)

Our success as a company is centered on recruiting, developing and retaining top talent from a diverse range of backgrounds and experiences. Fostering an inclusive culture, which welcomes differing perspectives and beliefs, enables us to provide the best advice to our clients.

We continue to expand our company’s diversity efforts. We have implemented initiatives to raise awareness and make DE&I a more regular part of employee conversations. These include diversity training sessions with a globally recognized DE&I consultant attended by 100% of our senior leadership team and 80% of our Partners and Managing Directors overall. We continue to support our employee resource groups, including the PJT Women’s Network, the PJT Black Professional Network and PJT Pride.

In 2021, we conducted our first company-wide survey on our commitment to diversity, which aimed to measure how comfortable our employees feel engaging with DE&I topics. We also included those questions in our broader annual employee survey in 2022. While early in our journey, we were encouraged to see that our employees increasingly believe the company is committed to DE&I and are becoming more comfortable having discussions about DE&I topics at work.

Employee Development

We understand that retaining best-in-class talent and building a company for the long term requires providing the opportunity for career growth. With this in mind, we invest in a range of growth and development opportunities including the improvement of technical skills, client communication and leadership capabilities. We also recognize that our long-term success requires not only the recruitment of best-in-class senior talent, but in providing positive career trajectory and upward mobility for our employees. To that end, we continue to make significant improvements to our promotion processes and the mentorship of our rising talent, including through partnering with external executive coaches. These development efforts need to be consistently reinforced. Our review process and reward principles are designed to facilitate high-quality, honest feedback that supports and rewards the development of our people.

24	Corporate Governance

Engagement with the Broader Community

Our company and our employees are actively engaged in supporting the needs of the underserved in the communities where we operate. To aid in the support of the communities we serve, the company and our employees have donated just over $6 million over the last three years to more than 260 global organizations dedicated to COVID-19 relief, mental health related causes or the advancement of racial equity. Our employees, including our summer interns, have made significant contributions of their time to the communities in which we operate. We have continued to require our summer program participants to complete a community volunteering project as a pre-requisite for of a full-time offer.

Competition

The financial services industry is intensely competitive, and we expect it to remain so. Our competitors for talent include other investment banking and financial advisory firms as well as private equity firms, hedge funds and corporate entities. We compete on both a global and a regional basis, and on the basis of a number of factors, including the strength and depth of client relationships, industry knowledge, transaction execution skills, our range of products and services, innovation, reputation, our ability to offer a compelling career path and competitive rewards.

Our ability to continue to compete effectively in our business will depend upon our ability to attract new employees and retain and motivate our existing employees. As a result, we remain focused on ensuring that our employment proposition includes an attractive culture, development opportunities and competitive rewards.

Corporate Sustainability at PJT Partners

Since the inception of our company, we have been committed to building a premier global advisory focused company based on a culture of excellence, integrity, and purpose, delivering best-in-class advice to decision makers around the globe. Our investment decisions have been guided by a relentless focus on building a company that will stand the test of time.

Our Corporate Sustainability Report is intended to share our ongoing efforts and progress on our sustainability journey across several key aspects of our company, including our people, our business, our governance, how we give back to our communities. Based on the feedback we received from our shareholders, our report includes disclosures aligned with the Investment Banking & Brokerage SASB standard, part of the Value Reporting Foundation. Our 2022 report also includes our greenhouse gas (GHG) emissions data from 2019-2021, under the GHG protocol. Our 2022 Corporate Sustainability Report is available on the Investor Relations section of our website at www.pjtpartners.com.

Director Independence

A majority of the directors serving on the Board must be independent as required by the listing standards of the NYSE and the rules promulgated by the SEC. The company defines an “independent” director in accordance with the corporate governance rules of the NYSE. Under the NYSE’s corporate governance rules, no director qualifies as independent unless the Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Further, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent.

Audit Committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

The Board has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge between or among the directors and the company or our management, that each of our current directors and directors who served during 2022, other than Mr. Taubman and Mr. Cornwell, has no material relationship with us (either directly or as a partner,

25	Corporate Governance

shareholder or officer of an organization that has a relationship with us) and is “independent” as defined in the NYSE listing standards, the applicable SEC rules and our director independence standards. Further, the Board has determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above. No director participated in the final determination of his or her own independence.

Management Succession Planning

The Board periodically reviews a management succession plan that includes, among other things, an assessment of the experience, performance and skills for possible successors to our Chairman and CEO.

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled Board meeting. In addition, under our Corporate Governance Guidelines, if the non-management directors include directors who have not been determined to be independent, the independent directors will separately meet in executive session at least once a year. During 2022, the non-management directors who were then serving on the Board held four executive sessions. “Non-management directors” include all directors who are not our officers and all non-management directors who have been determined by the Board to be independent. Currently, Mr. Taubman is the only officer serving on the Board. Mr. Cornwell is a non-management director who is not an officer but has not been determined by the Board to be independent.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of the company or any of its subsidiaries. None of our Executive Officers serves as a member of the board of directors or compensation committee of any company that has one or more of its Executive Officers serving as a member of the Board or Compensation Committee.

Board and Committee Meetings; Annual Meeting Attendance

During 2022, the Board held eight meetings, our Audit Committee held eight meetings, our Compensation Committee held five meetings and our Nominating/Corporate Governance Committee held two meetings. During such time, each director then serving on the Board attended at least 75% of each of the meetings of the Board and committees on which they served during the period for which they were a director or committee member, respectively. The non-management directors of the company regularly meet in executive session without management. Under the Corporate Governance Guidelines adopted by the Board, our Lead Independent Director presides at such executive sessions.

Under our Corporate Governance Guidelines, directors are encouraged to attend our annual meetings of shareholders. All of our directors attended our 2022 virtual annual meeting in person or via audio conference.

Communications with the Board

Anyone who would like to communicate with, or otherwise make their concerns known directly to any then-serving Lead Independent Director, to the chairperson of any of the Audit, Nominating/Corporate Governance and Compensation Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to our General Counsel at PJT Partners Inc., 280 Park Avenue, New York, New York 10017, who will, as appropriate, forward such communication.

Whistleblower Program

We have adopted procedures for reporting concerns regarding accounting and other matters. These procedures are designed to provide channels of communication for employees and others who have concerns about the conduct of our company or any of its people, including with respect to the company’s accounting controls or auditing matters. All such channels of communication include the option to report anonymously. Any person may report to the Audit Committee any accounting allegation, legal allegation or retaliatory act. Reports

26	Corporate Governance

can be made in writing to PJT Partners, Attn: Audit Committee, 280 Park Avenue, New York, New York 10017. In addition, reports can be made:

(1)	by contacting the General Counsel in writing or in person at PJT Partners, Attn: General Counsel, 280 Park Avenue, New York, New York 10017;
(2)	by contacting the Head of Internal Audit in writing or in person at PJT Partners, Attn: Head of Internal Audit, 280 Park Avenue, New York, New York 10017;
(3)	by contacting the Chief Compliance Officer in writing or in person at PJT Partners, Attn: Chief Compliance Officer, 280 Park Avenue, New York, New York 10017;
(4)	by submitting a report online at www.pjtpartners.ethicspoint.com; or
(5)	by calling the Employee and Reporting Hotline at any time. The hotline can be reached in the U.S. at 1-844-279-8892; dialing instructions for callers outside the U.S. are available at www.pjtpartners.ethicspoint.com.

The information in any such report will be provided to management or, as appropriate, the Audit Committee as promptly as practicable. To the extent possible, reports should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment. In addition, to the extent possible, reports should contain sufficient corroborating information to support the commencement of an investigation. The company strictly prohibits any retaliation for reporting a possible violation of law, ethics or company policy, no matter whom the report concerns.

27	Corporate Governance

Director Compensation

Members of the Board who are members of management receive no additional compensation for their services as directors. Each non-management director receives an annual base retainer for the service period from June 1 to May 31 in the amount of $225,000, with a minimum of 50% (and, if selected by the non-management director, up to 100%) of such annual retainer delivered in the form of restricted stock units.

Subject to continued service, restricted stock units granted pursuant to a director’s election vest quarterly in substantially equal installments over the subject year of service, with vesting accelerated upon death, disability or a change in control of the company. Vested restricted stock units will be settled on the earliest of the termination of service of such director, the fifth anniversary of the grant date or a change in control of the company and will be settled in either shares of the company’s Class A common stock or cash (or a combination thereof) at the discretion of the Compensation Committee.

Each new non-management director also receives a one-time grant of restricted stock units in an amount having a value of $100,000. Subject to continued service, the one-time restricted stock unit grant vests in substantially equal installments annually over four years, with vesting accelerated upon death, disability or a change in control of the company. Upon vesting, the one-time restricted stock unit grant will be settled on the earliest of the termination of service of the director, the fourth anniversary of the grant date or a change in control of the company and will be settled in either shares of the company’s Class A common stock or cash (or a combination thereof) at the discretion of the Compensation Committee. We also reimburse each of our non-management directors for his or her travel expenses incurred in connection with his or her attendance at meetings of the Board and its committees.

The Omnibus Incentive Plan limits the amount of compensation for director services that may be awarded to each non-management director (including both equity awards and any cash fees paid to the non-management director but excluding expense reimbursement) in any fiscal year to $750,000 in total value. Further, our Compensation Committee has engaged Willis Towers Watson, an outside independent compensation consultant, to provide guidance with respect to compensation paid to our non-management directors.

Minimum Equity Ownership Guidelines for Non-Management Directors

Our Compensation Committee requires our non-management directors to maintain equity ownership in the company (including Partnership Units, LTIP Units or restricted stock units) having a market value equal to or greater than three times the $225,000 annual base retainer. Each non-management director must achieve the minimum equity investment within five years from the later of the adoption of the guidelines (for directors in place at that time of the adoption of the guidelines) and the date of such director’s election to the Board (for subsequently appointed directors). All directors are or are expected to be within the time ascribed in our ownership guidelines, in compliance with our Minimum Equity Ownership Guidelines.

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Director Compensation for Fiscal Year 2022

The 2022 compensation of the non-management directors is set forth in the table below:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
James Costos	$21,875	$225,032	$246,907
Dennis Hersch(2)	$21,875	—	—
Emily K. Rafferty	$91,250	$112,554	$203,804
Thomas M. Ryan	—	$225,032	$225,032
Grace R. Skaugen	$100,000	$112,554	$212,554
Kenneth C. Whitney	$100,000	$112,554	$212,554
(1)	The amounts in this column reflect the aggregate grant date fair value of restricted stock units granted in fiscal year 2022 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). A discussion of the assumptions used in calculating these values can be found in Note 10 to our 2022 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
On June 1, 2022, Mr. Costos and Mr. Ryan were awarded 2,959 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $225,032, or $76.05 per share underlying each restricted stock unit, and Ms. Rafferty, Ms. Skaugen and Mr. Whitney were awarded 1,480 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $112,554, or $76.05 per share underlying each restricted stock unit. Subject to continued service as a director, 25% of each of these restricted stock unit grants generally has vested or will vest on each of August 31, 2022, November 30, 2022, February 28, 2023 and May 31, 2023. The shares of Class A common stock underlying such vested restricted stock units will be delivered on the earliest of (i) the termination of the director’s services, (ii) June 1, 2026 or (iii) a change in control of the company.
As of December 31, 2022, each of Mr. Costos, Ms. Rafferty, Mr. Ryan, Ms. Skaugen and Mr. Whitney held 1,496, 748, 1,496, 1,739 and 748 unvested restricted stock units, respectively. These amounts include restricted stock units credited as dividend equivalents on the underlying restricted stock units held by Mr. Costos, Ms. Rafferty, Mr. Ryan, Ms. Skaugen and Mr. Whitney in connection with dividends paid by the company to holders of its Class A common stock. Credited dividend equivalents are subject to the same terms and conditions as the underlying restricted stock units.
(2)	Dennis Hersch served as our Lead Independent Director until he passed away on January 18, 2022.

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Executive Compensation

Proposal 2: Non-binding advisory vote to approve executive compensation

Board Recommendation
The Board recommends that you vote “FOR” approval of the compensation of our Named Executive Officers.

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In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our Named Executive Officers as disclosed below. The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

In considering your vote, you may wish to review with care the information on our compensation policies and decisions regarding the Named Executive Officers presented in the Compensation Discussion and Analysis set forth below.

In particular, shareholders should note that our compensation program includes elements that are intended to ensure strong alignment between the interests of our Executive Officers and our shareholders:

˃	Annual incentive compensation that places a strong emphasis on company-wide financial performance, with consideration given to the individual performance of each Executive Officer.
˃	An appropriate link between compensation and the creation of shareholder value through long-term equity awards.
˃	A focus on collaboration, and therefore does not include individual revenue pay-outs at any level.
˃	Consideration for each executive’s contribution to leadership and talent development.
˃	Benchmarking analysis to help us understand compensation practices of our competitors.

Our compensation program for our Executive Officers and the company overall also aims to be market-competitive versus our peers, in both quantum and structure to ensure that we are able to attract and retain executives and other professionals that contribute to the long-term success of the company.

While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

At the company’s 2018 Annual Meeting of Shareholders, our shareholders indicated their preference to hold the non-binding advisory vote to approve the compensation of our Named Executive Officers each year. Accordingly, we currently intend to hold such votes annually. The next vote to approve the compensation of our Named Executive Officers is expected to be held at our 2024 Annual Meeting of Shareholders. While the Board intends to consider carefully the results of this vote, the final vote is advisory in nature and is not binding on the company or the Board.

Executive Compensation Philosophy

Our executive compensation program considers company-wide financial measures to ensure alignment with our shareholders, in addition to goals targeted to each of the Named Executive Officers. We seek to ensure that each Named Executive Officer has goals that are tied to tangible measures of business success as well as those that are focused on leadership and talent development. Rewards for our Executive Officers are structured to ensure a focus on the long-term success of the company. This is typically achieved by granting a significant portion of annual incentives in the form of restricted stock awards that vest over four years.

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Executive Officers

Set forth below are biographical summaries of our Executive Officers as of March 27, 2023, other than Mr. Taubman, our Chairman and CEO, whose biographical summary is set forth above in “Proposal 1—Election of Directors.”

Name	Ji-Yeun Lee	Helen T. Meates	David A. Travin
Age	56	61	47
Position	Managing Partner	Chief Financial Officer	General Counsel
Professional Highlights	Prior to joining PJT Partners in early 2014 as one of the founding partners, Ms. Lee was Managing Director and Deputy Head of Global Investment Banking at Morgan Stanley. She joined Morgan Stanley in 1988 and spent most of her career in Mergers & Acquisitions, including six years in the firm’s London office, advising clients on a broad range of transactions across industries and geographies. Ms. Lee was appointed the Deputy Head of Global Investment Banking in 2007 and joined Morgan Stanley’s Management Committee in 2011. Ms. Lee also serves on the Board of Directors of Good Shepherd Services. She received a B.A. from Amherst College.	Prior to joining PJT Partners in January 2015, Ms. Meates worked at Morgan Stanley for 22 years, most recently serving as a Managing Director. Ms. Meates spent the majority of her career at Morgan Stanley in Global Capital Markets, including nine years in Leveraged Finance. In 2011, she was appointed Deputy Head of Global Capital Markets and Co-Chair of the firm’s Capital Commitment Committee. Ms. Meates also served on the firm’s Institutional Securities Risk Committee, Microfinance Advisory Board and Diversity Committee. Ms. Meates serves on the boards of the SMA Foundation and the Bridgehampton Chamber Music Festival. She received a law degree (LL.B.) from Canterbury University in
		New Zealand and an M.B.A. from Columbia Business School.	Prior to joining PJT Partners in December 2016, Mr. Travin was a member of the legal departments of both UBS AG and Deutsche Bank AG. Through the end of 2020, Mr. Travin served as the company’s Deputy General Counsel. He currently serves on the Board of Directors of Only Make Believe, a nonprofit organization based in New York City. Mr. Travin received a B.S. in Industrial and Labor Relations from Cornell University and a J.D. from The George Washington University Law School.

Each of our Executive Officers serves at the discretion of the Board without a specified term of office.

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Elements of Our Named Executive Officer Compensation Program

Element	Key Features	Highlights
Fixed Compensation
Base Salary	˃ Fixed pay ˃ Informed by reference to peer group and adjusted for, among other variables, tenure, knowledge, ability and experience ˃ Level also takes into account scope of role ˃ Reviewed annually

˃   Base salaries have not been adjusted since October 1, 2015 for Mr. Taubman, January 1, 2016 for Ms. Lee, and January 1, 2021 for Mr. Travin.

˃   Base salary for Ms. Meates adjusted from $500,000 to $1,000,000 for 2023.

Annual Incentive Compensation (Discretionary Performance-Based) Value determined based on company-wide financial performance and individual objectives
Cash Bonus	˃ Variable pay delivered in cash	˃ Mr. Taubman has not received any cash compensation in excess of base salary since the company’s inception.
Annual Long-Term Incentive Awards

˃   Variable pay typically granted annually in equity

˃   Equity grants account for, on average, approximately 43% of the Annual Incentive Compensation for the Named Executive Officers (other than Mr. Taubman)

˃   The percentage of the Named Executive Officers’ total 2022 annual incentive compensation that was delivered in the form of a long-term equity award was 47% for Ms. Lee, 45% for Ms. Meates and 38% for
Mr. Travin.

˃   Equity awards granted with respect to performance in calendar year 2022 to Ms. Lee, Ms. Meates and Mr. Travin vest over four years, with the first tranche vesting after two years.

˃    Mr. Taubman did not receive an annual incentive award related to his 2022 performance.

Other Compensation Highlights

Performance LTIPs. On February 8, 2022, the Compensation Committee approved the grant of performance-based LTIP Units (which is a class of partnership interests in PJT Partners Holdings) under the PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Performance LTIPs”) to Mr. Taubman and our other Named Executive Officers, effective February 10, 2022 (the “Grant Date”). These Performance LTIPs are intended to reward performance on a multi-year basis and in a manner that is fully aligned with shareholders.

The Performance LTIPs are subject to both performance and long-term time-based vesting conditions. In granting the Performance LTIPs, the Compensation Committee intended to address three key objectives: (1) ensure leadership continuity; (2) align compensation with long-term shareholder value creation; and (3) enhance retention of top talent at the company.

The performance vesting requirement for the Performance LTIPs will be deemed satisfied to the extent that the company’s Class A common stock achieves the designated dividend-adjusted per-share prices listed in the table below, based on the volume-weighted average share price of the company’s Class A common stock over any 20 consecutive trading-day period (“20-day VWAP”). The number of Performance LTIPs for which the performance condition has been met (the “Earned Performance LTIPs”) will be determined (i) on a quarterly

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basis at the end of each fiscal quarter to occur after the Grant Date and (ii) as of and for the period ended on February 28, 2027 (the “End Date”) (each such fiscal quarter end date, together with the period ending with the End Date, a “Measurement Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on End Date, as follows:

Highest 20-day VWAP Between Grant Date and End Date	Percent of Total LTIP Units Granted that Become Earned LTIP Units
Less than $100	0%
$100	50%
$130	100%

If as of any Measurement Date, the highest 20-day VWAP is between $100 and $130, then the percentage of the total Performance LTIPs that will become Earned Performance LTIPs as of such time shall be determined by linear interpolation between 50% and 100%. The last Measurement Date will be the End Date. There is no potential for Mr. Taubman or our other Named Executive Officers to earn more than 100% of the Performance LTIPs.

The Performance LTIPs satisfy the time-vesting requirement over a five-year period, with 20% vesting per annum, with limited and customary vesting exceptions and forfeiture provisions provided in the applicable award agreement and the PJT Partners Inc. 2015 Omnibus Incentive Plan, such as change in control, death, disability and termination without cause.

Service Period End Date	Cumulative Service Requirement Satisfied
March 1, 2023	20%
March 1, 2024	40%
March 1, 2025	60%
March 1, 2026	80%
March 1, 2027	100%

Performance LTIPs Granted to Mr. Taubman. The Compensation Committee granted to Mr. Taubman 1,000,000 Performance LTIPs, with the performance and time-based vesting conditions as described above, in order to provide an appropriate link between compensation and the creation of shareholder value through long-term focused and retention-driven incentive awards. The company does not currently anticipate paying Mr. Taubman any further equity incentive compensation through the end of 2026. Mr. Taubman’s annual base salary, which has been unchanged since 2015, will continue at $1,000,000 for 2023.

Performance LTIPs Granted to Ms. Lee, Ms. Meates and Mr. Travin. In order to align the interests of our Executive Officers with our shareholders in the same manner as Mr. Taubman, the Compensation Committee granted to Ms. Lee, Ms. Meates and Mr. Travin, Performance LTIPs as part of such Named Executive Officers’ performance year 2021 annual incentive compensation.

Say on Pay Vote

With respect to our 2022 non-binding, advisory shareholder vote on executive compensation, or say on pay, our shareholders overwhelmingly approved our executive compensation program with over 93% of voted shares cast in favor of the say on pay proposal. We believe these results reflect strong shareholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscores the endorsement by our shareholders of the alignment between our executive compensation and performance.

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COMPENSATION OF OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section of our Proxy Statement discusses the principles underlying our executive compensation policies and decisions. In addition, this section provides qualitative information about the manner and context in which compensation is awarded to, and earned by, our Named Executive Officers, and places in context the data presented in the tables and narrative that follow.

Throughout this Proxy Statement, our Named Executive Officers (our “Named Executive Officers”) for the fiscal year ended December 31, 2022 are as follows:

˃	Paul J. Taubman, our Chairman and CEO;
˃	Ji-Yeun Lee, our Managing Partner;
˃	Helen T. Meates, our Chief Financial Officer; and
˃	David A. Travin, our General Counsel.

Roles of our Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. Our Compensation Committee has overall responsibility for monitoring the performance of our Named Executive Officers and evaluating and approving our executive compensation plans, policies and programs. In addition, our Compensation Committee oversees the Omnibus Incentive Plan.

With respect to the compensation paid to our Chairman and CEO, our Compensation Committee reviews and approves all components of Mr. Taubman’s compensation and ensures that his compensation aligns with the company’s strategic plan. With respect to the other Named Executive Officers, our Compensation Committee seeks input from our Chairman and CEO and Chief Human Resources Officer, reviews and approves all components of our other Named Executive Officers’ compensation and ensures that their compensation aligns with the company’s strategic plan.

Use of Independent Advisor

Our Compensation Committee has engaged Willis Towers Watson, an independent outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. Willis Towers Watson provides our Compensation Committee with advice concerning the types and levels of compensation to be paid to our Named Executive Officers. Willis Towers Watson provides the Compensation Committee with peer executive and non-employee director compensation data, as well as expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee utilizes Willis Towers Watson’s advice and insights to inform the eventual decision-making process. Willis Towers Watson also assists management and the Compensation Committee by providing market data on the compensation practices and programs of our peer competitors and guidance on industry trends and best practices.

The Compensation Committee has sole authority to retain and terminate the independent compensation consultant and approve fees and other engagement terms. Our Compensation Committee requires that its consultant be independent of company management. In assessing Willis Towers Watson’s independence, the Compensation Committee considered the six independence factors for compensation consultants listed in the NYSE listing requirements and determined that the retention of Willis Towers Watson did not raise any conflict of interest.

Management

Our CEO and our Chief Human Resources Officer attend Compensation Committee meetings, provide information as to the individual performance of the other Named Executive Officers and make annual recommendations to our Compensation Committee of appropriate compensation levels. Our CEO, with input from the Chief Human Resources Officer and in consultation with the Compensation Committee, also develops annual performance goals focused on the company’s tactical and strategic objectives against which our Named Executive Officers will generally be measured. Our CEO and our Chief Human Resources Officer present an

35	Executive Compensation

evaluation against those objectives to the Compensation Committee as part of the annual compensation process. The compensation pool funding and structure for employees overall is assessed by giving consideration to the company’s tactical and strategic objectives as well as the performance of each business and is presented by our CEO and our Chief Human Resources Officer to the Compensation Committee for approval. All components of our Named Executive Officers’ compensation must be approved by our Compensation Committee in its sole discretion.

Benchmarking Process

In developing our compensation programs, our Compensation Committee commissions a compensation benchmarking analysis to ensure that our programs are competitive with those of other independent investment banks, including consideration of the cost of equivalent talent in the markets in which we operate. Our Compensation Committee reviews our Named Executive Officer compensation in relation to other financial institutions, working with Willis Towers Watson, which provides market data and practices for consideration, as well as executive compensation trends and developments. One of the challenges for our company when establishing its peer group is the limited number of directly comparable organizations. Part of the Compensation Committee’s overall review of the executive compensation program over the past several years has included developing underlying principles for identifying peers. These principles include operating in similar or comparable industry segments: investment banking, comparable in size and scope and competitors for talent. The full peer group of independent investment banking firms is Cowen Group, Inc., Evercore, Greenhill, Houlihan Lokey, Jefferies, Lazard, Moelis, Perella Weinberg Partners and Rothschild & Co. The most relevant public competitors considered within the independent investment bank benchmarking data for 2022 included:

Lazard Ltd. Evercore Inc. Houlihan Lokey, Inc.	Moelis & Company Perella Weinberg Partners

For purposes of determining our overall level of executive compensation (i.e., base salary and annual incentive compensation), our Compensation Committee generally reviews compensation in light of peer group compensation ranges but does not limit target setting to a particular peer group percentile.

Our Compensation Committee also takes into account other factors, including the executive’s role and experience, as compared to our peers’ executives. Ultimately, our Compensation Committee believes that appropriate compensation for a particular executive should be made based on the full review of company and individual performance, while also considering market data.

Overall, as set forth below in “Elements of Our Compensation Program,” Willis Towers Watson determined that our executive compensation programs, as structured, are appropriately competitive relative to our peers.

Elements of Our Compensation Program

Compensation provided to our Named Executive Officers generally consists of base salary, discretionary annual incentive compensation, which includes a cash bonus and long-term incentive awards granted in the form of equity, and other perquisites and benefits, each of which is described in more detail below.

Base Salary

The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salaries are reviewed annually by our Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.

2022 Base Salaries. We provided an annual base salary of $1,000,000, $1,000,000, $500,000 and $500,000 to each of Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Travin, respectively. The amount of the base salary for the Named Executive Officers is set in accordance with the terms of their respective partner agreements and may be adjusted from time to time in accordance with those agreements. These base salaries have not been adjusted since October 1, 2015, for Mr. Taubman, January 1, 2016 for Ms. Lee and January 1, 2021 for Mr. Travin.

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In 2023, Ms. Meates base salary will be adjusted to $1,000,000, reflective of her seniority and the breadth of her role as a senior leader within our company.

Annual Incentive Compensation

Named Executive Officers are eligible to receive discretionary compensation on an annual basis to incentivize the achievement of key short- and long-term corporate strategic goals. We do not set specific quantitative performance targets upon which the annual incentive compensation paid to our Named Executive Officers would become payable. Instead, the annual incentive compensation paid to our Named Executive Officers is determined based on a performance evaluation conducted by our Compensation Committee with the assistance of Mr. Taubman (other than with respect to compensation to be paid to Mr. Taubman) and our Chief Human Resources Officer. A portion of the annual incentive compensation is paid in cash and a portion is paid in the form of long-term incentive awards granted in the form of restricted equity.

Annual Incentive Compensation for Ms. Lee, Ms. Meates and Mr. Travin

The evaluation with respect to the annual incentive compensation paid to Ms. Lee, Ms. Meates and Mr. Travin for the 2022 performance year involved an analysis of both:

(i)    company-wide performance and

(ii)   the performance of the individual officer and his or her contributions to the company, including consideration of role-specific goals previously agreed to by the Compensation Committee.

Overall Company Performance. The Compensation Committee’s executive compensation decisions consider company-wide financial performance as a collective measure to ensure alignment with shareholders and to foster a collaborative approach among senior executives. With respect to overall company performance, the factors considered for our Named Executive Officers were:

˃	share price performance,
˃	revenue growth,
˃	adjusted pretax income growth and
˃	adjusted net income per share growth

in each case taking into consideration performance versus the independent investment bank peers discussed above. Consistent with our long-term focus, each of these elements are reviewed through a multi-year lens and with consideration given to our company’s business mix versus our competitors.

Performance of the Individual Named Executive Officers. Individual, role-specific performance goals have been identified as goals where the Named Executive Officer is most able to influence the relevant outcome, acknowledging they may not be solely responsible for such outcomes and that success against these goals is also the collective responsibility of the executive team and broader company management.

˃	Ji-Yeun Lee. With respect to the assessment of individual performance, the factors considered for Ms. Lee were her leadership and executive management role with our company, including: continued evidence of the growth in cross-company revenue generating opportunities; the continued development of the Strategic Advisory business, including year over year outperformance of the business relative to peers and continued success in the attraction and retention of top talent to the company at all levels.
˃	Helen T. Meates. With respect to the individual assessment of Ms. Meates, factors considered included: Ms. Meates’ leadership and oversight of our global finance function including its strategic reporting and analytics capability; the continued building and maintenance of relationships with our investors, clients, equity research community, auditors and regulators; and effective management of corporate finance.
˃	David A. Travin. With respect to the individual assessment of Mr. Travin, factors considered included: Mr. Travin’s leadership and oversight of our global legal and compliance functions, including a continued deepening of the bench strength of the talent therein; effectively managing the company’s risk exposure to potential litigation and regulatory matters; overseeing and enhancing the company’s compliance culture; strengthening relationships in the legal community and advising our bankers with appropriate legal and regulatory advice from a deal perspective.

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Cash Bonus. The portion of each Named Executive Officer’s 2022 annual incentive compensation paid in the form of restricted cash was as follows: Ms. Lee—$1,852,500; Ms. Meates—$1,652,500; and Mr. Travin—$1,027,500. Mr. Taubman has not received any cash compensation in excess of base salary since the company’s inception.

Long-Term Incentive Awards. The Compensation Committee believes that a substantial portion of each Named Executive Officer’s annual incentive compensation should be in the form of long-term incentive awards in the form of either LTIP Units or restricted stock units. Determination of the form of long-term incentive awards takes into consideration the significant equity holdings our Named Executive Officers maintain, which in each case were acquired through a combination of grants made at the company’s spin-off, performance-based awards and open market purchases.

Long-term incentive awards encourage management to create shareholder value over the long term, because the value of the equity awards is directly attributable to the price of our Class A common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.

Performance LTIPs Granted to Mr. Taubman

The Compensation Committee granted to Mr. Taubman 1,000,000 Performance LTIPs, with the performance and time-based vesting conditions as described above, in order to provide an appropriate link between compensation and the creation of shareholder value through long-term focused and retention-driven incentive awards. The company does not currently anticipate paying Mr. Taubman any further equity incentive compensation through the end of 2026. Mr. Taubman’s annual base salary, which has been unchanged since 2015, will continue at $1,000,000 for 2023.

Alternative Presentation of Annual Compensation

The following table is presented to show how our Compensation Committee viewed 2020 to 2022 annual compensation for our Named Executive Officers (except Mr. Travin, who was named as General Counsel on January 1, 2021, and as such, only 2021 and 2022 compensation is shown), and includes base salary as well as cash bonus and long-term incentive awards as part of annual incentive compensation. This table differs from the “Summary Compensation Table” below and is not a substitute for that table. Unlike the “Summary Compensation Table,” which reflects the grant date fair value of long-term incentive awards granted during the applicable calendar year (whether or not such awards were granted with respect to the performance for such year), the following table reflects the dollar amounts of the annual incentive compensation paid in the form of restricted stock units, LTIPs and Performance LTIPs with respect to each specific performance year (e.g., for 2021, the dollar amount of the Performance LTIPs that were granted in 2022 with respect to 2021 performance). In addition, this table includes the grant value of that portion of the one-time grant of 60,000 LTIP Units awarded to Mr. Taubman in September 2018 for the period from January 1, 2020 to December 31, 2020 with respect to performance year 2020, and for the period from January 1, 2021 to September 30, 2021 with respect to performance year 2021, as this award was intended by the Compensation Committee to serve as additional compensation for the three-year period from October 1, 2018 to October 1, 2021.

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Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Total
Paul J. Taubman Chairman and CEO	2022	$1,000,000	—	—	$1,000,000
	2021	$1,000,000	—	$799,500	$1,799,500
	2020	$1,000,000	—	$1,066,000	$2,066,000
Ji-Yeun Lee Managing Partner	2022	$1,000,000	$1,852,500	$1,647,500	$4,500,000
	2021	$1,000,000	$1,867,500	$1,632,500	$4,500,000
	2020	$1,000,000	$1,867,500	$1,632,500	$4,500,000
Helen T. Meates Chief Financial Officer	2022	$500,000	$1,652,500	$1,347,500	$3,500,000
	2021	$500,000	$1,667,500	$1,332,500	$3,500,000
	2020	$500,000	$1,667,500	$1,332,500	$3,500,000
David A. Travin General Counsel	2022	$500,000	$1,027,500	$622,500	$2,150,000
	2021	$500,000	$725,000	$525,000	$1,750,000
(1)	The cash bonus paid to Ms. Lee, Ms. Meates and Mr. Travin for performance year 2022 is subject to pro-rata repayment in the event such Named Executive Officer’s services are terminated by the company for Cause (as defined in the Omnibus Incentive Plan) or the Named Executive Officer resigns his or her services to the company for any reason within the next three years (100% repayment in case of resignation or termination for Cause prior to the end of 2023, 67% prior to the end of 2024 and 33% prior to the end of 2025).
(2)	The dollar amounts of the restricted stock units and/or LTIP units included in this column may differ from the grant date fair values of such awards as computed in accordance with GAAP and reported in the “Summary Compensation Table.” In the case of Ms. Lee, Ms. Meates and Mr. Travin, the 2021 stock awards include Performance LTIPs granted as part of the long-term incentive component of 2021 annual compensation. Mr. Taubman’s Performance LTIPs are not included in this presentation as such awards are not intended as annual compensation, are long-term performance and retention focused and the company does not anticipate granting any additional annual equity incentives to Mr. Taubman through the end of 2026. Restricted stock units for Ms. Lee, Ms. Meates and Mr. Travin pertaining to performance year 2022 included in this column are subject to approval by the Compensation Committee and are expected to be approved by the Compensation Committee in fiscal year 2023.

Retirement Arrangements

We have a 401(k) plan for eligible employees, including our Named Executive Officers, and may, in our sole discretion, provide annual matching contributions to certain 401(k) plan participants. We currently do not offer matching contributions to our Named Executive Officers.

Employee Benefits; Perquisites

Eligible employees, including our Named Executive Officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance coverage. Our Named Executive Officers participate in these programs on the same basis as eligible employees generally, but the company does not typically pay for any portion of such employee benefits for partners, including our Named Executive Officers. We make available to our partners, including our Named Executive Officers and on occasion, their family members personal use of a company leased aircraft when it is not being used for business purposes, for which the partners and the Named Executive Officers pay the full incremental costs associated with such use.

All perquisites to our Named Executive Officers must be approved by the Compensation Committee. As approved by the Compensation Committee, we make available to our partners, including our Named Executive Officers, financial planning services at a cost of approximately $16,595 annually per partner paid by the company. In 2022, Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Travin took advantage of this service.

Compensation Program Governance Features

Clawback Policy

Pursuant to the terms of the Omnibus Incentive Plan, all awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with:

(i)   any clawback, forfeiture or other similar policy adopted by the Board or the Compensation Committee and as in effect from time to time, and

(ii)   applicable law.

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To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the company.

Further, pursuant to the terms of the Omnibus Incentive Plan, to the extent a participant engages in:

(i)	unauthorized disclosure of any confidential or proprietary information of the company;
(ii)	any activity that would be grounds to terminate the participant’s employment for Cause (as defined in the Omnibus Incentive Plan); or
(iii)	the breach of any non-competition, non-solicitation or other agreement containing restrictive covenants, the Compensation Committee may, in its sole discretion, provide for one or both of the following: cancellation of any or all of such participant’s outstanding awards, or forfeiture by the participant of any gain realized on the vesting or exercise of awards, and to repay any such gain promptly to the company.

We have also incorporated rigorous clawback provisions in the PJT Partners Inc. Bonus Deferral Plan (the “Bonus Deferral Plan”). Pursuant to the terms of the Bonus Deferral Plan, if at any time before an applicable restricted stock unit vesting date, the Compensation Committee determines, in its sole and absolute discretion, that any of the following events has occurred, the company is authorized to cancel (and the employee would forfeit) an appropriate portion of the then unvested portion of the employee’s award granted pursuant to the Bonus Deferral Plan and any rights to dividend equivalents thereon:

˃	misconduct by the employee in taking actions, or failing to take actions, that result in, or reasonably could be expected to result in, material detriment to the company or its business activities, including, without limitation, financial or reputational harm to the company or its business activities;
˃	fraud, material misrepresentation or other dishonest acts by the employee which resulted in a determination by the Compensation Committee of an amount of such employee’s annual bonus that was greater than the amount the employee would have otherwise been entitled to but for such fraud, material misrepresentation or other dishonest act;
˃	the employee’s gross negligence in, or other impropriety related to (including any failure to monitor or discharge supervisory or managerial responsibilities), failing to timely and reasonably identify, raise or assess issues and/or concerns with respect to risks material to the company or its business activities; or
˃	following the termination of the employee’s employment, the company determines that such employee’s employment could have been terminated by the company for cause.

Nothing contained in the Bonus Deferral Plan limits or restricts the company from seeking repayment of any vested portions of an award made pursuant to the Bonus Deferral Plan already distributed to an employee, pursuant to any applicable clawback requirements imposed under applicable laws, rules and regulations. Accordingly, the clawback provisions contained in the Bonus Deferral Plan shall:

(i)	Be in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to our Chief Executive Officer and Chief Financial Officer and
(ii)	Otherwise be deemed automatically amended to include the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the NYSE.

Our Compensation Committee may periodically review this clawback policy.

Hedging and Pledging of Our Securities

Our directors and employees, including our Named Executive Officers, are prohibited from engaging in a transaction meant to hedge or minimize losses in our securities, including engaging in transactions in forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivatives on our securities, or short selling our securities.

Our directors and employees, including our Named Executive Officers, are prohibited from pledging our securities as collateral for a loan unless such pledging transaction is approved by our General Counsel.

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Minimum Equity Ownership Guidelines for Named Executive Officers

Our Compensation Committee has implemented minimum equity ownership guidelines that require each Named Executive Officer to maintain equity ownership in the company (including Partnership Units, LTIP Units or restricted stock units) having a market value equal to or greater than a multiple of such Named Executive Officer’s base salary (ten times base salary for the Chairman and CEO and five times base salary for other Named Executive Officers). Each Named Executive Officer must achieve the minimum equity investment within five years from the later of the adoption of the guidelines (for Named Executive Officers in place at that time of the adoption of the guidelines) and the date of such Named Executive Officer’s appointment (for subsequently appointed Named Executive Officers). All Named Executive Officers are or are expected to be, within the time ascribed in our ownership guidelines, in compliance with our Minimum Equity Ownership Guidelines.

Named Executive Officer	Ownership Requirement Multiple	Ownership Requirement Value
Paul J. Taubman	10x Base Salary	$10,000,000
Ji-Yeun Lee	5x Base Salary	$5,000,000
Helen T. Meates	5x Base Salary	$5,000,000	*
David A. Travin	5x Base Salary	$2,500,000

*Based on Ms. Meates’ fiscal 2023 base salary.

Vesting of Equity Awards

Our practice is to grant equity awards to our Named Executive Officers that generally vest over a period of several years, with the vesting of the first tranche of any such equity award at least one year from the grant date. For performance year 2022, equity awards granted to our Named Executive Officers and other partners vest over a four-year period, with equity awards vesting in equal installments following the second, third and fourth year anniversaries from grant.

No Individual Revenue Pay-Outs

We have no individual revenue pay-outs as it relates to annual incentive compensation, and no contractual entitlement to severance. To provide further flexibility with respect to employment and compensation matters, we maintain a flexible termination practice with no contractual rights to continued employment (other than for a notice and potential garden leave period).

Risk Considerations in Our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and Willis Towers Watson, and our Compensation Committee does not believe the goals, or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.

Our discretionary compensation program is designed to reflect the performance of our company and the performance of the individual employee, and we believe its design discourages excessive risk taking. For example, paying a significant portion of discretionary compensation in the form of equity awards, all with multi-year vesting periods, encourages each of our senior professionals to be sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our Class A common stock. Our directors, Named Executive Officers, partners and employees are prohibited from hedging their shares of our Class A common stock and from pledging such shares without pre-approval of our General Counsel. We believe these criteria provide additional incentives for the prudent management of the range of risks inherent in our business. Based on this, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

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REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee report to shareholders shall not, in accordance with the rules of the SEC, be incorporated by reference into any of our future filings made under the Exchange Act or under the Securities Act and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Thomas M. Ryan, Chair

Emily K. Rafferty

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Summary Compensation Table

The following table summarizes the total compensation paid to or earned in respect of fiscal years 2020, 2021 and 2022 for Mr. Taubman, Ms. Lee and Ms. Meates, and fiscal years 2021 and 2022 for Mr. Travin, each under the rules of the SEC. Mr. Travin was promoted to General Counsel on January 1, 2021.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(1)(2)	Other(3)	Total
Paul J. Taubman Chairman and CEO	2022	$1,000,000	—	$39,100,000	$16,595	$40,116,595
	2021	$1,000,000	—	—	$15,000	$1,015,000
	2020	$1,000,000	—	—	$15,000	$1,015,000
Ji-Yeun Lee Managing Partner	2022	$1,000,000	$1,852,500	$1,971,031	$16,595	$4,840,126
	2021	$1,000,000	$1,867,500	$1,649,703	$15,000	$4,532,203
	2020	$1,000,000	$6,867,500	$1,753,474	$15,000	$9,635,974
Helen T. Meates Chief Financial Officer	2022	$500,000	$1,652,500	$1,608,809	$16,595	$3,777,904
	2021	$500,000	$4,667,500	$1,346,550	$15,000	$6,529,050
	2020	$500,000	$1,667,500	$1,135,855	$15,000	$3,318,355
David A. Travin General Counsel	2022	$500,000	$1,027,500	$633,889	$16,570	$2,177,959
	2021	$500,000	$725,000	$138,720	$15,000	$1,378,720
(1)	2022 bonus amounts represent the cash component of the annual incentive compensation earned for 2022 performance and paid in the following year. In the case of Ms. Lee, Ms. Meates and Mr. Travin, the remainder of the 2022 performance year annual incentive compensation is expected to be paid in the form of RSUs, as discussed above in “Elements of Our Compensation Program—Annual Incentive Compensation—Long-Term Incentive Awards.” As these RSUs are expected to be granted following approval by the Compensation Committee in May 2023, pursuant to the rules of the SEC, the stock awards reported for 2022 for Ms. Lee, Ms. Meates and Mr. Travin do not include their respective portion of the annual incentive compensation that is expected to be paid in RSUs. The amounts expected to be paid in the form of restricted stock units for performance year 2022 are as follows: Ms. Lee—$1,647,500; Ms. Meates—$1,347,500; and Mr. Travin—$622,500.
(2)	The amounts included in this column represent the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values can be found in Note 10 to our 2022 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. For 2022, the value represents the grant on February 10, 2022 for the 2021 performance year of Performance LTIPs for Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Travin, which are subject to both time and performance vesting conditions, with the time vesting component occurring in equal installments over five years from the grant date, subject to continuous employment. The company does not currently anticipate paying Mr. Taubman any further equity incentive compensation through the end of 2026. The Performance LTIPs vest according to service and market conditions, and therefore have no maximum grant date fair values that differ from the grant date fair values presented in the table.
(3)	We make available to our partners, including our Named Executive Officers, financial planning services on an annual basis paid for by the company. In 2022, each of our Named Executive Officers used this service. In addition, we make available to our partners, including our Named Executive Officers, and on occasion, their family members, personal use of a company leased aircraft when it is not being used for business purposes, for which the partners and the Named Executive Officers pay the full incremental costs associated with such use.

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Grants of Plan-Based Awards in 2022

The following table discloses the number of plan-based awards granted in 2022 to our Named Executive Officers and the grant date fair value of these awards.

Estimated Future Payouts Under Equity Incentive Plan Awards(3)

Name	Grant Date(1)	Action Date(2)	Threshold (#)	Target (#)(3)		Maximum (#)(3)		Grant Date Fair Value of Stock and Option Awards(4)
Paul J. Taubman	2/10/22	2/8/22	500,000	1,000,000		1,000,000		$39,100,000
Ji-Yeun Lee	2/10/22	2/8/22	25,205	50,410	(3)	50,410	(3)	$1,971,031	(3)
Helen T. Meates	2/10/22	2/8/22	20,573	41,146	(3)	41,146	(3)	$1,608,809	(3)
David A. Travin	2/10/22	2/8/22	8,106	16,212	(3)	16,212	(3)	$633,889	(3)
(1)	Performance LTIPs awarded as long-term incentives are granted in the year following the fiscal year performance period. For instance, for RSUs expected to be granted to each of the Named Executive Officers for performance year 2022, such awards will be granted in 2023 and, therefore, are not included in this table since they were not granted in 2022.
(2)	The Compensation Committee acted to award year-end equity-based awards for the 2021 performance period at its meeting on February 8, 2022, with the grants becoming effective on February 10, 2022.
(3)	Represents Performance LTIPs granted in fiscal year 2022 to each of Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Travin for 2021 performance. Performance LTIPs satisfy the time-vesting requirement over a five-year period with respect to 20% of the award per year. The performance vesting requirement for the Performance LTIPs will be deemed satisfied to the extent that the company’s Class A common stock achieves certain designated-adjusted per-share price targets, based on the 20-day VWAP of the company’s Class A common stock. If the company does not achieve the threshold 20-day VWAP during the performance period, no Performance LTIPs will vest. See “Other Compensation Highlights” on page 33 above, and the discussion following, for more information on LTIPs and Performance LTIPs.
(4)	The average closing price of a share of our Class A common stock over the five trading days immediately prior to and the five trading days immediately following the date that we first publicly issued our earnings release for fiscal year 2022 (with the date earnings are released representing the first day of the second five day period) was used in order to determine the number of restricted stock units to be granted, with grants made effective on February 10, 2022. Since the grant date fair value of these Performance LTIP awards is computed in accordance with GAAP, the amounts reported generally differ from the dollar amount of the portion of the 2021 performance year long-term incentive award grant.

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Equity Awards at 2022 Fiscal Year-End

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(4)
Paul J. Taubman	—	—	1,000,000	$73,690,000
Ji-Yeun Lee	35,388(1)	$2,607,742	50,410	$3,714,713
Helen T. Meates	26,922(2)	$1,983,882	41,146	$3,032,049
David A. Travin	7,639(3)	$562,918	16,212	$1,194,662
(1)	This amount consists of (i) 11,106 restricted stock units that vested on March 1, 2023, (ii) 22,540 restricted stock units that vest ratably on March 1, 2023, 2024, and 2025 and (iii) 1,832 unvested dividend equivalent restricted stock units.
(2)	This amount consists of (i) 7,136 restricted stock units that vested on March 1, 2023, (ii) 18,398 restricted stock units that vest ratably on March 1, 2023, 2024 and 2025, and (iii) 1,388 unvested dividend equivalent restricted stock units.
(3)	This amount consists of (i) 1,063 restricted stock units that vested on March 1, 2023, (ii) 2,037 LTIPs that vest ratably on March 1, 2023, 2024 and 2025, (iii) 4,250 restricted stock units that vest on March 1, 2025, and (iv) 289 unvested dividend equivalent restricted stock units.
(4)	Based on the closing price of our Class A common stock of $73.69 on December 31, 2022.
(5)	Amounts included in this column reflect Performance LTIPs granted in fiscal 2022. Performance LTIPs are subject to both service and performance conditions. Performance LTIPs satisfy the time-vesting requirement over a five year period, with 20% vesting per year commencing on March 1, 2023. The performance vesting requirement for the Performance LTIPs will be deemed satisfied to the extent that the company’s Class A common stock achieves the designated dividend-adjusted per-share prices ranging from $100 to $130. The number of Performance LTIPs for which the performance condition has been met will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after the grant date and (ii) as of and for the period ended on February 28, 2027 (the “End Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on End Date. If as of any measurement date, the highest 20-day VWAP is between $100 and $130, then the percentage of the total Performance LTIPs that will become Earned Performance LTIPs as of such time shall be determined by linear interpolation between 50% and 100%. The number of Performance LTIPs reported reflects the total number of units granted even though the performance period will not end until February 28, 2027 and vesting is contingent on meeting volume-weighted average share price targets. Therefore, there is no assurance that any portion of these units will be earned.

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2022 Option Exercises and Stock Vested

The following table sets forth certain information regarding equity awards that vested in 2022 for our Named Executive Officers.

	Stock or Unit Awards
Name	Number of Shares or Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2)
Paul J. Taubman	—	—
Ji-Yeun Lee	23,151	$1,477,503
Helen T. Meates	12,926	$824,964
David A. Travin	1,553	$99,081
(1)	Represents the aggregate number of restricted stock units to Ms. Lee, Ms. Meates and Mr. Travin, that vested in 2022.
(2)	The value realized on vesting of the equity awards is the product of (a) the closing price on the New York Stock Exchange of a share of our Class A common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading day), multiplied by (b) the number of equity awards vested.
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Partner Agreements

Partner Agreement with Paul J. Taubman

PJT Partners Holdings entered into a partner agreement with Mr. Taubman (the “CEO Agreement”) effective October 1, 2015. Mr. Taubman is generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during his service to PJT Partners Holdings and for a period (the “Restriction Period”) ending one year following the termination of his service to PJT Partners Holdings in the case of the non-competition restrictions, and two years following the termination of his service to PJT Partners Holdings in the case of the non-solicitation restrictions. If Mr. Taubman is terminated by PJT Partners Holdings without cause or he resigns for good reason, the foregoing periods of time during which he will be subject to the non-competition restrictions will be reduced to 120 days and 90 days, respectively. If Mr. Taubman’s service with PJT Partners Holdings is terminated for any reason other than his resignation without Board Change Good Reason or a termination of service by PJT Partners Holdings for cause, in each case within 24 months following a Board Change of Control, then

(1)	the covenants of non-competition and non-solicitation of clients and investors will expire upon termination, and
(2)	the covenants of non-solicitation of employees and consultants will expire six months after termination. Mr. Taubman is also subject to perpetual covenants of confidentiality and non-disparagement.

For purposes of the CEO Agreement:

˃	“cause” means the occurrence or existence of any of the following:
(i)	Mr. Taubman’s willful act of fraud, misappropriation, or embezzlement against PJT Partners Holdings that has a material adverse effect on the business of PJT Partners Holdings.
(ii)	Mr. Taubman’s conviction of a felony; or
(iii)	an un-appealable final determination by a court or regulatory body having authority with respect to securities laws that Mr. Taubman violated any applicable securities laws or any rules or regulations thereunder if such final determination:
(A)	bars Mr. Taubman from employment in the securities industry or
(B)	renders Mr. Taubman unable to substantially perform his duties to PJT Partners Holdings; provided that, PJT Partners Holdings must provide a notice of termination to Mr. Taubman within 60 days of the occurrence of the event constituting “cause,” and, other than with respect to clause (ii) above, Mr. Taubman will have the opportunity to cure within 30 days of receiving such notice.
˃	“Good reason” means the occurrence of any of the following events without Mr. Taubman’s written consent:
(i)	a material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities.
(ii)	the assignment of any duties materially inconsistent with Mr. Taubman’s positions.
(iii)	a reduction of Mr. Taubman’s salary.
(iv)	the relocation of Mr. Taubman’s principal place of service to anywhere other than PJT Partners Holdings’ principal office.
(v)	a material breach by PJT Partners Holdings or its affiliates of the CEO Agreement or any other material agreement with PJT Partners Holdings or its affiliates.
(vi)	the failure of PJT Partners Holdings to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to the Board (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the Board by PJT Partners Holdings (other than for “cause”);
(vii)	the hiring or firing of any Executive Officer; or
(viii)	the failure by PJT Partners Holdings to obtain written assumption of the Partner Agreement by a purchaser or successor of PJT Partners Holdings; provided that, Mr. Taubman must provide a notice of termination to PJT Partners Holdings within 60 days of the occurrence of the event constituting “good reason,” and PJT Partners Holdings will have the opportunity to cure within 30 days of receiving such notice.
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˃	“Board Change Good Reason” means the occurrence of any of the following events without Mr. Taubman’s written consent:
(i)	A material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities.
(ii)	The assignment of any duties materially inconsistent with Mr. Taubman’s positions.
(iii)	A reduction of Mr. Taubman’s salary.
(iv)	The relocation of Mr. Taubman’s principal place of service to anywhere other than PJT Partners Holdings’ principal office.
(v)	A breach by PJT Partners Holdings or its affiliates of the CEO Agreement or any other material agreement with PJT Partners Holdings or its affiliates.
(vi)	The failure of PJT Partners Holdings to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to the Board (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the Board by PJT Partners Holdings (other than for “cause”); (vii) the failure by PJT Partners Holdings to obtain written assumption of the CEO Agreement by a purchaser or successor of PJT Partners Holdings.
(vii)	PJT Partners Holdings or any of its affiliates effecting a material disposition, acquisition or other business combination.
(viii)	PJT Partners Holdings or any of its affiliates entering into a new significant business line or discontinuing a significant existing business line.
(ix)	the hiring or firing of any Executive Officer; or (xi) PJT Partners Holdings or any of its affiliates making any material compensation decisions with respect to employees other than Mr. Taubman or PJT Partners Holdings or any of its affiliates failing to implement any material compensation decision made by Mr. Taubman with respect to employees; provided that, Mr. Taubman must provide a notice of termination to PJT Partners Holdings within 120 days of the occurrence of the event constituting “Board Change Good Reason,” and PJT Partners Holdings will have the opportunity to cure within 10 days of receiving such notice.
˃	“Board Change of Control” means a majority of the members of the Board ceasing to be “continuing directors” which means any member of the Board who:
(i)	was a member of such board immediately following the merger and spin-off transactions on October 1, 2015; or
(ii)	was nominated for election or elected or appointed to the board with the approval of a majority of the “continuing directors” who were members of such board at the time of such nomination, election or appointment.

Partner Agreements with Ji-Yeun Lee, Helen T. Meates and David A. Travin

PJT Partners Holdings entered into partner agreements with each of Ms. Lee and Ms. Meates, effective October 1, 2015, and Mr. Travin, effective January 1, 2021. The agreements generally set forth the terms of service of each officer, including their respective compensation and benefits, as described in “Elements of Our Compensation Program.”

These officers are generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during their service to PJT Partners Holdings and for a period (the “Restriction Period”) ending one year following the termination of service to PJT Partners Holdings in the case of the non-competition restrictions, and two years following the termination of service to PJT Partners Holdings in the case of the non-solicitation restrictions. If the Executive Officer is terminated by PJT Partners Holdings without cause or the Executive Officer resigns for good reason, the foregoing periods of time during which they will be subject to the non-competition restrictions will be reduced to 120 days and 90 days, respectively. The officers are also subject to perpetual covenants of confidentiality and non-disparagement.

48	Executive Compensation

For purposes of the partner agreements with Ms. Lee, Ms. Meates and Mr. Travin:

˃	“cause” means the occurrence or existence of any of the following:
(i)	(x) any material breach of the partner agreements, (y) material breach of any material rules or regulations of PJT Partners Holdings applicable that have been provided that has a material adverse effect on the business of PJT Partners Holdings, or (z) deliberate and repeated failure to perform substantially the Executive Officer’s material duties to PJT Partners Holdings; provided that, in the case of any of the foregoing clauses (x), (y) or (z), PJT Partners Holdings has given the Executive Officer written notice within fifteen days after PJT Partners Holdings becomes aware of such action and, to the extent such action is curable, the Executive Officer fails to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by the Executive Officer of such notice (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that the Executive Officer is diligently pursuing such cure);
(ii)	any act of fraud, misappropriation, embezzlement or similar conduct by the Executive Officer against PJT Partners Holdings; or
(iii)	conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime of moral turpitude, or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that the Executive Officer individually has violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on:
(A)	the Executive Officer’s ability to function as a partner, taking into account the services required of the Executive Officer and the nature of PJT Partners Holdings’ business, or
(B)	the business of PJT Partners Holdings.
˃	“good reason” means the occurrence of any of the following events without the Executive Officer’s written consent:
(i)	a material adverse change in the Executive Officer’s title, authority, duties or responsibilities;
(ii)	the relocation of the Executive Officer’s principal place of service by more than 50 miles;
(iii)	a material breach by PJT Partners Holdings or its affiliates of the partner agreement or any other material agreement with PJT Partners Holdings or its affiliates; or
(iv)	the failure by PJT Partners Holdings to obtain written assumption of the partner agreement by a purchaser or successor of PJT Partners Holdings; provided that, the Executive Officer must provide a notice of termination to PJT Partners Holdings within 60 days of the occurrence of the event constituting Good Reason, and in the event the Executive Officer provides notice of “good reason,” PJT Partners Holdings will have the opportunity to cure such event constituting “good reason” within 30 days of receiving such notice.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our Named Executive Officers may be entitled to in connection with certain terminations of employment or a change in control, our Named Executive Officers are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment.

Restricted Stock Unit Awards

If the participant’s employment is terminated for cause, the participant’s undelivered restricted stock units (vested and unvested) will be immediately forfeited, and if the participant resigns, the participant’s unvested restricted stock units will be immediately forfeited. Upon a change in control or termination of the participant’s services because of death, disability or without cause by the company, the shares underlying any outstanding restricted stock units (vested and unvested) will become immediately deliverable. In connection with a qualifying retirement, restricted stock units will continue to vest and be delivered over the applicable vesting period, subject to forfeiture if the participant violates any applicable provision of his or her employment or partner agreement or engages in any competitive activity.

49	Executive Compensation

LTIP Unit Awards

If the participant’s employment is terminated for cause, the participant’s undelivered LTIP Units (vested and unvested) will be immediately forfeited, and if the participant resigns, the participant’s unvested LTIP Units will be immediately forfeited. Upon a change in control or termination of the participant’s services because of death, disability or without cause by the company, the shares underlying any outstanding LTIP Units (vested and unvested) will become immediately deliverable. In connection with a qualifying retirement, LTIP Units will continue to vest and be delivered over the applicable vesting period, subject to forfeiture if the participant violates any applicable provision of his or her employment or partner agreement or engages in any competitive activity.

Performance LTIPs

If the participant’s employment is terminated for cause or the participant resigns, the participant’s unvested Performance LTIPs will be immediately forfeited. Upon a change in control or termination of the participant’s services because of death, disability or without cause by the company, the shares underlying any outstanding Performance LTIPs will be deemed to have fully satisfied the service condition of the award and any units that have met the performance condition will become vested as of the termination date. In connection with a qualifying retirement, Performance LTIPs will continue to vest over the applicable vesting period, provided the performance conditions are met, but are subject to forfeiture if the participant violates any applicable provision of his or her employment or partner agreement or engages in any competitive activity. Mr. Taubman’s Performance LTIPs do not have a retirement provision.

The following table quantifies the value of our Named Executive Officers’ outstanding equity awards that would accelerate and vest upon certain terminations of employment or a change in control. All calculations in this table are based on an assumed termination or change in control date of December 31, 2022.

Name	Accelerated Vesting of Equity Awards(1)(2)
Paul J. Taubman
Termination by Us with “Cause”	—
Termination by Us without “Cause”	—
Disability	—
Death	—
Change in Control	—
Ji-Yeun Lee
Termination by Us with “Cause”	—
Termination by Us without “Cause”	$2,607,742
Disability	$2,607,742
Death	$2,607,742
Change in Control	$2,607,742
Helen T. Meates
Termination by Us with “Cause”	—
Termination by Us without “Cause”	$1,983,882
Disability	$1,983,882
Death	$1,983,882
Change in Control	$1,983,882
David A. Travin
Termination by Us with “Cause”	—
Termination by Us without “Cause”	$562,918
Disability	$562,918
Death	$562,918
Change in Control	$562,918
(1)	The value of accelerated equity awards, for purposes of this table, was determined by multiplying the applicable number of equity awards (including associated RSU dividend equivalents) that would vest upon termination or change in control by $73.69, the closing price of our Class A common stock on December 31, 2022. No values are reflected for Performance LTIPs as such awards had not achieved the minimum 20-day VWAP vesting condition applicable to such award as of December 31, 2022.
(2)	Mr. Taubman’s Performance LTIPs have no retirement provision.
50	Executive Compensation

CEO Pay Ratio

Presented below is the ratio of annual total compensation of Mr. Taubman, our CEO, to the median annual total compensation for all our employees (other than our CEO) as of December 31, 2022 (the “CEO Pay Ratio”). We believe the pay ratio included below is a reasonable estimate determined under relevant SEC rules. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2022, the annual total compensation of our median employee, the annual total compensation of our CEO, pursuant to the methodology described below and in accordance with the requirements for determining total compensation in the Summary Compensation Table, and the resulting pay ratio are shown in the table below:

2022 Annual Total Compensation
CEO	$40,116,595
Median Employee	$396,000
CEO Pay Ratio	101:1

In 2022, the Compensation Committee granted to Mr. Taubman 1,000,000 Performance LTIPs, with the performance and time-based vesting conditions as described under the “Other Compensation Highlights” section above, in order to provide an appropriate link between compensation and the creation of shareholder value through long-term focused and retention-driven incentive awards.

If the 2022 annual compensation for Mr. Taubman was calculated based on the methodology applied in the table under “Compensation of Our Executive Officers—Elements of Our Compensation Program—Alternative Presentation of Annual Compensation,” which is reflective of compensation related to the 2022 performance year, the total annual compensation for Mr. Taubman for 2022 would be $1,000,000, resulting in a ratio of the annual total compensation of Mr. Taubman to the annual total compensation of our median employee of approximately 3 to 1.

Background. We identified our median employee using our partner and employee population, excluding Mr. Taubman, as of December 31, 2022. To identify our median employee, we used:

(1)	base salary,
(2)	cash bonus awarded in respect of such year’s performance, and
(3)	long-term incentives awarded in respect of such year’s performance.

We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. This methodology was also applied to compensation reflected for our Named Executive Officers in the table under “Compensation of Our Executive Officers—Elements of Our Compensation Program—Alternative Presentation of Annual Compensation” and represents compensation in the manner considered by our Compensation Committee for determining annual compensation.

51	Executive Compensation

Pay versus Performance

The Compensation Discussion and Analysis section of this Proxy Statement sets forth the financial and other factors considered by the Compensation Committee when reviewing and setting the compensation of our CEO and other Named Executive Officers (“non-CEO NEOs”) for the 2022 performance year. Our executive compensation program considers company-wide financial measures to ensure alignment with shareholders, in addition to goals targeted to each of the Named Executive Officers. We seek to ensure that each Named Executive Officer has goals that are tied to tangible measures of business success as well as those that are focused on leadership and talent development. Rewards for our Executive Officers are structured to ensure a focus on the long-term success of the company. This is typically achieved by granting a significant portion of annual incentives in the form of restricted stock awards that vest over four years.

As required by Item 402(v) (the “Rule”) of Regulation S-K, the following sets forth information regarding compensation of our CEO and our non-CEO NEOs. In accordance with the Rule, the table below and the discussion that follows includes an amount referred to as “compensation actually paid” as defined in Item 402(v)(2)(iii).

The calculation of this amount includes, among other things, the revaluation of unvested and outstanding equity awards. In accordance with the Rule, the revaluation of stock and option awards includes, as applicable:

˃	the year-end fair value of the awards granted in the covered fiscal year (e.g., 2022) that are outstanding and unvested as of the end of the covered fiscal year;
˃	the change in fair value from the end of the prior fiscal year (e.g., 2021) to the end of the covered fiscal year with respect to any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year;
˃	the fair value, as of the vesting date, of any awards that were granted and vested in the same covered year; and
˃	the change in fair value from the end of the prior fiscal year to the vesting date or forfeiture date with respect to any awards granted in prior years that vested or failed to vest, as applicable, in the covered fiscal year. Stock awards include the dollar amount of accrued dividend equivalents, if applicable.

Importantly, as of the valuation dates in the table, none of the amounts included in “compensation actually paid” for our CEO and non-CEO NEOs relating to performance share awards have been paid to our CEO or non-CEO NEOs. The amounts actually received will depend upon the company’s stock price at point of vesting, including in the case of performance shares, whether the requisite performance hurdles and service requirements are met.

Compensation actually paid to our CEO includes valuations in respect of awards granted at the spin-off, with such units earned as a result of the company achieving certain share price thresholds. Specifically, 98% of the 2020 compensation actually paid value relates to the vesting of two tranches of Mr. Taubman’s performance Earn-Out award for which share price hurdles were achieved during the year, in aggregate equating to stock price appreciation of more than 300% from inception. The final tranche of Mr. Taubman’s Earn-Out award failed to meet the share price hurdle within the required time frame, which would have required share price appreciation of 376% since inception. Accordingly, 2021 compensation actually paid includes value attributed to the forfeiture of this final tranche.

For 2022, the values represent the Performance LTIP units granted to Mr. Taubman on February 10, 2022 that generally vest over a five-year period contingent on the achievement of significant performance hurdles and Mr. Taubman’s continued employment with the company for five years from grant. The company does not currently anticipate paying Mr. Taubman any further equity incentive compensation through the end of 2026. These Performance LTIP units are intended to reward performance on a multi-year basis and in a manner that is fully aligned with shareholders.

52	Executive Compensation

Pay versus Performance Table
Year	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO(1)(3)(6)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)(6)	Value of Initial Fixed $100 Investment Based On(7):
					Total Shareholder Return	Peer Group Total Shareholder Return(8)	Net Income ($mm)	Share Price(9)
2022	$40,116,595	$53,986,595	$3,598,663	$3,982,497	$173	$118	$91	$73.69
2021	$1,015,000	$(31,601,946)	$4,146,658	$2,251,711	$172	$132	$106	$74.09
2020	$1,015,000	$98,109,055	$5,195,368	$12,727,694	$167	$98	$118	$75.25
(1)	Our CEO, Mr. Taubman, is our Principal Executive Officer (PEO).
(2)	The amounts included in this column are the total compensation amounts disclosed in the Summary Compensation Table for each of the years included.
(3)	Compensation actually paid was calculated in accordance with the rules outlined under Item 402(v)(2)(iii) of Regulation S-K. The following table outlines adjustments made to the amounts reported for Mr. Taubman in the Summary Compensation Table. Importantly, the amounts do not reflect the actual amount of compensation earned by, or paid to, Mr. Taubman during the applicable year.
Year	Grant Date Fair Value of Equity Awards Granted in the Year(a)	Change in Pension Value Deduction(b)	Pension Service Cost Addition(b)	Prior Pension Service Cost Addition(b)	Stock and Option Awards Adjustment(c)	Total Adjustments
2022	$(39,100,000)	—	—	—	$52,970,000	$13,870,000
2021	—	—	—	—	$(32,616,946)	$(32,616,946)
2020	—	—	—	—	$97,094,055	$97,094,055
(a)	The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year. These values are subtracted for the purposes of the Pay versus Performance calculation per the rules outlined under the Rule.
(b)	Our CEO does not participate in any company pension plans, therefore compensation adjustment represented is zero.
(c)	For each covered year, the amounts added or deducted in calculated stock and option award adjustments include:
Year	Year End Fair Value of Equity Awards Granted during the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2022	$52,970,000	—	—	—	—	—	$52,970,000
2021	—	—	—	$72,954	$(32,689,900)	—	$(32,616,946)
2020	—	$28,841,015	—	$68,253,040	—	—	$97,094,055
(4)	The amounts included in this column represent the average of the total compensation amounts disclosed in the Summary Compensation Table to Ms. Lee, Ms. Meates and Mr. Travin for fiscal years 2022 and 2021 and Ms. Lee, Ms. Meates and Mr. Cuminale for fiscal year 2020.
(5)	Average compensation actually paid for our non-CEO NEOs was calculated in accordance with the rules outlined under Item 402(v)(2)(iii) of Regulation S-K. The following adjustments were made to the amounts reported in the Summary Compensation Table for our non-CEO NEOs. Importantly, the amounts do not reflect the actual average amount of compensation earned by, or paid to, our other Named Executive Officers as a group during the applicable year.
53	Executive Compensation

Year	Grant Date Fair Value of Equity Awards Granted in the Year(a)	Change in Pension Value Deduction(b)	Pension Service Cost Addition(b)	Prior Pension Service Cost Addition(b)	Stock and Option Awards Adjustment(c)	Total Adjustments
2022	$(1,404,576)	—	—	—	$1,788,410	$383,834
2021	$(1,044,991)	—	—	—	$(849,956)	$(1,894,947)
2020	$(1,225,368)	—	—	—	$8,757,694	$7,532,326
(a)	The reported value of equity awards represents the average of grant date fair value of equity awards granted to non-CEO NEOs as reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year. These values are subtracted for the purposes of the Pay versus Performance calculation per the Rule.
(b)	Our non-CEO NEOs do not participate in any company pension plans, therefore compensation adjustment represented is zero.
(c)	For each covered year, the amounts added or deducted in calculated stock and option award adjustments include:
Year	Year End Fair Value of Equity Awards Granted during the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2022	$1,902,824	$14,469	—	$(128,883)	—	—	$1,788,410
2021	$1,096,990	$34,214	—	$(105,511)	$(1,875,650)	—	$(849,956)
2020	$1,744,377	$2,555,994	—	$4,457,323	—	—	$8,757,694
(6)	When calculating amounts of “compensation actually paid” for purposes of this table:
i.	The fair value of RSU and LTIP unit awards was estimated as of the relevant valuation date in accordance with FASB ASC Topic 718.
ii.	The fair value of performance awards was estimated at each valuation date using a Monte Carlo simulation and the key assumptions as described in Note 10 to our financial statements for the fiscal year ended December 31, 2022 included in the company’s Annual Report on Form 10-K filed with the SEC. The assumptions used were not materially changed from those described in Note 10 but were updated at each valuation date to reflect the then-current value of each variable.
(7)	Total shareholder return, including reinvestment of dividends, as calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table as required by the Rule.
(8)	Total shareholder return for S&P 500 Financials Index.
(9)	For purposes of the Rule, we have identified Share Price as our company-Selected Metric, based on the PJT Partners share price as at the last trading day of each year. Although Share Price is one important financial performance measure, among others, that the Compensation Committee considers when making compensation decisions with the intent of aligning compensation with company performance, the Compensation Committee has not historically and does not currently evaluate “compensation actually paid” as calculated pursuant to Item 402(v)(2) as part of its executive compensation determinations; accordingly, the Compensation Committee does not actually use any financial performance measure specifically to link executive compensation “actually paid” to company performance.

Description of Relationships Between Pay and Performance

The below charts are a visual representation of the relationship between compensation actually paid for our CEO and non-CEO NEOs and the financial metrics outlined in the Pay versus Performance table.

Relationship Between Pay and Company and Peer TSR

The following chart shows the relationship between (1) the compensation actually paid to our CEO and the average compensation actually paid to the non-CEO NEOs (each as calculated pursuant to Item 402(v)(2)(iii) of Regulation S-K) and (2) the cumulative total shareholder return of the company for its last three completed fiscal years. The chart also provides a comparison of the company’s total shareholder return to the peer total shareholder return for the three-year period.

54	Executive Compensation

Relationship Between Pay and Net Income

The following chart shows the relationship between (1) the compensation actually paid to our CEO and the average compensation actually paid to the non-CEO NEOs (each as calculated pursuant to Item 402(v)(2)(iii) of Regulation S-K) and (2) the net income of the company for the last three fiscal years.

Relationship Between Pay and Share Price

The following chart shows the relationship between (1) the compensation actually paid to our CEO and the average compensation actually paid to the non-CEO NEOs (each as calculated pursuant to Item 402(v)(2)(iii) of Regulation S-K) and (2) Share Price for the last three fiscal years.

55	Executive Compensation

Tabular List: Performance Measures

In response to the Tabular List disclosure requirement pursuant to Item 402(v)(6) of Regulation S-K, the following table outlines four key performance measures, which the Compensation Committee considered, among others, when making executive compensation decisions for the performance year 2022. These measures are listed in alphabetical order, not reflective of order of importance. Share price is included in the pay versus performance table as our company-selected measure given its inclusion as a performance measure in Mr. Taubman’s performance-based equity awards reflected in compensation actually paid.

Consistent with our long-term focus, each of these elements are reviewed through a multi-year lens and considering our company’s business mix versus our competitors.
Tabular List: Most Important Performance Measures
1.	Adjusted net income per share
2.	Adjusted pre-tax income
3.	Revenue
4.	Share price

Equity Compensation Plan Information

The following table presents certain information about our equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Approved by Security Holders Omnibus Incentive Plan	14,627,202	(1)	N/A	(1)	2,372,798	(2)
Not Approved by Security Holders
None	—		—		—
(1)	Consists of restricted stock units and LTIP Units granted under the Omnibus Incentive Plan, which do not have an exercise price. For purposes of this table, the number of shares to be issued in respect of Performance LTIPs has been calculated based on the assumption that the maximum level of performance applicable to the Performance LTIPs will be achieved (i.e. 100%).
(2)	Consists of shares of Class A common stock issuable under the Omnibus Incentive Plan pursuant to various awards that the Compensation Committee may make, including stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based awards, including Partnership Units and LTIP Units.
56	Executive Compensation

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 27, 2023, information regarding the beneficial ownership of our Class A common stock and Class B common stock and PJT Partners Holdings Partnership Units held by:

(1)	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding voting securities;
(2)	each of our directors;
(3)	each of our Named Executive Officers; and
(4)	all of our current directors and Executive Officers as a group.

Percentage of beneficial ownership is based upon:

(1)	24,800,194 shares of our Class A common stock issued and outstanding;
(2)	39,520,580 Partnership Units outstanding, including 24,800,194 Partnership Units held by PJT Partners Inc.; and
(3)	35,278,960 votes associated with Class A common stock and Class B common stock on director elections and removals and 40,573,363 votes associated with Class A common stock and Class B common stock on all other matters, in each case, as of March 27, 2023.

To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The number of shares of Class A common stock, Class B common stock and Partnership Units shown as beneficially owned by each director and Named Executive Officer was determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership includes any shares of Class A common stock as to which a person has the right to acquire within 60 days of March 27, 2023 through the delivery of shares of Class A common stock underlying restricted stock units. Except as otherwise indicated, the address of each of the directors and Executive Officers in this table is as follows: c/o PJT Partners Inc., 280 Park Avenue, New York, New York 10017.

57	Executive Compensation

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)		Shares of Class B Common Stock Beneficially Owned(2)(3)(4)	Partnership Units Beneficially Owned(1)(2)(3)(4)(5)		Combined Voting Power in Director Elections and Removals (2)(3) (4)(6)(7) %	Combined Voting Power in All Other Matters(2) (3)(4)(6)(7) %
	Number	% of Class		Number	% of Class
5% Shareholders
The Vanguard Group(8)	2,117,649	8.5	—	—	—	6.0	5.2
BlackRock, Inc.(9)	1,695,013	6.8	—	—	—	4.8	4.2
Stephen A. Schwarzman(10)	1,175,663	4.7	7	4,600,074	11.6	3.3	2.9
Directors and Executive Officers
Paul J. Taubman	460,000	1.9	1	5,000,000	12.7	20.6	30.0
K. Don Cornwell	7,548	*	—	—	—	*	*
James Costos(11)	5,771	*	—	—	—	*	*
Emily K. Rafferty(11)	4,861	*	—	—	—	*	*
Thomas M. Ryan(11)(12)	27,534	*	—	—	—	*	*
Grace R. Skaugen(11)	500	*	—	—	—	*	*
Kenneth C. Whitney(11)(13)	43,746	*	2	152,149	*	*	*
Ji-Yeun Lee	113,421	*	2	835,000	2.1	2.8	2.5
Helen T. Meates(14)	62,033	*	1	140,000	*	*	*
David A. Travin	6,541	*	1	2,037	*	*	*
Directors and Executive Officers as a Group (10 persons)	731,955	3.0	7	6,129,186	15.5	24.9	33.8

*Represents less than one percent.

(1)	Subject to the terms of the Exchange Agreement, the Partnership Units may be exchanged for cash equal to the then-current market value of an equal number of shares of our Class A common stock (determined in accordance with and subject to adjustment under the Exchange Agreement) or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” Beneficial ownership of Partnership Units reflected in this table has not been reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. Percentage of Partnership Units treats Partnership Units held by PJT Partners Inc. as outstanding.
(2)	Due to our corporate structure, certain holders of the equity in our company maintain their ownership through Partnership Units. In order to ensure that these Partnership Unit holders are not disenfranchised and, therefore, are entitled to vote their economic interest in the company, these holders were granted an accompanying share of Class B common stock. This share of Class B common stock entitles the holder to a number of votes commensurate with such holder’s vested and unvested Partnership Units and does not provide any voting power in excess of the holder’s economic interest in the company; it merely provides a vehicle for a Partnership Unit holder to vote their economic interest in the company. As an example, if a holder of a share of Class B common stock owns 100 Partnership Units, that share of Class B common stock would simply provide such holder with 100 votes on all matters presented to our shareholders. However, in an effort to preserve the tax-free nature of our spin-off in 2015, our Certificate of Incorporation provided that holders of Class B common stock were limited to only one vote per share of Class B common stock solely with respect to the election or removal of directors. Thus, applying the above example, that same holder of Class B common stock (representing 100 Partnership Units) would be entitled to 100 votes on all matters presented to our shareholders but only one vote with respect to director elections or removals.
(3)	With the passage of time since the spin-off, this restriction on the voting rights of holders of Class B common stock is no longer operative, an eventuality that was envisaged in our Certificate of Incorporation. Pursuant to our Certificate of Incorporation, upon the request of a holder of Class B common stock and approval by the Board, such holder’s Class B common stock would be equalized to provide the same number of votes for the election and removal of directors as it does for all other matters. Accordingly, the holders of 10,478,766 vested and unvested Partnership Units have requested, and the Board has approved, that the shares of Class B common stock held by them provide them with the same number of votes for the election and removal of directors as they do for all other matters. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which such shareholders are entitled to vote generally, except as otherwise required by law.
(4)	The voting power on applicable matters afforded to holders of partnership interests by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock pursuant to the Exchange Agreement. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common shareholders are entitled on applicable matters will be adjusted accordingly.
(5)	Does not include 1,000,000, 50,410, 41,146 and 16,212 Performance LTIPs granted to Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Travin, respectively, on February 10, 2022 that have yet to satisfy performance vesting requirements.
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(6)	Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class. For Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Travin, Performance LTIPs in amounts of 1,000,000, 50,410, 41,146 and 16,212, respectively, are included within voting power.
(7)	In connection with the merger and spin-off transactions, Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other Executive Officers (the “Blackstone Senior Management”) provided an irrevocable proxy to Mr. Taubman, empowering Mr. Taubman to vote or cause to be voted all of the shares of Class B common stock then or thereafter held by the Blackstone Senior Management (the “Subject Shares”) at every shareholders meeting of the company on all matters in respect to which the Subject Shares are entitled to vote, and on every action or approval by written consent of the shareholders of the company in respect of which the Subject Shares are entitled to consent or dissent, for so long as Mr. Taubman is the CEO of PJT Partners. The combined voting power information in this table gives effect to such irrevocable proxy.
(8)	Based solely on information provided on a Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group, Inc. has shared voting power over 39,206 shares of our Class A common stock, shared dispositive power over 59,613 shares of our Class A common stock and sole dispositive power over 2,058,036 shares of our Class A common stock. The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.
(9)	Based solely on information provided on a Schedule 13G/A filed with the SEC on February 1,2023. BlackRock, Inc. has sole voting power over 1,668,157 shares of our Class A common stock and sole dispositive power over 1,695,013 shares of our Class A common stock. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(10)	Based solely on representations made by agents of Mr. Schwarzman with respect to his direct and indirect beneficial ownership. The business address of Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154. Includes the following shares and units held for the benefit of family members with respect to which Mr. Schwarzman disclaims beneficial ownership: 15,360 shares of Class A common stock, 3 shares of Class B common stock and 60,106 Partnership Units held in various trusts for which Mr. Schwarzman is the investment trustee; includes 2,371 shares of Class A common stock, 1 share of Class B common stock and 9,279 Partnership Units held in grantor retained annuity trusts for which Mr. Schwarzman is the investment trustee; and includes 7,320 shares of Class A common stock, 1 share of Class B common stock and 28,643 Partnership Units held by a corporation for which Mr. Schwarzman is the controlling shareholder. Mr. Schwarzman also directly, or through a corporation for which he is the controlling shareholder, beneficially owns an additional 2,218 shares of Class A common stock, 1 share of Class B common stock and 8,680 Partnership Units. In addition, the above table excludes Class A shares, Class B shares and Partnership Units held by Mr. Schwarzman’s children or in trusts for the benefit of his family as to which he has no voting or investment control.
(11)	Does not reflect 11,630, 8,908, 17,321, 6,277, 8,657 and 28,219 restricted stock units received by Mr. Costos, Ms. Rafferty, Mr. Ryan, Ms. Skaugen, Mr. Whitney and Mr. Cornwell, respectively, and 50,187 restricted stock units received by Mr. Cornwell with both a service and market condition.
(12)	Includes 7 shares of Class A common stock held in a trust for which Mr. Ryan’s wife is the investment trustee.
(13)	Includes 1,725 shares of Class A common stock, 1 share of Class B common stock and 6,750 Partnership Units held in a trust for which Mr. Whitney is the investment trustee.
(14)	Includes 286 shares of Class A common stock beneficially owned by Ms. Meates’s children, for which Ms. Meates disclaims beneficial ownership.

Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Based solely on our review of copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors and officers were complied with during 2022.

Certain Relationships and Related Person Transactions

The Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel, or such other person designated by the Board, any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel, or such other person, will then promptly communicate that information to the Board. No related person transaction will be executed without the approval or ratification of the Board or a duly authorized committee of the Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Exchange Agreement

We have entered into an exchange agreement with the limited partners of PJT Partners Holdings pursuant to which they (or certain permitted transferees) have the right, subject to the terms and conditions set forth in the limited partnership agreement of PJT Partners Holdings, on a quarterly basis, to exchange all or part

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of their Partnership Units for cash or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Further, pursuant to the terms in the partnership agreement of PJT Partners Holdings, the company may also require holders of Partnership Units who are not Service Providers (as defined in the partnership agreement of PJT Partners Holdings) to exchange such Partnership Units. The price per Partnership Unit to be received in a cash-settled exchange will be equal to the fair value of a share of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement). In the event cash-settled exchanges of Partnership Units are funded with new issuances of Class A common stock, the fair value of a share of our Class A common stock will be deemed to be equal to the net proceeds per share of Class A common stock received by PJT Partners in the related issuance. Accordingly, in this event, the price per Partnership Unit to which an exchanging holder of Partnership Units will be entitled may be greater than or less than the then-current market value of our Class A common stock. The exchange agreement also provides that a holder of Partnership Units will not have the right to exchange Partnership Units in the event that PJT Partners determines that such exchange would be prohibited by law, or would result in any breach of any debt agreement or other material contract of PJT Partners or PJT Partners Holdings.

Registration Rights Agreement

We have entered into a registration rights agreement with the limited partners of PJT Partners Holdings pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered in exchange for Partnership Units.

In addition, in the event that any holder or group of holders that elect to exchange Partnership Units with a cash value of at least $75 million (determined in accordance with the registration rights agreement) in respect of any quarterly exchange date, a demand committee comprised of certain holders of Partnership Units will have the right to request that we facilitate a registered underwritten offering with respect to:

(1)	the sale by such holder(s) of Class A common stock delivered to such holder(s) in exchange for such Partnership Units (in the event that we elect to settle such exchange in shares of Class A common stock); or
(2)	the sale by us of Class A common stock to fund the cash-settled exchanges of such Partnership Units (in the event that we elect to settle such exchange in cash); provided, however, that we will not be obligated to effect any such requested registration within 180 days after the effective date of a previous registration pursuant to the registration rights agreement.

In addition, we have the right to defer effecting a demand for a maximum of 60 days in certain circumstances, not to exceed 90 days in any 365-day period, including if such demand could materially interfere with a bona fide business or financing transaction.

Holders of Partnership Units also have the ability to exercise certain piggyback registration rights in respect of registered offerings requested by other registration rights holders or initiated by us, subject to customary cut-back provisions.

Tax Receivable Agreement

Holders of Partnership Units (other than PJT Partners) may, subject to the terms and conditions set forth in the partnership agreement of PJT Partners Holdings, on a quarterly basis (subject to the terms of the exchange agreement) exchange their Partnership Units for cash or, at our election, for shares of Class A common stock of PJT Partners on a one-for-one basis. PJT Partners Holdings has made an election under Section 754 of the Internal Revenue Code of 1986 (the “Code”) effective for each taxable year in which an exchange of Partnership Units for cash or for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of PJT Partners Holdings at the time of an exchange of Partnership Units. Stock-settled exchanges and certain of these cash-settled exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of PJT Partners Holdings. These increases in tax basis may reduce the amount of tax that PJT Partners would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The Internal Revenue Service (the “IRS”) may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

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We have entered into a tax receivable agreement with the holders of Partnership Units (other than PJT Partners) that provides for the payment by PJT Partners to exchanging holders of Partnership Units of 85% of the benefits, if any, that PJT Partners is deemed to realize as a result of the increases in tax basis related to such exchanges of Partnership Units and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of PJT Partners and not of PJT Partners Holdings. PJT Partners expects to benefit from the remaining 15% of cash tax savings, if any, in income tax it realizes. For purposes of the tax receivable agreement, the cash tax savings in income tax is computed by comparing the actual income tax liability of PJT Partners (calculated with certain assumptions) to the amount of such taxes that PJT Partners would have been required to pay had there been no increase to the tax basis of the assets of PJT Partners Holdings as a result of the exchanges and had PJT Partners not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless PJT Partners exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or PJT Partners breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if PJT Partners had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

>	the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of PJT Partners Holdings at the time of each exchange;
>	the price of shares of our Class A common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PJT Partners Holdings, is directly proportional to the cash price for the applicable Partnership Units (in the case of a cash-settled exchange) or the price of shares of our Class A common stock at the time of the exchange (in the case of a stock-settled exchange);
>	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and
>	the amount and timing of our income—PJT Partners is required to pay 85% of the cash tax savings as and when realized, if any. If PJT Partners does not have taxable income, PJT Partners is not generally required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivables agreement.

We will account for the effects of these increases in tax basis and associated payments under the tax receivable agreement arising from exchanges as follows:

>	we record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal, state and local tax rates at the date of the exchange;
>	to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we reduce the deferred tax asset with a valuation allowance; and
>	we record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the amount due pursuant to the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

The effects of changes in estimates after the date of the redemption or exchange as well as subsequent changes in the enacted tax rates are included in net income.

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We expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of PJT Partners Holdings, the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that PJT Partners realizes in respect of the tax attributes subject to the tax receivable agreement and/or distributions to PJT Partners by PJT Partners Holdings are not sufficient to permit PJT Partners to make payments under the tax receivable agreement after it has paid taxes. Late payments under the tax receivable agreement generally will accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by holders of Partnership Units.

In addition, the tax receivable agreement provides that upon certain changes of control, PJT Partners’ (or its successor’s) obligations with respect to acquired or exchanged Partnership Units (whether acquired or exchanged before or after such transaction) would be based on certain assumptions, including that PJT Partners would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement.

Furthermore, PJT Partners may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including:

(1)	that any Partnership Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination;
(2)	PJT Partners will have sufficient taxable income in each future taxable year to fully realize all potential tax savings;
(3)	the tax rates for future years will be those specified in the law as in effect at the time of termination; and
(4)	certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to LIBOR plus 100 basis points.

As a result of the change in control provisions and the early termination right, PJT Partners could be required to make payments under the tax receivable agreement that are greater than the specified percentage of the actual cash tax savings that PJT Partners realizes in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Decisions made by our officers and directors in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an acquisition or exchange transaction generally will accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an acquisition or exchange transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Payments under the tax receivable agreement are based on the tax reporting positions that we determine. PJT Partners will not be reimbursed for any payments previously made under the tax receivable agreement if a tax basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of PJT Partners’ cash tax savings.

PJT Partners Holdings Amended and Restated Limited Partnership Agreement

PJT Partners holds Partnership Units in PJT Partners Holdings and is the sole general partner of PJT Partners Holdings. Accordingly, PJT Partners operates and controls all of the business and affairs of PJT Partners Holdings and, through PJT Partners Holdings and its operating subsidiaries, conducts our business.

The limited partnership agreement of PJT Partners Holdings provides that substantially all expenses incurred by or attributable to PJT Partners, but not including obligations incurred under the tax receivable agreement by PJT Partners, income tax expenses of PJT Partners and payments on indebtedness incurred by PJT Partners, are borne by PJT Partners Holdings.

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Pursuant to the limited partnership agreement of PJT Partners Holdings, PJT Partners has the right to determine when distributions will be made to holders of Partnership Units and the amount of any such distributions (other than tax distributions described below). If a distribution is authorized, such distribution will be made to the holders of Partnership Units pro rata in accordance with the percentages of their respective partnership interests that are entitled to participate in distributions.

The holders of Partnership Units, including PJT Partners, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PJT Partners Holdings. Except for the priority allocations of income in respect of LTIP Units described below, net profits and net losses of PJT Partners Holdings will generally be allocated to its holders (including PJT Partners) pro rata in accordance with the percentages of their respective partnership interests, except as otherwise required by law. In accordance with the partnership agreement, we intend to cause PJT Partners Holdings to make pro rata cash distributions, to the extent of available cash, to the holders of the partnership interests in PJT Partners Holdings in amounts equal to 50% of the taxable income allocated to such holders for purposes of funding their tax obligations in respect of the income of PJT Partners Holdings that is allocated to them.

For 2022, Mr. Taubman, Mr. Cornwell, Mr. Whitney, Ms. Lee, Ms. Meates and Mr. Travin received $13,406,821, $190,142, $399,675, $2,319,566, $461,583 and $43,043, respectively, as distributions on their Partnership Units.

The limited partnership agreement of PJT Partners Holdings provides that PJT Partners may not engage in, or cause or permit, a Termination Transaction (as defined below), other than with the consent of limited partners holding a majority of all the outstanding Partnership Units (other than Partnership Units held by PJT Partners and entities controlled by PJT Partners), including each limited partner that held, immediately following the closing of the merger and spin-off transactions in 2015, and, as of any subsequent date of determination, holds, not less than five percent (5%) of the total number of Partnership Units then outstanding (a “Significant Limited Partner”), or if the requirements discussed below are satisfied. A “Termination Transaction” means any direct or indirect transfer of all or any portion of PJT Partners’ interest in PJT Partners Holdings in connection with, or any other occurrence of:

>	a merger, consolidation or other combination transaction involving PJT Partners;
>	a sale, lease, exchange or other transfer of all or substantially all of the assets of PJT Partners not in the ordinary course of business, whether in a single transaction or a series of related transactions;
>	a reclassification, recapitalization or change of the outstanding shares of our Class A common stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision, including in connection with the distribution, exchange, redemption or exercise of rights under our shareholder rights agreement or securities issuable in respect of such rights);
>	the adoption of any plan of liquidation or dissolution of PJT Partners; or
>	any other direct or indirect transfer of all or any portion of PJT Partners’ interest in PJT Partners Holdings, other than certain permitted transfers to affiliated entities.

Such consent of limited partners to a Termination Transaction is not required if either:

(1)	in connection with the Termination Transaction:
(i)	each holder of Partnership Units is entitled to receive the “transaction consideration,” defined as the fair market value, at the time of the Termination Transaction, of an amount of cash, securities or other property equal to the product of:
>	the number of shares of our Class A common stock into which a Partnership Unit is then exchangeable; and
>	the greatest amount of cash, securities or other property paid per share to the holder of any shares of our Class A common stock in consideration of such shares in connection with the Termination Transaction;

provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer is made to and accepted by the holders of a majority of the outstanding shares

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of our Class A common stock, the transaction consideration will refer to the fair market value of the greatest amount of cash, securities or other property which such holder would have received had it exercised its exchange right and received shares of our Class A common stock in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer; and

(ii)	PJT Partners Holdings receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Partnership Units (other than PJT Partners and entities controlled by PJT Partners) for U.S. federal income tax purposes (except to the extent of cash received);
or
(2)	all of the following conditions are met:
>	substantially all of the assets directly or indirectly owned by PJT Partners Holdings prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (x) PJT Partners Holdings or (y) another limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with PJT Partners Holdings, which we refer to as the “surviving partnership,”
>	the surviving partnership is classified as a partnership for U.S. federal income tax purposes;
>	each holder of Partnership Units (other than PJT Partners and entities controlled by PJT Partners) that held Partnership Units immediately prior to the closing of such Termination Transaction owns a percentage interest of the surviving partnership based on the relative fair market value of the net assets of PJT Partners Holdings and the other net assets of the surviving partnership immediately prior to the consummation of such transaction; and
>	the rights of such limited partners with respect to the surviving partnership are at least as favorable as those of limited partners prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and such rights include:
(a)	if PJT Partners or its successor has a single class of publicly traded common equity securities, the right, to the same extent provided to holders of Partnership Units pursuant to the exchange agreement, to exchange their interests in the surviving partnership for either:
(1)	a number of such publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the transaction consideration referred to above, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, which we refer to as the “successor shares amount;” or
(2)	cash in an amount equal to the fair market value of the successor shares amount at the time of such exchange; or
(b)	if PJT Partners or its successor does not have a single class of publicly traded common equity securities, the right to exchange their interests in the surviving partnership on a quarterly basis for cash in an amount equal to the fair market value of such interest at the time of exchange, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the surviving partnership.

For the purpose of determining compliance with the condition set forth in the third bullet above, the relative fair market values shall be reasonably determined by PJT Partners as of the time of such transaction and, to the extent applicable, shall be no less favorable to the holders of Partnership Units than the relative values reflected in the terms of such transaction.

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The limited partnership agreement of PJT Partners Holdings also provides the limited partners with certain consent rights in the event a majority of the Board ceases to be Continuing Directors (as defined below) (such event, a “Board Change of Control”). “Continuing Directors” means as of any date of determination, any member of the Board who:

(1)	was a member immediately following the consummation of the merger and spin-off transactions in 2015; or
(2)	was nominated for election or elected or appointed with the approval of a majority of the Continuing Directors who were members at the time of such nomination, election or appointment, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. From and after the occurrence of a Board Change of Control, the following actions will require the approval of limited partners representing a majority in interest of all limited partners (excluding any limited partners controlled by PJT Partners), including each Significant Limited Partner:
>	any removal or appointment of any “officer,” as defined in Rule 16a-1(f) of the Exchange Act, including the CEO, of PJT Partners;
>	the creation, authorization or issuance of any new class or series of equity interest in PJT Partners Holdings;
>	the incurrence of any indebtedness (other than intercompany indebtedness) by PJT Partners Holdings or any of its subsidiaries or controlled affiliates that would, or is intended to, result in a material increase in the amount of consolidated indebtedness of PJT Partners Holdings as compared to immediately prior to such Board Change of Control;
>	any extraordinary distribution of PJT Partners Holdings;
>	any change in PJT Partners Holdings’ distribution policy that would, or that is intended to, result in a material increase in the amount or frequency of distributions as compared to levels prior to the Board Change of Control;
>	any change in PJT Partners Holdings’ policy regarding Partnership Unit repurchases including without limitation from PJT Partners, that would, or that is intended to, result in a material increase in the amount or frequency of Partnership Unit repurchases as compared to levels prior to the Board Change of Control;
>	any merger, consolidation or sale of all or any significant portion of the assets of PJT Partners Holdings;
>	any voluntary liquidation, dissolution or winding up of PJT Partners Holdings or the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the PJT Partners Holdings or any of its subsidiaries or controlled affiliates;
>	calling any meeting of the limited partners of PJT Partners Holdings or submitting any matter for the vote or consent of the limited partners of PJT Partners Holdings;
>	any settlement or compromise of any litigation directly against or otherwise relating to indemnification of the PJT Partners or its directors or officers or their affiliates or representatives or any litigation regarding tax matters; or
>	any amendment to the limited partnership agreement of PJT Partners Holdings.

In addition, the limited partnership agreement of PJT Partners Holdings enables PJT Partners Holdings to issue LTIP Units pursuant to the Omnibus Incentive Plan. LTIP Units are a class of partnership interest that are intended to qualify as “profits interests” in PJT Partners Holdings for U.S. federal income tax purposes that, subject to certain conditions, shall automatically be converted into Partnership Units. LTIP Units initially do not have full parity, on a per unit basis, with Partnership Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with Partnership Units, at which time LTIP Units shall automatically be converted into Partnership Units on a one-for-one basis. The limited partnership agreement of PJT Partners Holdings provides that upon a sale of all or substantially all of the assets of PJT Partners Holdings, holders of LTIP Units will receive a priority allocation of income. The priority allocation will generally be made to the holders of LTIP Units until the capital account of each LTIP Unit equals the capital account of a Partnership Unit. In addition, the capital accounts of the LTIP Units will be increased

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in priority to the Partnership Units when PJT Partners Holdings revalues its assets. After the capital account balances of the LTIP Units have been increased such that each LTIP Unit has a capital account balance equal to that of a Partnership Unit, allocations of net income and net loss are made on a per-unit basis. The effect of these allocation provisions is to enable LTIP Units, which are issued with lower capital account balances than the Partnership Units, to participate in liquidating distributions of PJT Partners Holdings on the same basis as Partnership Units, assuming there is sufficient profit to allocate to the LTIP Units.

LTIP Units may be issued to PJT Partners personnel and third parties from time to time in one or more series having the rights, powers, privileges, restrictions, qualifications and limitations set forth in the relevant award agreement or other documentation pursuant to which the LTIP Units of such series are granted or issued, including with respect to participation in distributions.

Subject to the terms of any award or other applicable agreement, unvested partnership interests will be forfeited if the holder ceases to provide services to PJT Partners Holdings. Certain forfeited partnership interests will be subject to reallocation by our Compensation Committee in consultation with Mr. Taubman (or subject to other reallocations in accordance with the limited partnership agreement).

Partner Compensation Paid to K. Don Cornwell

K. Don Cornwell served as a partner of the company through January 19, 2023 and joined the Board of Directors on January 20, 2023. For his partner services from the start of our last fiscal year, January 1, 2022, through January 19, 2023, PJT Partners paid Mr. Cornwell aggregate compensation of approximately $4,500,000, comprised of base salary, other cash compensation, deferred equity compensation and benefits.

Sublease with Dynasty Equity Partners Management, LLC

PJT Partners Holdings has entered into a sublease agreement, commencing October 1, 2022 (the “Sublease”) with Dynasty Equity Partners Management, LLC, a Delaware limited liability company (“Dynasty”). K. Don Cornwell, a member of the Board, is the CEO and co-founder of Dynasty. Pursuant to the Sublease, Dynasty subleases certain office space from PJT Partners Holdings for a period of up to two years, subject to possible renewal, at annual rent of approximately $790,000. The rent, terms and conditions of the Sublease were consistent with those of similar subleases in the market as of the time the Sublease was entered.

66	Executive Compensation

Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan

Proposal 3: Approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan

Board Recommendation The Board recommends that you vote “FOR” approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan.
67	Second Amended and Restated 2015 Omnibus Incentive Plan

Second Amended and Restated 2015 Omnibus Incentive Plan

The Board, based on the recommendation of the Compensation Committee, has unanimously adopted the Second Amended and Restated 2015 Omnibus Incentive Plan, in the form attached hereto as Appendix C, subject to the approval of the shareholders at the Annual Meeting. The amendments to the existing Omnibus Incentive Plan include: (i) increasing the number of shares available under the plan from 17 million shares to 33 million shares; (ii) extending the termination date of the Omnibus Incentive Plan to May 24, 2033; (iii) the removal of certain annual limitations on awards and other technical provisions that are no longer necessary in light of amendments to Section 162(m) of the Internal Revenue Code; and (iv) certain other technical edits to the plan document.

The Board recommends a vote “FOR” the approval of the Omnibus Incentive Plan.

The use of equity compensation is integral to our compensation philosophy. It is a critical tool in attracting, retaining, and aligning the interests of employees and shareholders, particularly as investment in talent continues to be one of our principal capital priorities. We benefit from the fact that approximately 40% of our company is owned by our employees, creating an alignment and long-term focus that has been an important driver of our success in growing our business.

In 2019, we indicated that the plan shareholders voted on at that time would be sufficient to allow us to make equity awards in the amount we believed to be necessary for the next three to five years. If the renewed Omnibus Incentive Plan is approved by our shareholders, we believe the additional shares will be sufficient to allow us to grant equity awards for the next three to five years, based on our historical equity granting practices and our anticipated headcount growth.

Highlights

Equity Compensation is Integral to Our Compensation Philosophy

✓	The use of equity compensation as part of annual incentives aligns the interests of our employees and shareholders, creates stickiness from a retention perspective and encourages a focus on long-term success.
✓	Replacement of forfeited equity awards from prior employers is normal practice in the industry and investment in talent continues to be one of our principal capital priorities.
✓	We believe our equity is an attractive currency and has proven to be an asset when hiring top talent to our company.

Our Use of the Plan is Disciplined and Ensures Alignment with Shareholders

✓	Equity awards typically vest over three or four years and have a minimum vesting condition of one year.
✓	All equity awards granted include service requirements with typical forfeiture provisions in the case of resignation.
✓	Equity ownership guidelines for our directors and Named Executive Officers ensures alignment through significant personal investment in the success of the company.
✓	Equity awards granted to our CEO have included significant performance conditions and long-term service requirements.

We have a Proven Track Record in Managing Dilution

✓	Our capital priorities consider the decisions made regarding equity grants in any given year. We have been proactive in offsetting any dilutive impact on the company’s share capital from our investments in talent.
✓	Our Net Burn Rate, which is a measure of the dilutive impact of our equity issuances taking into account our repurchase activity, averages just 0.4% over the last 3 years.

The Plan Includes a Number of Other Best Practice Design Elements

✓	Fixed maximum share limit
✓	No “evergreen” provision
✓	All awards are subject to clawback
✓	Prohibition on hedging equity holdings of the company
✓	No equity grants below fair market value
68	Second Amended and Restated 2015 Omnibus Incentive Plan

Equity compensation aligns employee and shareholder interests.

Equity compensation as an element of our annual incentive compensation is critical to aligning the interests of our partners and employees with those of our shareholders. By making equity a significant portion of the compensation of our partners and employees, we link our partners’ and employees’ compensation to both their individual performance and the performance of the company over the long-term. Our employees are therefore motivated to conduct business in a manner that produces a sustainable return.

On our 2022 non-binding, advisory shareholder vote on executive compensation, or say on pay, our shareholders overwhelmingly approved our executive compensation program with approximately 93% of voted shares cast in favor of the say on pay proposal. We believe these results inherently reflect strong shareholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscore the endorsement by our shareholders of the alignment between our executive compensation and performance.

We are prudent in our use of equity compensation. Generally, equity grants are delivered as a component of annual incentive compensation, vest over three or four years and typically have a minimum vesting condition of one year. Furthermore, the amount of equity granted in any given year takes into consideration the overall capital priorities of the company, including careful consideration of any dilutive impact on the company’s share capital. Annual incentive compensation decisions are an outcome of careful reviews of individual performance, with such incentive compensation decisions being the key determinant of any equity grants made.

We make appropriately broad use of equity for top talent at multiple levels of our employee population. Awards under the Omnibus Incentive Plan are made for partners and employees with total compensation greater than $250,000 and annual incentive over $25,000. This ensures that key employees within the organization have a long-term, shareholder aligned focus. Since our spin-off in 2015, approximately 96.8% of equity awards granted as part of annual incentive compensation were granted to partners and employees other than our Named Executive Officers.

Recruitment and retention of senior talent has driven our strong growth.

We are a human-capital business and our revenue is directly tied to the number and quality of our people. While capital intensive companies may invest in plants, technology and research and development to grow their business, we invest in people, our main source of revenue generation. By using equity-based long-term incentive awards, we have been able to invest in talented partners and employees and also have cash available for ongoing repurchases of shares of Class A common stock and the payment in cash for Partnership Units tendered to us in connection with the Exchange Agreement (see “Certain Relationships and Related Person Transactions—Exchange Agreement”), offsetting the dilution of these equity awards.

We have demonstrated an ability to consistently attract and retain top advisory talent. We continue to broaden our Strategic Advisory practice with talented and effective partners, who are drawn to the opportunities offered by our independent platform. Recruited partners and employees have primarily been sourced from bulge bracket firms where they have established records of success. In addition to external hires, we have found success cultivating talent internally through promotions.

Since our spin-off in 2015, we have been committed and consistent in building out our platform. We have added 59 partners across our business, bringing our total partner count to 105 from 46 at the time of the spin-off, up more than 128%. We have managed this investment activity, which has contributed to additional grants to these partners and employees, with minimal dilution impact to shareholders. Equity compensation has been, and will continue to be, a critical component of our ability to attract and retain talent and continue on our growth trajectory.

Equity-based long-term incentive awards are crucial to our recruitment and retention strategy.

Equity-based long-term incentive awards help us recruit top talent. Recruitment, retention and motivation of partners and employees have been crucial to our success. These efforts depend on our ability to pay appropriate levels of compensation, including in the form of equity incentive awards. We believe that grants of equity allow us to remain competitive in the marketplace, enabling us to recruit, retain and motivate high-caliber talent dedicated to the company’s long-term growth and success.

69	Second Amended and Restated 2015 Omnibus Incentive Plan

High performers receive more equity. The size of our annual incentive equity awards is highly correlated to performance of award recipients and such awards are generally subject to ratable vesting over three years. For many of our partners and employees, annual incentive equity awards constitute a significant portion of their compensation. Since the merger and spin-off transactions in 2015, approximately 97% of equity awards were granted to partners and employees other than our Named Executive Officers and approximately 95% were granted to partners and employees with direct revenue-generating and client-facing responsibilities. This further underscores that our compensation is tied directly to the contribution to the business, not seniority or role.

We must be able to compete for top talent. The equity awards that we grant to new hires include “replacement” awards. Replacement awards, as the name suggests, are designed to replace awards forfeited by the employee upon departure from his or her prior employer. These awards are generally sized to approximate the value of, and generally vest on the same schedule as, the forfeited awards.

Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices.

Traditional burn rate analyses typically fail to consider the practice of offsetting the dilutive effect of equity compensation grants through equity repurchases. Without taking repurchases of our Class A common stock (including employee net share settlements) and the use of cash in Partnership Unit exchanges – a corporate action we believe our shareholders strongly support – into account in determining the dilutive effect of our equity grants, we believe the calculations overstate our burn rate. The calculations set forth below are based on “PJT Shares Outstanding,” which, as of year-end, is inclusive of our outstanding shares of Class A common stock and PJT Partners Holdings vested and unvested Partnership Units, each on a fully diluted basis, excluding unvested restricted stock units.

Burn Rate Calculation

As shown in the table below, the number of awards we have granted under the Omnibus Incentive Plan as a percentage of PJT Shares Outstanding, which is commonly referred to as the “burn rate,” averaged 7.3% over the last three years if calculated without taking into consideration repurchases of shares of our Class A common stock, settling Partnership Units tendered to us in connection with the Exchange Agreement in cash (see “Certain Relationships and Related Person Transactions—Exchange Agreement”), and employee net share settlements. However, our “Net Burn Rate,” calculated to reflect the offsetting effect of repurchases, settling Partnership Unit exchanges with cash, and employee net share settlements, averaged 0.4% over the past three years, demonstrating the consistent commitment to repurchasing shares both in the open market, through settling Partnership Unit exchanges with cash and employee net share settlements. We focus on Net Burn Rate as a more meaningful metric for our company.

70	Second Amended and Restated 2015 Omnibus Incentive Plan

The following table provides an overview of our grant history, burn rate and Net Burn Rate calculations during the past three years:

Shares in millions	2020	2021	2022	3-Year Average
Grants
Restricted Stock Units	2.8	1.6	2.0	2.1
Partnership Units	0.1	0.1	0.1	0.1
Awards Subject to Both Service and Market Conditions	0.1	0.0	2.6	0.9
Adjustment for Forfeitures	(0.2)	(0.4)	(0.1)	(0.2)
Net Grants	2.8	1.3	4.6	2.9
Repurchases(1)	2.9	3.2	2.2	2.8
Net Issuance (Net Grants – Repurchases)	0.0	(1.9)	2.4	0.2
Percentage of Shares/Units Repurchased	101%	244%	47%	95%
PJT Shares Outstanding(2)	40.5	39.6	39.4	39.9
Burn Rate (Taking into Account Forfeitures)	7.0%	3.3%	11.6%	7.3%
Net Burn Rate (Also Taking into Account Share/Unit Repurchases)	(0.1%)	(4.8%)	6.1%	0.4%
(1)	Includes repurchases of shares of our Class A common stock, settlement of Partnership Unit exchanges with cash and employee net share settlements.
(2)	PJT Shares Outstanding is calculated as the fully-diluted shares outstanding as described in our quarterly earnings releases (45,420,101 in 2020, 43,798,482 in 2021 and 43,599,438 in 2022), less unvested restricted stock units (4,873,620 in 2020, 4,148,889 in 2021 and 4,204,316 in 2022).

Dilution Calculation

While we believe that the Net Burn Rate, adjusted to take into account repurchases, is the best measure of the dilutive effect of annual equity-based compensation, certain proxy advisors and shareholders may focus on total potential equity awards that may be made under a plan, together with outstanding unvested awards, as a measure of dilution.

Although we do not believe this methodology reflects the dilutive effect of our annual equity-based compensation program as accurately as our Net Burn Rate, below is a summary of the potential dilution associated with the Omnibus Incentive Plan for completeness. The shares listed in the table are as of December 31, 2022.

Shares in millions	Share Allocation and Potential Dilution
Shares Requested	16.0
Shares Remaining Available Under the Omnibus Incentive Plan	2.4
Issued but Unvested Restricted Stock Units Under the Omnibus Incentive Plan	4.4
Awards Subject to Both Service and Market Conditions	2.6
Total Potential Unvested Equity Awards	25.4
PJT Shares Outstanding(1)	39.4
Total Shares and Share Equivalents	64.8
Potential Dilution from Omnibus Incentive Plan	39.2%
(1)	PJT Shares Outstanding is calculated as the fully-diluted shares outstanding as described in our quarterly earnings releases (45,420,101 in 2020, 43,798,482 in 2021 and 43,599,438 in 2022), less unvested restricted stock units (4,873,620 in 2020, 4,148,889 in 2021 and 4,204,316 in 2022).
71	Second Amended and Restated 2015 Omnibus Incentive Plan

Anticipated Compensation Share Needs

If the Omnibus Incentive Plan is approved by our shareholders, it will become immediately effective as of May 24, 2023, with 16.4 million shares available for future awards. These shares may become available again under the Omnibus Incentive Plan in connection with forfeited, lapsed or terminated awards during such period. We expect, based on historical and projected usage, that if the Omnibus Incentive Plan is approved by our shareholders, the additional shares will be sufficient to allow us to make equity awards in the amounts we believe are necessary for the next three to five years based on our historical equity granting practices and our anticipated headcount growth.

In considering the appropriate number of shares to request under the Omnibus Incentive Plan, we reviewed our historical information and the awards that we have granted over the past three fiscal years, including the information in the two tables above with respect to burn rate and dilution. We further considered the potential impact of a variety of factors beyond our control that may impact the number of equity awards that we could issue in future years, including the price of our Class A common stock at the time of equity award grants.

We do not as a matter of course make forecasts, public or otherwise, as to our grants of equity awards due to the unpredictability of the underlying assumptions and estimates, including our actual share price at the time of the applicable grant, but have included this information to give our shareholders context for purposes of evaluating the Omnibus Incentive Plan.

The information above is not, and should not be regarded as, an indication of actual future outcomes, and should not be relied upon as such. Neither we nor any other person makes any representation regarding potential or actual outcomes compared to the information set forth above.

A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs and cash compensation.

Reducing the number of shares that we seek to use for compensatory awards would require either reducing the absolute level of compensation paid to our employees or substituting cash compensation for equity awards. We seek to deliver compensation at market competitive levels and at levels correlated with employee contribution. A material reduction in compensation would impair our ability to recruit, retain and motivate key employees, and would therefore threaten our future business prospects. If the Omnibus Incentive Plan is not approved, we would likely be compelled to alter our compensation program to increase alternative deferred compensation programs or cash compensation in order to remain competitive, which we do not believe is as effective or aligned with our compensation philosophy.

Summary Description of the Omnibus Incentive Plan

The following description of the Omnibus Incentive Plan (as proposed to be further amended and restated) is not complete and is qualified by reference to the full text of the updated Omnibus Incentive Plan, which is attached hereto as Appendix C.

Purpose. The purpose of the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, partners, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our shareholders. As of March 27, 2023, approximately 907 employees and seven directors of the company were eligible to participate in the Omnibus Incentive Plan, based on established criteria currently utilized by the Compensation Committee in determining awards as well as the terms of the Amended and Restated PJT Partners Inc. Bonus Deferral Plan.

Administration. The Omnibus Incentive Plan is administered by the Compensation Committee. The Compensation Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, the Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee deems appropriate for the proper administration of the Omnibus Incentive Plan; adopt sub-plans; and to make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the

72	Second Amended and Restated 2015 Omnibus Incentive Plan

Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Omnibus Incentive Plan. Unless otherwise expressly provided in the Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to the Omnibus Incentive Plan are within the sole discretion of the Compensation Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our shareholders.

Interests Subject to the Omnibus Incentive Plan. As amended and restated, the Omnibus Incentive Plan provides that the total number of shares of Class A common stock, Partnership Units or LTIP Units (collectively, “Interests”) that may be issued for new awards granted under the Omnibus Incentive Plan is 33 million (counting the number of shares of Class A common stock into which any Partnership Units or LTIP Units are, or may become, exchangeable and subject to the reallocation provisions of the partnership agreement of PJT Partners Holdings (the “Partnership Agreement”)); provided, however, that such share reserve amount is in addition to the shares and units that were issuable under the Omnibus Incentive Plan in connection with the vesting or exchange of replacement awards, retention awards, certain restricted stock awards granted to non-U.S. personnel, Partnership Units or LTIP Units issued or granted to our personnel at the time of the merger and spin-off transactions.

The maximum number of shares of Class A common stock granted during a single fiscal year to any non-employee director as compensation for director services, taken together with any cash fees paid to such non-employee director during the fiscal year as compensation for director services, shall not exceed $750,000 in total value.

Except for substitute awards (as described below), in the event any award terminates, lapses, or is settled without the payment of the full number of shares or interests subject to such award, including as a result of net settlement of the award or as a result of the award being settled in cash, the undelivered Interests may be granted again under the Omnibus Incentive Plan, unless the Interests are surrendered after the termination of the Omnibus Incentive Plan, and only if shareholder approval is not required under the then-applicable rules of the New York Stock Exchange, the exchange on which the shares of Class A common stock are listed. Awards may, in the sole discretion of the Compensation Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards shall not be counted against the total number of Interests that may be issued under the Omnibus Incentive Plan, except that substitute awards intended to qualify as “incentive stock options” shall count against the limit on incentive stock options described above. No award may be granted under the Omnibus Incentive Plan after May 24, 2033, the tenth anniversary of the effective date (as defined therein), but awards granted before then may extend beyond that date.

Options. The Compensation Committee may grant non-qualified stock options and incentive stock options, under the Omnibus Incentive Plan, with terms and conditions determined by the Compensation Committee that are not inconsistent with the Omnibus Incentive Plan; provided, that all stock options granted under the Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our Class A common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our Class A common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the Class A common stock as to which a stock option is exercised may be paid to us, to the extent permitted by law:

(i)	in cash or its equivalent at the time the stock option is exercised.
(ii)	in Class A common stock having a fair market value equal to the aggregate exercise price for the Class A common stock being purchased and satisfying any requirements that may be imposed by the Compensation Committee; or
73	Second Amended and Restated 2015 Omnibus Incentive Plan

(iii)	by such other method as the Compensation Committee may permit in its sole discretion, including, without limitation,
(A)	in other property having a fair market value on the date of exercise equal to the purchase price,
(B)	if there is a public market for the Class A common stock at such time, through the delivery of irrevocable instructions to a broker to sell the Class A common stock being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the Class A common stock being purchased or
(C)	through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, with terms and conditions determined by the Compensation Committee that are not inconsistent with the Omnibus Incentive Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, Class A common stock or a combination of cash and Class A common stock, as determined by the Compensation Committee) equal to the product of:

(i)	the excess of (A) the fair market value on the exercise date of one share of Class A common stock, over (B) the strike price per share, times
(ii)	the number of shares of Class A common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Compensation Committee at the time of grant but in no event may such amount be less than the fair market value of a share of common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

Restricted Shares and Restricted Stock Units. The Compensation Committee may grant restricted Interests, restricted interest units, representing the right to receive, upon the expiration of the applicable restricted period, one share of Class A common stock or one Partnership Unit for each restricted interest unit, or, in the sole discretion of the Compensation Committee, the cash value thereof (or any combination thereof). As to restricted shares of our Class A common stock, subject to the other provisions of the Omnibus Incentive Plan, the holder will generally have the rights and privileges of a shareholder as to such restricted shares of Class A common stock, including, without limitation, the right to vote such restricted shares of common stock (except, that if the lapsing of restrictions with respect to such restricted shares of Class A common stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted shares of Class A common stock will be retained, and delivered without interest to the holder of such shares when the restrictions on such shares lapse, unless otherwise determined by the Compensation Committee). As to restricted Partnership Units, subject to the other provisions of the Omnibus Incentive Plan, the holder will generally have the rights and privileges of a partner as to such restricted Partnership Unit, including, without limitation, the right to vote such Partnership Unit to the extent a unit has voting rights (except, that if the lapsing of restrictions with respect to such restricted Partnership Unit is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such Partnership Unit will be retained, and delivered without interest to the holder of such unit when the restrictions on such unit lapse, unless otherwise determined by the Compensation Committee). As to restricted interest units, a holder will not have the rights and privileges of a shareholder.

Other Interest-Based Awards. The Compensation Committee may issue unrestricted Interests, rights to receive grants of awards at a future date, or other awards denominated in Interests (including, without limitation, performance shares or performance units), under the Omnibus Incentive Plan, including performance-based awards, with terms and conditions determined by the Compensation Committee that are not inconsistent with the Omnibus Incentive Plan.

Performance Compensation Awards. The Compensation Committee may also designate any award as a “performance compensation award.” The Compensation Committee also has the authority to make an award of a cash bonus to any participant and designate such award as a performance compensation award under the Omnibus Incentive Plan. The Compensation Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply.

74	Second Amended and Restated 2015 Omnibus Incentive Plan

The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or one or more affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to specific criteria enumerated in the Omnibus Incentive Plan.

Effect of Certain Events on the Omnibus Incentive Plan and Awards. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A common stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of our shares of common stock or other securities, issuance of warrants or other rights to acquire our shares of common stock or other securities, or other similar corporate transaction or event (including, without limitation, a change in control, as defined in the Omnibus Incentive Plan) that affects the shares of common stock, or (b) unusual or nonrecurring events (including, without limitation, a change in control) affecting us, any affiliate, or the financial statements of us or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Compensation Committee in its sole discretion to be necessary or appropriate, then the Compensation Committee must make any such adjustments in such manner as it may deem equitable, including, without limitation, any or all of:

(i)	adjusting any or all of
(A)	the Interest limits applicable under the Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder;
(B)	the number of our Interests or other securities which may be issued in respect of awards or with respect to which awards may be granted under the Omnibus Incentive Plan or any sub-plan and
(C)	the terms of any outstanding award, including, without limitation,
(1)	the number of Interests or other securities subject to outstanding awards or to which outstanding awards relate,
(2)	the exercise price or strike price with respect to any award or
(3)	any applicable performance measures;
(ii)	providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and
(iii)	cancelling any one or more outstanding awards and causing to be paid to the holders holding vested awards (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Compensation Committee (which, if applicable, may be based upon the price per share of Class A common stock received or to be received by other holders of our Class A common stock in such event), including, without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of Class A common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.

Non-transferability of Awards. An award will not be transferable or assignable by a participant (unless such transfer is specifically required by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any affiliate. However, the Compensation Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfer to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

75	Second Amended and Restated 2015 Omnibus Incentive Plan

Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without shareholder approval if:

(i)	such approval is necessary to comply with any regulatory requirement applicable to the Omnibus Incentive Plan or for changes in GAAP to new accounting standards;
(ii)	it would materially increase the number of securities which may be issued under the Omnibus Incentive Plan (except for adjustments in connection with certain corporate events) or
(iii)	it would materially modify the requirements for participation in the Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award shall not to that extent be effective without such individual’s consent.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination); provided, that, except as otherwise permitted in the Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided that without shareholder approval, except as otherwise permitted in the Omnibus Incentive Plan:

(i)	no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right;
(ii)	the Compensation Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right and
(iii)	the Compensation Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Partnership Interests. With respect to an award of Partnership Units or LTIP Units, in the event of a conflict or inconsistency as between the Omnibus Incentive Plan and the partnership agreement of PJT Partners Holdings or as between the Omnibus Incentive Plan and the applicable award agreement, the Partnership Agreement and the award agreement shall govern and control, respectively.

Dividends and Dividend Equivalents. The Compensation Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding:

(i)	options or stock appreciation rights or
(ii)	unearned performance compensation awards or other unearned awards subject to performance or time-vesting conditions (although dividends or dividend equivalents may be accumulated in respect of unearned awards and paid after such awards are earned and become payable or distributable).

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with:

(i)	any clawback, forfeiture or other similar policy adopted by the Board of Directors or the Compensation Committee and as in effect from time to time, and
(ii)	applicable law.

To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the company.

76	Second Amended and Restated 2015 Omnibus Incentive Plan

Detrimental Activity. If a participant has engaged in any detrimental activity, as defined in the Omnibus Incentive Plan, as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or both of the following:

(i)	cancellation of any or all of such participant’s outstanding awards, or
(ii)	forfeiture by the participant of any gain realized on the vesting or exercise of awards and prompt repayment to the company of any such gain.

Certain U.S. Federal Tax Aspects of the Omnibus Incentive Plan

The following is a brief summary of the principal U.S. income tax consequences under current law of awards under the Omnibus Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe non-U.S., state or local tax consequences or withholding and other payroll tax matters.

Stock Options and Stock Appreciation Rights. The grant of an option or a stock appreciation right will create no federal income tax consequences for the participant or the company. A participant will not have taxable income upon exercising an option which is an incentive stock option, except that alternative minimum tax may apply. Upon exercising an option which is not an incentive stock option, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising a stock appreciation right, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an incentive stock option before the end of the applicable incentive stock option holding periods (two years from the date the option was granted and one year from the date the shares were transferred upon the exercise of the option), the participant must generally recognize ordinary income equal to the lesser of:

(i)	the fair market value of the incentive stock option shares at the date of exercise minus the exercise price or
(ii)	the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Any gain realized in excess of the fair market value at the time of exercise will be short or long-term capital gain, as applicable.

Upon disposition of shares acquired upon exercise of an incentive stock option after the end of the applicable holding periods, no ordinary income is recognized and any gain or loss relative to the option exercise price will be long-term capital gain or loss.

A participant’s sale of shares acquired by exercise of an option that was not an incentive stock option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the options or stock appreciation right’s exercise.

Restricted Stock. A participant will generally not recognize federal taxable income when he or she receives a grant of restricted stock, and the company will not be entitled to a deduction, until the stock is transferable by the participant or is not subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares). Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.

A participant may elect to recognize ordinary income in the year when the share award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, the company will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date of the original transfer to the participant. The participant may not claim a credit for any tax previously paid on stock that is later forfeited.

77	Second Amended and Restated 2015 Omnibus Incentive Plan

Restricted Stock Units. If a participant is granted a restricted stock unit, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares in respect of restricted stock units, the fair market value of those shares will be taxable to the participant as ordinary income. The subsequent disposition of shares acquired pursuant to a restricted stock unit will result in capital gain or loss based on the difference between the price received on disposition and the participant’s basis in those shares (generally, the market value of the shares at the time of their issuance). A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock is issued to the participant.

Tax Consequences to PJT Partners. Subject to Section 162(m) of the Code, PJT Partners normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an award granted under the Omnibus Incentive Plan, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable incentive stock option holding period before selling the shares. In general, Section 162(m) of the Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its “covered employees.”

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Omnibus Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Omnibus Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply to variations on transactions that are permitted under the Omnibus Incentive Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). In addition, we reserve the authority to award compensation that may not be fully deductible or deductible at all.

Awards under the Amended and Restated Omnibus Incentive Plan

The following table sets forth the equity awards issued under the Omnibus Incentive Plan that have been received as of March 27, 2023 to the following persons or groups:

(i)	our Chief Executive Officer;
(ii)	each of our other Named Executive Officers;
(iii)	our current Named Executive Officers as a group;
(iv)	our current non-Executive Officer directors as a group;
(v)	each nominee for election as a director; and
(vi)	all employees, other than our current Named Executive Officers, as a group.

There have been no equity awards granted to:

(i)	any associate of any current director who is not a Named Executive Officer or nominee or
(ii)	any associate of any Named Executive Officer.

In addition, except as may be set forth below, no person was granted equity awards under the Omnibus Incentive Plan which in the aggregate accounted for five percent or more of the total number of shares available for issuance under the Omnibus Incentive Plan.

On March 27, 2023, the closing price of our common stock, as reported on the NYSE, was $73.40.

78	Second Amended and Restated 2015 Omnibus Incentive Plan

Name	Number of Securities Underlying Pre Spin-Off Equity Awards(1)	Number of Securities Underlying Post Spin-Off Equity Awards(1)(2)	Total of all Columns in Table(1)(2)
Paul J. Taubman, Chairman and CEO	5,800,000	1,060,000	6,860,000
Ji-Yeun Lee, Managing Partner	930,000	203,657	1,133,657
Helen T. Meates, Chief Financial Officer	150,000	128,596	278,596
David Travin, General Counsel	—	32,157	32,157
K. Don Cornwell, Director	163,000	78,406	241,406
James Costos, Director	—	14,801	14,801
Emily K. Rafferty, Director	—	13,769	13,769
Thomas M. Ryan, Director	—	34,270	34,270
Grace R. Skaugen, Director	—	6,211	6,211
Kenneth C. Whitney, Director	—	13,518	13,518
All Current Executive Officers as a Group	6,880,000	1,424,410	8,304,410
All Current Non-executive Officer Directors as a Group	163,000	160,975	323,975
All Employees, other than Our Current Executive Officers, as a Group	9,981,287	16,244,684	26,225,971
(1)	Amounts shown include LTIP Units, LTIP units with both a service and market condition, LTIP units with a service condition and restricted stock units. In connection with the closing of the merger and spin-off transactions on October 1, 2015, 6,530,048 LTIP units with both a service and market condition, 5,315,000 LTIPs units with a service condition and 5,776,846 restricted stock units were issued under the Omnibus Incentive Plan, and were excluded from the 7 million shares reserved for issuance under the Omnibus Incentive Plan at the time of the merger and spin-off transactions. The number of shares to be issued in respect of LTIP units with both a service and market condition has been calculated based on the number of such units originally awarded.
(2)	Does not include an aggregate of 297,987 equity awards we additionally intend to grant in 2023 with respect to performance year 2022 annual incentive compensation.

Registration with the SEC

If the Omnibus Incentive Plan is approved by shareholders, we expect to file as soon as reasonably practicable after the Annual Meeting a Registration Statement on Form S-8 with the SEC to register the additional shares of Class A common stock that will be issuable under the Omnibus Incentive Plan.

79	Second Amended and Restated 2015 Omnibus Incentive Plan

Amendment to Amended and Restated Certificate of Incorporation

Proposal 4: Approval of the Amendment to the Amended and Restated Certification of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation

Board Recommendation

The Board recommends that you vote FOR approval of the Amendment to the Amended and Restated Certification of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation

80	Charter Amendment

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

In August 2022, the State of Delaware, which is the company’s state of incorporation, enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances. The new Delaware law permits exculpation for direct claims brought by shareholders for breach of an officer’s fiduciary duty of care, but would not permit companies to eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by shareholders on behalf of the company. The new law also does not allow officers to be exculpated for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which an officer derived an improper personal benefit.

In light of this change in law, the Board, based on the recommendation of the Nominating/Corporate Governance Committee, has unanimously recommended that the company’s shareholders vote “FOR” an amendment (the “Amendment”) to the company’s Amended and Restated Certificate of Incorporation to add a new Article XII, which shall read in its entirety as follows:

“ARTICLE XII. Section 12.1. Limited liability of officers. No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article XII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such amendment or repeal.”

If the shareholders approve this proposal at the Annual Meeting, the company will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation in the form attached hereto as Appendix D. In accordance with the Delaware law, however, our Board may elect to abandon the Amendment without further action by the shareholders at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware notwithstanding shareholder approval of the Amendment.

Reasons for the Amendment

The Board believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from serving corporations. Several other states already permit corporations to eliminate or limit officer liability, and the Board believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their company charters. In the absence of such protection, qualified officers might be deterred from serving as officers due to exposure to personal liability and the risk that substantial expense will be incurred. The company and our shareholders expect our officers to effectively manage the company’s challenges within a complex and ever-evolving environment. Our officers are frequently called upon to make critical decisions under significant time pressure. Such skills, while essential to the management of our company, may expose our officers to substantial personal liability from litigants seeking to impose liability on the basis of hindsight and regardless of merit. Limiting this personal risk would provide comfort to and empower our officers to best exercise their business judgment in furtherance of the interests of our company and our shareholders.

To the extent the company’s peers adopt similar exculpation clauses that limit the personal liability of officers, failing to adopt the Amendment could negatively impact our recruitment and retention of exceptional officer candidates.

The company’s Amended and Restated Certificate of Incorporation currently provides for the exculpation of directors but does not include a provision that allows for the exculpation of officers. The Amendment would more generally align the protections available to our directors with those available to our officers, enabling them to exercise their business judgment in furtherance of the interests of the shareholders without the potential for distraction posed by the risk of personal liability. The Amendment would also help to clarify the application of exculpation provisions to individuals serving as both a director and an officer. As is currently the case with directors under our Amended and Restated Certificate of Incorporation, this provision would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this provision exculpate such officers from liability for claims brought by or in the right of the corporation, such as derivative claims.

81	Charter Amendment

The Amendment strikes a balance between shareholders’ interest in accountability and their interest in the company being able to attract and retain experienced and high-quality officers to work on its behalf. Accordingly, the Board believes that the Amendment is in the best interests of the company and our shareholders.

Given the narrow class and type of claims for which officers’ liability would be exculpated, the Board believes the Amendment would not negatively impact shareholder rights.

The Amendment may also reduce the company’s future insurance needs and costs.

For these reasons, the Board recommends that you vote “FOR” the approval of the Amendment.

Effect of the Amendment

As described above, the Amendment would limit the liability of certain officers of the company in limited circumstances. Other than the addition of a new Article XII with the text that appears above, the Amendment would not cause any changes to the company’s Amended and Restated Certificate of Incorporation. If the Amendment is approved by the shareholders, the Amendment would become effective upon a filing with the Delaware Secretary of State, which the company would submit promptly following the Annual Meeting of Shareholders.

82	Charter Amendment

Audit Matters

Proposal 5: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2023.

Board Recommendation The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm
83	Audit Matters

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2023. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our shareholders for ratification at the Annual Meeting. The Board recommends that the shareholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. The Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Audit Fees

The following table sets forth aggregate fees billed to us by Deloitte for 2021 and 2022:

	Fiscal Year Ended December 31,
	2021	2022
Audit Fees(1)	$1,837,828	$2,400,608
Audit-Related Fees	—	—
Tax Fees(2)	$1,012,167	$1,184,856
All Other Fees	—	—
Total	$2,849,995	$3,585,464
(1)	Audit Fees include fees for services rendered for the audit and quarterly reviews of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively, as well as statutory and financial audits for our United States and foreign consolidated subsidiaries.
(2)	Tax fees represent fees for services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted of tax consulting and compliance professional services, including to our United States and foreign consolidated subsidiaries.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for permitted non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit services for which Deloitte was engaged during 2022 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

84	Audit Matters

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which can be found on our website, www.pjtpartners.com, under the “Investor Relations/Governance/Governance Documents” section.

The Audit Committee has:

>	selected the independent registered public accounting firm to audit our books and records;
>	reviewed and discussed our audited financial statements for 2022 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;
>	discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
>	received from Deloitte the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

>	our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and
>	the independent registered public accounting firm, which is responsible for auditing our financial statements and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, our financial position, results of operations, and cash flows in conformity with generally accepted accounting principles in the United States of America.

Based on these reviews and discussions and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.

Submitted by our Audit Committee:
Kenneth C. Whitney, Chair
James Costos
Grace R. Skaugen

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

85	Audit Matters

Shareholder Proposals and Nominations for Our 2024 Annual Meeting

Eligible shareholders who wish to submit director nominations or bring any business at the 2024 Annual Meeting, including shareholder proposals to be included in our Proxy Statement, must comply with the advance notice procedures set forth in our Amended and Restated Bylaws.

In order for a shareholder proposal to be included in our Proxy Statement to be issued in connection with our 2024 Annual Meeting, that proposal must be received by our Corporate Secretary no later than December [[__]], 2023 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed or made available to shareholders).

In order for director nominations to be deemed timely, notice of such director nominations must be received by our Corporate Secretary (A) no earlier than January 25, 2024 and no later than February 24, 2024 or (B) in the event that our 2024 Annual Meeting of Shareholders is held prior to April 24, 2024 or after August 2, 2024, notice by the shareholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024.

86

General Information about Our 2023 Annual Meeting

87	General Information

GENERAL INFORMATION ABOUT OUR 2023 ANNUAL MEETING

PJT Partners Inc. is making this Proxy Statement available to its shareholders in connection with the solicitation of proxies by the Board for our 2023 Annual Meeting of Shareholders to be held on May 24, 2023 at 10:30 a.m., Eastern Time via live audio webcast at www.virtualshareholdermeeting.com/ PJT2023, and any adjournment or postponement thereof (the “Annual Meeting”). You are receiving this Proxy Statement because you owned shares of the company’s Class A or Class B common stock at the close of business on March 27, 2023, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Participation in Our Annual Meeting

The Annual Meeting will be a virtual meeting of shareholders held via an audio webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Shareholders will be able to present questions online before the meeting or during a portion of the meeting, providing our shareholders with the opportunity for meaningful engagement with the company. To participate in the meeting, you must have your 16-Digit Control Number that is shown on your Notice of Availability of Proxy Materials (the “Notice of Availability”) or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/PJT2023.

You will be able to submit questions either before the meeting, from May 8 to May 18, 2023, or during a portion of the meeting. If you wish to submit a question before the meeting, you may log into www.proxyvote.com using your 16-Digit Control Number and follow the instructions to submit a question. Alternatively, if you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/PJT2023 using the 16-Digit Control Number and follow the instructions to submit a question.

Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the virtual meeting, please call the technical support number posted on the virtual meeting platform log-in page. You may also obtain information regarding access to the Annual Meeting by contacting our investor relations representative at 212-364-7810 or via email at investorrelations@pjtpartners.com. This Proxy Statement contains information about the items shareholders will vote on at the Annual Meeting.

The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our shareholders from any place in the world at little to no cost. We designed the format of the virtual meeting to ensure that shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We will take the following steps to ensure such an experience by:

(1)	providing shareholders with the ability to submit appropriate questions either in advance of the meeting or during the meeting real-time via the meeting website, limiting questions to one per shareholder unless time otherwise permits; and
(2)	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

The Proxy Materials

Our Proxy Materials include:

>	this Proxy Statement;
>	a Notice of our 2023 Annual Meeting of Shareholders (which is attached to this Proxy Statement); and
>	our 2022 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically.

88	General Information

Mailing of Proxy Materials

The Proxy Materials will be mailed or made available to our shareholders on or about April [__], 2023. On or about April [__], 2023, we will mail to most of our shareholders a Notice of Availability containing instructions on how to access our Proxy Statement. Below are answers to common questions shareholders may have about the Proxy Materials and the Annual Meeting.

Notice of Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to most of our shareholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Availability.

Shares to be Voted at the Annual Meeting; Our Voting Structure Does Not Contain Super-Voting Powers

Holders of Class A common stock will have one vote for every share of Class A common stock that such holder owned at the close of business on the Record Date.

Due to our “Up-C” corporate structure, certain holders of the equity in our company maintain their ownership through PJT Partners Holdings partnership units and LTIP Units (collectively, the “Partnership Units”). In order to ensure that these Partnership Unit holders are not disenfranchised and, therefore, are entitled to vote their economic interest in the company, these holders were granted an accompanying share of Class B common stock. This share of Class B common stock entitles the holder to a number of votes commensurate with such holder’s vested and unvested Partnership Units and does not provide any voting power in excess of the holder’s economic interest in the company. Rather, it merely provides a vehicle for a Partnership Unit holder to vote such holder’s economic interest in the company and does not give disproportionate or super-voting rights to holders of Partnership Units and Class B common stock. Whereas some companies with a dual-class stock voting structure give certain shareholders super-voting stock that may have 10 or more votes per share, we do not. As an example, if a holder of a share of Class B common stock owns 100 Partnership Units, that share of Class B common stock would simply provide such holder with 100 votes on all matters presented to our shareholders.

In an effort to preserve the tax-free nature of our spin-off in 2015 from Blackstone Inc. (“Blackstone”), our Certificate of Incorporation provided that holders of Class B common stock were limited to only one vote per share of Class B common stock solely with respect to the election or removal of directors. Thus, applying the above example, that same holder of Class B common stock (representing 100 Partnership Units) would be entitled to 100 votes on all matters presented to our shareholders but only one vote with respect to director elections or removals.

With the passage of time since the spin-off, this restriction on the voting rights of holders of Class B common stock is no longer operative, an eventuality that was envisaged in our Certificate of Incorporation. Pursuant to our Certificate of Incorporation, upon the request of a holder of Class B Common Stock and approval by the Board, such holder’s Class B common stock would be equalized to provide the same number of votes for the election and removal of directors as it does for all other matters. Accordingly, certain holders of vested and unvested Partnership Units have requested, and the Board has approved, that the shares of Class B Common Stock held by them provide them with the same number of votes for the election and removal of directors as they do for all other matters.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which such shareholders are entitled to vote generally, except as otherwise required by law.

As noted above in the section titled, “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” in connection with the merger and spin-off transactions, the Blackstone Senior Management provided an irrevocable proxy to Mr. Taubman, empowering Mr. Taubman to vote or cause to be voted all of the Subject Shares at every shareholders meeting of the company on all matters in respect to which the Subject Shares are entitled to vote, and on every action or approval by written consent of the shareholders of the company in respect of which the Subject Shares are entitled to consent or dissent, for so long as Mr. Taubman is the CEO of PJT Partners.

89	General Information

As of March 27, 2023, the Record Date for our Annual Meeting, our share count for voting purposes set forth above was as follows:

	Proposal 1: Elect the Two Class II Director Nominees Identified in this Proxy Statement	Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers	Proposal 3: Approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan	Proposal 4: Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	Proposal 5: Advisory Vote to Ratify the Selection of Deloitte as Our Independent Registered Accounting Firm for 2023
Shares of Class A Common Stock	24,800,194	24,800,194	24,800,194	24,800,194	24,800,194
Shares of Class B Common Stock	10,478,766	15,773,169	15,773,169	15,773,169	15,773,169
Total Voting Power	35,278,960	40,573,363	40,573,363	40,573,363	40,573,363

Annual Meeting Quorum

The holders of a majority in voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the aggregate number of vested and unvested Partnership Units and LTIP Units held by such Class B common shareholders) collectively as a single class entitled to vote, must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) that are present and entitled to vote at the Annual Meeting will be counted for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, Proposals 1, 2, 3 and 4 are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at the holder’s discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

90	General Information

Required Votes

	Proposal 1: Elect the Two Class II Director Nominees Identified in this Proxy Statement	Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers	Proposal 3: Approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan	Proposal 4: Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	Proposal 5: Advisory Vote to Ratify the Selection of Deloitte as Our Independent Registered Accounting Firm for 2023
How many votes are required for approval?	˃ A plurality of affirmative votes cast, even if less than a majority	˃ A majority of affirmative votes cast	˃ A majority of affirmative votes cast	˃ A majority in voting power of all the outstanding shares of stock of the company entitled to vote thereon, voting together as a single class	˃ A majority of affirmative votes cast
How are director withhold votes treated?	˃ Withhold votes will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on this proposal	˃ N/A	˃ N/A	˃ N/A	˃ N/A
How are abstentions treated?	˃ N/A	˃ Abstentions are counted for the purpose of establishing the presence of a quorum, but will not be counted as votes cast and will have no effect on this proposal	˃ Abstentions are counted for the purpose of establishing the presence of a quorum, but will not be counted as votes cast and will have no effect on this proposal	˃ Abstentions will have the same effect as a vote “against” this proposal.	˃ Abstentions are counted for the purpose of establishing the presence of a quorum, but will not be counted as votes cast and will have no effect on this proposal
How are broker non-votes treated?	˃ Broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on this proposal	˃ Broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on this proposal	˃ Broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on this proposal.	˃ Broker non-votes will have the same effect as a vote “against” this proposal	˃ No broker non-votes since banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast
91	General Information

	Proposal 1: Elect the Two Class II Director Nominees Identified in this Proxy Statement	Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers	Proposal 3: Approval of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan	Proposal 4: Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	Proposal 5: Advisory Vote to Ratify the Selection of Deloitte as Our Independent Registered Accounting Firm for 2023
How will signed proxies that do not specify voting preferences be treated?	˃ Votes will be cast for the two director nominees identified in this Proxy Statement	˃ Votes will be cast for the approval of the compensation of our Named Executive Officers	˃ Votes will be cast for the approval of the Second Amended and Restated 2015 PJT Partners Inc. Omnibus Incentive Plan	˃ Votes will be cast for the approval of the amendment to the Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation	˃ Votes will be cast for the selection of Deloitte as our independent public accounting firm for 2023

It is important to note that the proposals to approve the compensation of our Named Executive Officers and ratify the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of Proposal 2 in making future compensation decisions and, if our shareholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Voting at the Annual Meeting

The manner in which you cast your vote depends on whether you are a shareholder of record or you are a beneficial owner of shares held in “street name.”

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a shareholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

Voting by Proxy for Shares Registered Directly in the Name of the Shareholder. If you hold your shares of common stock in your own name as a shareholder of record, you may instruct the proxy holders named in the Proxy Card how to vote your shares of common stock in one of the following ways:

˃	Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice of Availability or, if you received printed materials, on your Proxy Card. The website for Internet voting is printed on the Notice of Availability and also on your Proxy Card. Please have your Notice of Availability or Proxy Card in hand when voting. Internet voting is available 24 hours each day until 11:59 p.m., Eastern Time, on May 23, 2023. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your Proxy Card.
˃	Vote by Telephone. You also have the option to vote by telephone by calling the toll-free number 800-690-6903. Telephone voting is available 24 hours each day until 11:59 p.m., Eastern Time, on May 23, 2023. When you call, please have your Proxy Card in hand. You will receive a series of
92	General Information

voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your Proxy Card.
˃	Vote by Mail. If you received printed materials, and would like to vote by mail, please mark, sign and date your Proxy Card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the Proxy Materials by following the instructions on your Notice of Availability.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Voting Online at the Annual Meeting. If you are a Class A or Class B common stock shareholder of record, you may vote and submit questions while attending the meeting online via live audio webcast. You will need the 16-Digit Control Number included on your Notice of Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting.

Shares held in your name as the shareholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/PJT2023 during the meeting. You will need your 16-Digit Control Number found in the Notice of Availability or your proxy card. Even if you plan to participate in the online meeting, we recommend that you also submit your proxy or voting instructions in advance, so that your vote will be counted if you later decide not to participate in the online meeting.

Revocation of Your Vote

Street name shareholders who wish to revoke or change their votes should contact the organization that holds their shares. Shareholders of record may revoke or change their proxy by voting a new proxy pursuant to the voting methods set forth above by providing a written notice of revocation to the Corporate Secretary or by attending and voting at the Annual Meeting.

Confidentiality of Your Vote

We keep all the proxies, ballots and voting tabulations confidential as a matter of practice. We only let our Inspector of Election, Broadridge Financial Solutions, Inc. (“Broadridge”), examine these documents. Occasionally, shareholders provide written comments on their Proxy Card, which are then forwarded to us by Broadridge.

Proxy Solicitation

The company is paying the costs of the solicitation of proxies. Members of the Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

In connection with the Annual Meeting, the company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies. The company will pay Innisfree M&A Incorporated $20,000 plus reasonable out-of-pocket expenses for its assistance.

Voting Results

We will file a current report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

Other Information

For your review, we make available free of charge on or through our website at www.pjtpartners.com under the “Investor Relations/Financial Reports” section, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Hard copies may be obtained free of

93	General Information

charge by contacting Investor Relations at PJT Partners Inc., 280 Park Avenue, New York, New York 10017 or by calling 212-364-7810. Copies may also be accessed electronically by means of the SEC’s website on the Internet at www.sec.gov. Neither our Annual Report on Form 10-K for the year ended December 31, 2022, nor the 2022 Annual Report shall constitute a part of the proxy solicitation materials.

Contacting Our Corporate Secretary

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary at PJT Partners Inc., 280 Park Avenue, New York, New York 10017 or by calling 212-364-7800.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2023

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2022 Annual Report to Shareholders are
also available at www.proxyvote.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple shareholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary as set forth above.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting; however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

David K.F. Gillis
Corporate Secretary
April [__], 2023

94	General Information

APPENDIX A

Glossary of Terms

Definitions. The following terms shall have the meanings set forth on this Appendix A whenever used in the Proxy statement. Except when otherwise indicated by context, any term used in the singular shall also include the plural.

“20-day VWAP” is the volume-weighted average share price of the company’s Class A common stock over any 20 consecutive trading-day period.

“ASC Topic 718” refers to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

“Blackout Period” refers to when trading of shares of PJT Class A common stock is prohibited by our insider trading policy.

“Blackstone” refers to Blackstone Inc.

“Blackstone Senior Management” refers to Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other Executive Officers.

“Board” refers to the PJT Partners Inc. Board of Directors.

“Bonus Deferral Plan” refers to the PJT Partners Inc. Bonus Deferral Plan.

“Broadridge” refers to Broadridge Financial Solutions, Inc.

“Broker Non-Vote” refers to the condition when a proposal is considered a non-discretionary matter and a bank, broker or other holder of record will lack the authority to vote shares at the holder’s discretion and the shares will not be voted on the proposal.

“Burn Rate” refers to the number of awards granted under the Omnibus Incentive Plan as a percentage of PJT Shares Outstanding.

“CamberView” refers to CamberView Partners Holdings, LLC.

“CARES Act” refers to the Coronavirus Aid, Relief, and Economic Security Act.

“CEO” means Chief Executive Officer.

“CEO Agreement” refers to the partner agreement PJT Partners Holdings entered into with Paul Taubman effective October 1, 2015.

“CEO Pay Ratio” refers to the ratio of annual total compensation of Mr. Taubman, our CEO, to the median annual total compensation for all our employees (other than our CEO) as of December 31, 2022.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“Company”, “We”, “Us”, and “Our” refer to PJT Partners Inc., together with its consolidated subsidiaries, including PJT Partners Holdings and its operating subsidiaries.

“Dynasty” refers to Dynasty Equity Partners Management, LLC, a Delaware limited liability company.

“Earned Performance LTIPs” is the number of Performance LTIPs for which the performance condition has been met.

“Employee Net Share Settlements” refers to net share settlements in connection with employee taxes upon the vesting of equity awards.

“End Date” refers to February 28, 2027.

“ESG” refers to Environmental, Social and Governance.

“Executive Officer” is defined as the term is used in Item 401 of Regulation S-K.

“Grant Date” refers to February 10, 2022.

“Interests” refers collectively to the total number of shares of Class A common stock, Partnership Units or LTIP Units.

“IPO” refers to an initial public offering

“IRS” refers to the Internal Revenue Service.

“Measurement Date” refers to the fiscal quarter end date, together with the period ending with the End Date.

“Named Executive Officers” and “NEOs” refer to our Chairman and Chief Executive Officer, Paul J. Taubman; our Managing Partner, Ji-Yeun Lee; our Chief Financial Officer, Helen T. Meates and our General Counsel, David A. Travin.

“Net Burn Rate” is a measurement calculated to reflect the offsetting effect of repurchases, use of cash in Partnership Unit exchanges, and employee net share settlements.

A-1	Appendix A - Glossary

“Non-management directors” include all directors who are not our officers, and all non-management directors who have been determined by the Board to be independent.

“Notice of Availability” refers to a Notice of Internet Availability of Proxy Materials.

“NYSE” refers to the New York Stock Exchange.

“Omnibus Incentive Plan” refers to the Second Amended and Restated PJT Partners Inc. 2015 Omnibus
Incentive Plan.

“Partnership Agreement” refers to the Partnership Agreement of PJT Partners Holdings.

“Partnership Units” refers to certain holders of the equity in our company who maintain their ownership collectively through PJT Partners Holdings partnership units and LTIP Units.

“PCAOB” refers to the Public Company Accounting Oversight Board.

“Performance LTIPs” refers to a class of partnership interests in PJT Partners Holdings.

“PJT Partners” refers to PJT Partners Inc.

“PJT Partners Holdings” refers to PJT Partners Holdings LP, a holding partnership that holds the company’s operating subsidiaries, and certain cash and cash equivalents it may hold from time to time. As the sole general partner of PJT Partners Holdings, PJT Partners Inc. operates and controls all of the business and affairs of PJT Partners Holdings and its operating subsidiaries.

“Related Person Transaction” is defined as any transaction that is anticipated and would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

“PJT Shares Outstanding” as of year-end, is inclusive of our outstanding shares of Class A common stock and PJT Partners Holdings vested and unvested Partnership Units, each on a fully diluted basis, excluding unvested restricted stock units.

“Related Person Policy” refers to a written statement of policy adopted by the Board regarding transactions with related persons.

“Replacement Awards” are designed to replace awards forfeited by the employee upon departure from his or her prior employer.

“RSUs” refers to restricted stock units.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Significant Limited Partner” refers to a limited partner who holds not less than five percent (5%) of the total number of Partnership Units then outstanding.

“Street Name” means that shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization and that organization, rather than the beneficial owner, is considered the shareholder of record, holding the shares in “street name.” The beneficial owner of the shares has the right to direct the organization holding the account on how to vote the shares held in the account.

“Subject Shares” refers to the irrevocable proxy provided to Mr. Taubman, empowering Mr. Taubman to vote or cause to be voted all of the shares of Class B common stock then or thereafter held by the Blackstone Senior Management.

“Sublease” refers to the sublease that PJT Partners Holdings has entered into as of September 14, 2022 with Dynasty Equity Partners Management, LLC.

“Substitute Awards” refers to awards that may, in the sole discretion of the Compensation Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine.

“Surviving Partnership” refers to another limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with PJT Partners Holdings.

“Termination Transaction” means any direct or indirect transfer of all or any portion of PJT Partners’ interest in PJT Partners Holdings.

“Willis Towers Watson” refers to Willis Towers Watson & Co., an independent outside compensation consultant.

A-2	Appendix A - Glossary

APPENDIX B

U.S. GAAP Reconciliations

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the company’s operating results: Adjusted Pretax Income; Adjusted Net Income; and Adjusted Net Income, If-Converted, in total and on a per-share basis (referred to as “Adjusted EPS”). These non-GAAP measures, presented and discussed herein, remove the significant accounting impact of:

(a)	transaction-related compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the acquisition of CamberView Partners Holdings, LLC (“CamberView”);
(b)	intangible asset amortization associated with Blackstone Inc.’s (“Blackstone”) initial public offering (“IPO”), the acquisition of PJT Capital LP, and the acquisition of CamberView; and
(c)	the net change to the amount the company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions.

Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided below.

To help investors understand the effect of the company’s ownership structure on its Adjusted Net Income, the company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested Partnership Units that have yet to satisfy certain market conditions) were exchanged for shares of the company’s Class A common stock, resulting in all of the company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects. This tax rate excludes a number of adjustments, including the tax benefits of the adjustments for transaction-related compensation expense and amortization expense.

B-1	Appendix B - U.S. GAAP Reconciliations

The following table provides a reconciliation of non-GAAP measures to their most directly comparable GAAP measures.

(Dollars in Thousands, Except Share and Per Share Data)

	Year Ended December 31,
	2022	2021
GAAP Net Income	$164,772	$189,955
Less: GAAP Provision for Taxes	36,699	29,494
GAAP Pretax Income	201,471	219,449
Adjustments to GAAP Pretax Income
Transaction-Related Compensation Expense(1)	11,765	14,888
Amortization of Intangible Assets(2)	6,506	7,777
Spin-Off-Related Payable Due to Blackstone(3)	804	199
Adjusted Pretax Income	220,546	242,313
Adjusted Taxes(4)	40,020	35,087
Adjusted Net Income	180,526	207,226
If-Converted Adjustments
Less: Adjusted Taxes(4)	(40,020)	(35,087)
Add: If-Converted Taxes(5)	57,264	54,073
Adjusted Net Income, If-Converted	$163,282	$188,240
GAAP Net Income Per Share of Class A Common Stock
Basic	$3.61	$4.25
Diluted	$3.51	$3.99
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	25,077,835	24,959,382
Diluted	26,616,640	42,358,705
Adjusted Net Income, If-Converted Per Share	$3.92	$4.44
Weighted-Average Shares Outstanding, If-Converted	41,663,773	42,363,237
B-2	Appendix B - U.S. GAAP Reconciliations

The following table provides a summary of weighted-average shares outstanding for the year ended December 31, 2022 and 2021 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the company’s Class A common stock:

	Year Ended December 31,
	2022	2021
Weighted-Average Shares Outstanding - GAAP
Basic Shares Outstanding, GAAP	25,077,835	24,959,382
Dilutive Impact of Unvested RSUs(6)	1,538,805	1,680,900
Dilutive Impact of Partnership Units(7)	—	15,718,423
Diluted Shares Outstanding, GAAP	26,616,640	42,358,705

Weighted-Average Shares Outstanding - If-Converted
Basic Shares Outstanding, GAAP	25,077,835	24,959,382
Unvested RSUs(8)	1,540,744	1,685,432
Partnership Units(7)	15,045,194	15,718,423
If-Converted Shares Outstanding	41,663,773	42,363,237

As of December 31, 2022, 1.1 million Partnership Units and 1.5 million RSUs that have yet to satisfy certain market conditions were excluded from any share count calculations.

Of the total 2.6 million share equivalents subject to market conditions, 1.3 million require the company to achieve a dividend adjusted volume-weighted average share price over any consecutive 20-day trading period (“20-day VWAP”) of $100 prior to February 26, 2027. The remaining 1.3 million vest ratably upon the company achieving a 20-day VWAP between $100 and $130 prior to February 26, 2027. The awards are also subject to a five year service based vesting requirement, with 20% vesting per annum.

(1)	This adjustment adds back to GAAP Pretax Income transaction-related compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the acquisition of CamberView.
(2)	This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO, the acquisition of PJT Capital LP on October 1, 2015 and the acquisition of CamberView on October 1, 2018.
(3)	This adjustment adds back to GAAP Pretax Income the net change to the amount the company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions.
(4)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.
(5)	Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested Partnership units that have yet to satisfy market conditions) were exchanged for shares of the company’s Class A common stock, resulting in all of the company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects. This tax rate excludes a number of adjustments, including the tax benefits of the adjustments for transaction-related compensation expense and amortization expense.
(6)	Represents the dilutive impact under the treasury method of unvested, non-participating RSUs that have a remaining service requirement.
(7)	Represents the number of shares assuming the conversion of all Partnership Units, excluding Partnership Units that have yet to satisfy certain market conditions.
(8)	Represents the dilutive impact of unvested RSUs that have a remaining service requirement.
B-3	Appendix B - U.S. GAAP Reconciliations

APPENDIX C

Second Amended and Restated PJT Partners Inc.

2015 Omnibus Incentive Plan

1.	Purpose.

The purpose of the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan is to provide a means through which the Company and other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, partners, consultants and advisors of the Company and other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock or Partnership Interests, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s shareholders.

2.	Definitions.

The following definitions shall be applicable throughout the Plan.

(a)

“Absolute Share Limit” has the meaning given such term in Section 5(b) of the Plan.

(b)

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(c)

“Amendment Effective Date” means May 24, 2023.

(d)

“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, Other Cash-Based Award, Performance Compensation Award or Partnership Interest granted under the Plan.

(e)

“Award Agreement” means the document or documents by which each Award is evidenced.

(f)

“Board” means the Board of Directors of the Company.

(g)

“Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment agreement, Partner Agreement or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination (or with respect to an Award of Partnership Interests, as defined in the Partnership Agreement); or (ii) in the absence of such definition in any employment agreement, Partner Agreement or consulting agreement, the Participant’s (A) deliberate and repeated failure to perform substantially the Participant’s duties to the Service Recipient; (B) material breach of any partnership, employment, or consulting agreement between the Participant and the Service Recipient, or material breach of any restrictive covenants agreement between the Participant and any member of the Company Group; (C) conviction of a felony or crime of moral turpitude, or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that the Participant individually has violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body, if such conviction has a material adverse effect on the business of the Company Group; (D) material breach of any material rules or regulations of the Service Recipient applicable to the Participant that have been provided to the Participant in writing and has a material adverse effect on the business of the Company Group; (E) act of fraud, misappropriation, embezzlement or similar conduct by the Participant against the Company or any Affiliate.

(h)

“Change in Control” means:

(i)

the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) in a single or series of transactions by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of

C-1	Appendix C - Omnibus Incentive Plan

options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock, treating as shares of Common Stock, for the avoidance of doubt, the number of shares of Common Stock into which any Partnership Interests are (or may become) exchangeable or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this Plan, the following acquisitions shall be excluded in the determination of a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii)

during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; and

(iii)

the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

(i)

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(j)

“Committee” means the Compensation Committee of the Board or any subcommittee thereof properly delegated in accordance with Section 4(a), or if no such Compensation Committee or subcommittee thereof exists, the Board.

(k)

“Common Stock” means the Class A common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(l)

“Company” means PJT Partners Inc., a Delaware corporation, and any successor thereto.

(m)

“Company Group” means, collectively, the Company and its Subsidiaries.

(n)

“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(o)

“Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(p)

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; and (iii) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with any member of the Company Group.

(q)

“Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment agreement, Partner Agreement or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination;

C-2	Appendix C - Omnibus Incentive Plan

or (ii) in the absence of any such employment agreement, Partner Agreement or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the inability by reason of physical or mental illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced, which inability is reasonably expected to be permanent and has continued for a period of six consecutive months. Any determination of whether Disability exists shall be made by the Company (or designee) in its sole and absolute discretion.

(r)

“Effective Date” means September 16, 2015.

(s)

“Eligible Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) with respect to actions undertaken to comply with the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(t)

“Eligible Person” means any (i) individual employed by, or providing services as a partner to, any member of the Company Group; provided, however, that no employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

(u)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(v)

“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(w)

“Fair Market Value” means, on a given date, if (i) the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(x)

“GAAP” has the meaning given to such term in Section 11(c) of the Plan.

(y)

“Immediate Family Members” has the meaning given such term in Section 13(d) of the Plan.

(z)

“Incentive Stock Option” means an Option representing the right to purchase shares of Common Stock which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(aa)

“Indemnifiable Person” has the meaning given such term in Section 4(e) of the Plan.

(bb)

“Minimum Vesting Condition” means, with respect to any Award settled in shares of Common Stock, that vesting of (or lapsing of restrictions on) such Award does not occur earlier than the first anniversary of the Date of Grant, other than acceleration (i) in connection with a Change in Control or (ii) as a result of a Participant’s death or Disability; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the Absolute

C-3	Appendix C - Omnibus Incentive Plan

Share Limit may be granted to any one or more Eligible Persons without respect to such Minimum Vesting Condition. The Minimum Vesting Condition will not prevent the Committee from accelerating the vesting of any Award in accordance with any of the provisions set forth in this Plan.

(cc)

“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award.

(dd)

“Nonqualified Stock Option” means an Option representing the right to purchase shares of Common Stock which is not designated by the Committee as an Incentive Stock Option.

(ee)

“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(ff)

“NYSE” means the New York Stock Exchange.

(gg)

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(hh)

“Option Period” has the meaning given such term in Section 7(c) of the Plan.

(ii)

“Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is payable without reference to the value of Common Stock.

(jj)

“Other Stock-Based Award” means an Award granted under Section 10 of the Plan that is payable by reference to the value of Common Stock.

(kk)

“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(ll)

“Partnership” means PJT Partners Holdings.

(mm)

“Partner Agreement” means an agreement between a partner and a Service Recipient with respect to the provision of services of such partner to the Service Recipient.

(nn)

“Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of PJT Partners Holdings, as the same may be amended from time to time.

(oo)

“Partnership Interest” means any interest in the Partnership that is designated by the Committee that is available to be issued or granted under the Plan as an interest in the Partnership, including, without limitation, the LTIP Units as defined in the Partnership Agreement.

(pp)

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section of the Plan.

(qq)

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan.

(rr)

“Performance Formula” means, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ss)

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(tt)

“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(uu)

“Permitted Transferee” has the meaning given such term in Section 13(d) of the Plan.

(vv)

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

(ww)

“Plan” means this Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan, as it may be amended from time to time.

C-4	Appendix C - Omnibus Incentive Plan

(xx)

“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(yy)

“Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(zz)

“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(aaa)

“SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(bbb)

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(ccc)

“Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is a partner thereof, principally employed or to which such original recipient provides services, as applicable (or following a Termination, the member of the Company Group as to which any of the foregoing most recently applied).

(ddd)

“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(eee)

“Strike Price” has the meaning given such term in Section 8(b) of the Plan.

(fff)

“Subsidiary” means, with respect to any specified Person:

(i)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)

any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(ggg)

“Substitute Award” has the meaning given such term in Section 5(e) of the Plan.

(hhh)

“Sub-Plans” means, any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(iii)

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient.

3.	Effective Date; Duration.

The Plan was originally effective as of the Effective Date, and the Second Amendment and Restatement of the Plan is effective on the Amendment Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Amendment Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

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4.	Administration.

(a)

The Committee shall administer the Plan; provided, however, that the Board may, in its sole discretion, grant Awards and administer the Plan with respect to such awards, in which case, the Board shall have all the authority granted to the Committee under the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that the Committee or subcommittee thereof shall consist of two or more Eligible Directors. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)

Except to the extent prohibited by applicable law, the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock of the Company is listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Subsidiary the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to the Committee herein, and which may be so delegated as a matter of law, subject to Section 4(a) above.

(c)

Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock or Partnership Interests, as applicable, to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in or exercised for cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be so settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (x) adopt Sub-Plans.

(d)

Unless otherwise expressly provided in the Plan, the Partnership Agreement or an Award Agreement, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any other member of the Company Group, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)

No member of the Board, the Committee or any employee or agent of the Company or any Subsidiary (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable.

(f)

Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable

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Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

5.	Grant of Awards; Shares and Partnership Interests Subject to the Plan; Limitations.

(a)

The Committee may, from time to time, grant Awards to one or more Eligible Persons, subject to the Minimum Vesting Condition.

(b)

Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, the total number of shares of Common Stock available under the Plan shall be no more than 33,000,000 (the “Absolute Share Limit”), of which all or any portion may be issued as shares of Common Stock or Partnership Interests (counting the number of shares of Common Stock into which any Partnership Interests are (or may become) exchangeable and subject to the reallocation provisions as set forth in Section 8.02(c) of the Partnership Agreement, but excluding the number of shares issuable under this Plan in connection with the vesting or exchange of replacement awards, retention awards, certain restricted stock awards to non-U.S. personnel or Partnership Interests issued or granted to Participants in connection with the completion of the Company’s spin-off transaction on October 1, 2015); and (ii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan.

(c)

Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without delivery to the Participant of the full number of shares of Common Stock to which the Award related, the undelivered shares or Partnership Interests will again be available for grant and/or reallocation, as applicable. Shares of Common Stock withheld in payment of the Exercise Price or taxes relating to an Award and shares equal to the number of shares surrendered in payment of any Exercise Price or Strike Price, or taxes relating to an Award, shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either: (i) the applicable shares are withheld or surrendered following the termination of the Plan; or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to shareholder approval under any then- applicable rules of the national securities exchange on which the Common Stock is listed.

(d)

Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

(e)

Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Unless the Committee shall otherwise determine, the Common Stock delivered by the Company or its Affiliates upon exchange of the Partnership Interests that have been issued under the Plan shall be issued under the Plan and shall be considered to be a Substitute Award. Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422

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of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan. Any Awards granted under the Plan in substitution of other Awards which do not constitute Substitute Awards (as defined herein) shall be subject to the limitations and requirements set forth under Section 13(a) of the Plan.

(f)

During each fiscal year, the Board may award annual compensation to any Non- Employee Director (including both shares of Common Stock subject to Awards and any cash fees paid to such Non-Employee Director during the fiscal year (but excluding expense reimbursements)) for services provided as a Non-Employee Director in an amount not exceeding $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6.	Eligibility.

Participation in the Plan shall be limited to Eligible Persons.

7.	Options.

(a)

General. Each Option granted under the Plan shall be evidenced by an Award Agreement, in written or electronic form, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)

Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c)

Vesting and Expiration; Termination. Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company- imposed “blackout period”), then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

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(d)

Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (unless otherwise determined by the Committee); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker- assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and all applicable required withholding and any other applicable taxes. Any fractional shares of Common Stock shall be settled in cash.

(e)

Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(f)

Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.	Stock Appreciation Rights.

(a)

General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)

Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c)

Vesting and Expiration; Termination. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date

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determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(d)

Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)

Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

(f)

Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in shares of Common Stock (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options; provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option; (ii) the number of shares of Common Stock underlying the substituted SARs shall be the same as the number of shares of Common Stock underlying such Nonqualified Stock Options; and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options.

9.	Restricted Stock and Restricted Stock Units.

(a)

General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)

Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 13(c) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and unless otherwise set forth in the applicable Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock; provided that if the lapsing of restrictions with respect to any grant of Restricted Stock is contingent on satisfaction of performance or time-vesting conditions, any dividends payable on such shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within fifteen (15) days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a shareholder as a holder of Restricted Stock Units.

(c)

Vesting; Termination. Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee; provided, however, that notwithstanding any such dates or events, the

C-10	Appendix C - Omnibus Incentive Plan

Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

(d)

Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i)

Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or his or her beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)

Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant, or his or her beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(e)

Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE SECOND AMENDED AND RESTATED PJT PARTNERS INC. 2015 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN PJT PARTNERS INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF PJT PARTNERS INC.

10.	Other Stock-Based Awards, Other Cash-Based Awards and Partnership Interest-Based Awards.

The Committee may issue unrestricted Common Stock, rights to receive grants of Awards at a future date, other Awards denominated in Common Stock (including, without limitation, performance shares or performance units) (“Other Stock-Based Awards”) and other Awards denominated in cash (including, without limitation, cash

C-11	Appendix C - Omnibus Incentive Plan

bonuses, or Partnership Interests) (“Other Cash-Based Awards”) under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Awards shall be evidenced by such form as the Committee may determine from time to time. Each Other Stock-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 13(c) of the Plan.

11.	Performance Compensation Awards.

(a)

General. The Committee shall have the authority, at or before the time of grant of any Award, to designate such Award as a Performance Compensation Award with the terms and conditions set forth in this Section 11 and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)

Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula(e).

(c)

Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and shall be limited to the following, which may be determined in accordance with generally accepted accounting principles (“GAAP”) or on a non- GAAP basis: (i) net earnings, net income (before or after taxes) or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may but are not required to be measured on a per share basis; actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) shareholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage year- end cash position or book value; (xxvii) strategic objectives; (xxviii) any other financial, strategic or other performance measure as determined by the Administrator or (xxix) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph.

(d)

Modification of Performance Goal(s). The Committee shall have discretion to alter the governing Performance Criteria without obtaining shareholder approval of such alterations. Unless

C-12	Appendix C - Omnibus Incentive Plan

otherwise determined by the Committee at the time a Performance Compensation Award is granted, the Committee shall specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (vii) foreign exchange gains and losses; (viii) discontinued operations and nonrecurring charges; and (ix) a change in the Company’s fiscal year.

(e)

Payment of Performance Compensation Awards.

(i)

Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)

Limitation. Unless otherwise provided in the applicable Award Agreement, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(iii)

Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(iv)

Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion.

(f)

Timing of Award Payments. Unless otherwise provided in the applicable Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. Any Performance Compensation Award that is deferred and is otherwise payable in shares of Common Stock shall be credited (during the period between the date as of which the Award is deferred and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section of the Plan).

12.	Changes in Capital Structure and Similar Events.

(a)

In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property, including Partnership Interests), reclassification, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company or Partnership Interests, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company or Partnership Interests, or other similar corporate or Partnership transaction or event that affects the shares of Common Stock or Partnership Interests, as applicable (including a Change in Control) or (ii) unusual or nonrecurring events affecting the Company or the Partnership, including changes in applicable rules,

C-13	Appendix C - Omnibus Incentive Plan

rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such substitution or adjustment, if any, as it deems equitable to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder, (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property, including Partnership Interests) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan, and (C) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property, including Partnership Interests) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award, or (3) any applicable performance measures (including, without limitation, the Performance Conditions applicable to LTIP Units (as such terms are defined under the Partnership Agreement and related Award Agreements), Performance Criteria and Performance Goals) provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 12 shall be conclusive and binding for all purposes.

(b)

Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i)

a substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of, Awards, or a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and that any such Award not so exercised shall terminate upon the occurrence of such event); and

(ii)

subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company or holders of Partnership Interests, as applicable, in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto shall be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units or Other Stock- Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Stock-Based Awards prior to cancellation, or the underlying shares in respect thereof. Payments to holders pursuant to clause (iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock or Partnership Interests, as applicable, covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c)

Other Requirements. Prior to any payment or adjustment contemplated under this Section 12, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to his or her Awards, (ii) bear such Participant’s pro rata share of any post- closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights,

C-14	Appendix C - Omnibus Incentive Plan

holdback terms, and similar conditions as the other holders of Common Stock or Partnership Interests, as applicable, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

13.	Amendments and Termination.

(a)

Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if: (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 12 of the Plan); (iii) it would materially modify the requirements for participation in the Plan; (iv) it would reduce the Exercise Price of any Option or the Strike Price of any SAR; (v) it would result in the Committee canceling an outstanding Option or SAR and replacing it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR or (vi) it would result in the Committee taking any other action which is considered a “repricing” for purposes of the shareholder approval rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted; provided further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant under an outstanding Award shall not be effective without the consent of the affected Participant.

(b)

Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 12, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant under an outstanding Award shall not be effective without the consent of the affected Participant.

(c)

Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(d)

Nontransferability.

(i)

Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or other applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)

Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act

C-15	Appendix C - Omnibus Incentive Plan

or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members (or with respect to any partner in the Partnership, any other Personal Planning Vehicle (as defined in the Partnership Agreement)); (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes; (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)

The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the Termination of the Participant under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(e)

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding (i) Options or SARs; or (ii) unearned Performance Compensation Awards or other unearned Awards subject to performance or time-vesting conditions (although dividends, dividend equivalents or other similar payments may be accumulated in respect of unearned Awards and paid within fifteen (15) days after such Awards are earned and become payable or distributable).

(f)

Tax Withholding.

(i)

A Participant shall be required to pay to the Service Recipient or any other member of the Company Group, and the Service Recipient or any other member of the Company Group shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding or any other applicable taxes.

(ii)

Without limiting the generality of clause (i) above, the Committee may (but is not obligated to), in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been held by the Participant for at least six months (unless otherwise determined by the Committee) having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of

C-16	Appendix C - Omnibus Incentive Plan

Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability, provided that with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences.

(g)

No Guarantees Regarding Tax Treatment. Participants shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any party regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any party with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

(h)

Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(i)

No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award, except with respect to any Forfeited Units (as defined in the Partnership Agreement) that may be reallocated under the Partnership Agreement. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(j)

International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, any member of the Company Group.

(k)

Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(l)

Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from

C-17	Appendix C - Omnibus Incentive Plan

employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in another capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(m)

No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(n)

Government and Other Regulations.

(i)

The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, the NYSE or any other securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)

The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate

C-18	Appendix C - Omnibus Incentive Plan

Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock or Partnership Interests (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, or the underlying shares thereof.

(o)

Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(p)

Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(q)

Partnership Interests. With respect to an Award of Partnership Interests, in the event of a conflict or inconsistency as between the Plan and the Partnership Agreement or as between the Plan and the applicable Award Agreement, the Partnership Agreement and the Award Agreement shall govern and control, respectively.

(r)

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(s)

Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(t)

Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(u)

Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

C-19	Appendix C - Omnibus Incentive Plan

(v)

Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(w)

Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(x)

Section 409A of the Code.

(i)

Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii)

Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)

Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(y)

Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee as in effect from time to time and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by

C-20	Appendix C - Omnibus Incentive Plan

reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(z)

Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or both of the following:

(i)

cancellation of any or all of such Participant’s outstanding Awards; or

(ii)

forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain promptly to the Company.

(aa)

Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group, as applicable, and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(bb)

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(cc)

Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

C-21	Appendix C - Omnibus Incentive Plan

APPENDIX D

Certificate of Amendment
of

Amended and Restated Certificate of Incorporation
of

PJT Partners Inc.

PJT Partners Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended by adding a new Article XII, which shall read in its entirety as follows:

“ARTICLE XII”

Section 12.1. Limited Liability of Officers. No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article XII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such amendment or repeal.”

2. The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the foregoing amendment in accordance with the provisions of Section 242(b)(1) of the DGCL.

3. The stockholders of the Corporation, at a meeting duly called and held pursuant to Section 222 of the DGCL, duly adopted the amendments set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the DGCL.

4. The foregoing amendments were duly adopted in accordance with Section 242 of the DGCL.

[Signature Page Follows]

D-1	Appendix D - Certificate of Amendment

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on                , 2023.

PJT PARTNERS INC.

Name:	David K.F. Gillis
Title:	Corporate Secretary

D-2	Appendix D - Certificate of Amendment

PJT PARTNERS INC.
ATTN: DAVID K.F. GILLIS
280 PARK AVENUE, 16TH FLOOR
NEW YORK, NY 10017

SCAN TO
VIEW MATERIALS & VOTE

VOTE ONLINE
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern time on May 23, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PJT2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern time on May 23, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive the completed proxy card by 5:00 p.m., Eastern time on May 23, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V06361-P87553

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PJT PARTNERS INC.

The Board of Directors recommends you vote FOR all the nominees listed below and FOR proposals 2, 3, 4 and 5:

	For	Withhold
1. To elect the two nominees for Class II directors listed below, each to serve for a three-year term expiring at the 2026 annual meeting of shareholders (Proposal 1):		
1a. Thomas M. Ryan	☐	☐
1b. K. Don Cornwell	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 2).	☐	☐	☐
3. To approve the Second Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan (Proposal 3).	☐	☐	☐
4. To approve an amendment to the Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation (Proposal 4).	☐	☐	☐
5. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023 (Proposal 5).	☐	☐	☐

Note: If any other matters properly come before the meeting or any adjournment thereof, the person(s) named in this proxy will vote in their discretion in accordance with applicable law or rule.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V06362-P87553

PJT PARTNERS INC.
Annual Meeting of Shareholders
May 24, 2023 10:30 AM Eastern Time
Virtual Format Only
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David A. Travin and David K.F. Gillis, and each of them, as proxies, each with the full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of PJT Partners Inc. that the shareholder(s) is/are entitled to vote at the 2023 Annual Meeting of Shareholders to be held at 10:30 A.M. Eastern Time on May 24, 2023, virtually at www.virtualshareholdermeeting.com/PJT2023, and in their discretion, upon any matter that may properly come before the meeting or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in accordance with instructions given on the reverse side. If no instructions are given, this proxy will be voted as recommended by the Board of Directors on the reverse side of this Proxy Card.

The shareholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side